COMBINATION AGREEMENT

                                       AND

                                 PLAN OF MERGER


                                  BY AND AMONG

                                NGC CORPORATION,

                               CHEVRON U.S.A. INC.

                                       AND

                           MIDSTREAM COMBINATION CORP.





                            DATED AS OF MAY 22, 1996







                              COMBINATION AGREEMENT
                                       AND
                                 PLAN OF MERGER
                               TABLE OF CONTENTS


          ARTICLE 1 ....................................................       1
   1.1    SPECIFIC DEFINITIONS .........................................       1
   1.2    OTHER TERMS ..................................................      13
   1.3    OTHER DEFINITIONAL PROVISIONS ................................      13
   1.4    "KNOWLEDGE" ..................................................      13

          ARTICLE 2 ....................................................      13
   2.1    CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES .........      13
   2.2    THE MERGER AND PAYMENT OF THE NEWCO NOTE .....................      14
   2.3    CONSIDERATION ADJUSTMENT .....................................      15
   2.4    ADJUSTMENTS FOR RETAINED ASSETS ..............................      18

          ARTICLE 3 ....................................................      18
   3.1    CLOSING DATE .................................................      18
   3.2    DELIVERIES OF ANCILLARY DOCUMENTS AT CLOSING .................      19

          ARTICLE 4 ....................................................      21
   4.1    CORPORATE STATUS .............................................      21
   4.2    CAPITALIZATION ...............................................      21
   4.3    OTHER SUBSIDIARIES ...........................................      22
   4.4    NO GOVERNMENTAL APPROVALS ....................................      22
   4.5    AUTHORITY ....................................................      23
   4.6    NO CONFLICTS .................................................      23
   4.7    SEC DOCUMENTS ................................................      23
   4.8    LITIGATION ...................................................      24
   4.9    COMPLIANCE WITH LAWS .........................................      24
   4.10   MATERIAL AGREEMENTS ..........................................      25
   4.11   NO UNDISCLOSED MATERIAL LIABILITIES ..........................      25
   4.12   PUBLIC UTILITY ...............................................      25
   4.13   BROKERS OR FINDERS ...........................................      25
   4.14   FULL DISCLOSURE ..............................................      26
   4.15   TITLE TO PERSONAL PROPERTY ASSETS ............................      26

                                   i

   4.16    NGC FACILITIES - TITLE AND OTHER MATTERS ...................       26
   4.17    MAJOR CUSTOMERS AND SUPPLIERS ..............................       27
   4.18    BUILDINGS, VEHICLES, MACHINERY, EQUIPMENT, ETC .............       27
   4.19    INVENTORY ..................................................       28
   4.20    PREFERENTIAL RIGHTS ........................................       28
   4.21    INTELLECTUAL PROPERTY, ETC .................................       28
   4.22    JOA RELATED AGREEMENTS .....................................       28
   4.23    INSURANCE ..................................................       28
   4.24    ABSENCE OF CHANGES OR EVENTS ...............................       28
   4.25    ACQUISITIONS; CAPITAL EXPENDITURES .........................       30

           ARTICLE 5 ..................................................       30
   5.1     CORPORATE STATUS ...........................................       30
   5.2     NEWCO STATUS AND CAPITALIZATION ............................       30
   5.3     NO GOVERNMENTAL APPROVALS ..................................       30
   5.4     AUTHORITY ..................................................       31
   5.5     NO CONFLICTS ...............................................       31
   5.6     FINANCIAL STATEMENTS .......................................       31
   5.7     FINANCIAL INFORMATION; INTERNAL CONTROL REPORTS ............       32
   5.8     LITIGATION .................................................       33
   5.9     COMPLIANCE WITH LAWS .......................................       33
   5.10    INTENTIONALLY OMITTED ......................................       34
   5.11    SUFFICIENCY OF ASSETS ......................................       34
   5.12    MATERIAL AGREEMENTS ........................................       34
   5.13    NO UNDISCLOSED MATERIAL LIABILITIES ........................       34
   5.14    PUBLIC UTILITY .............................................       34
   5.15    BROKERS OR FINDERS .........................................       35
   5.16    FULL DISCLOSURE ............................................       35
   5.17    TITLE TO PERSONAL PROPERTY ASSETS ..........................       35
   5.18    CHEVRON FACILITIES - TITLE AND OTHER MATTERS ...............       35
   5.19    MAJOR CUSTOMERS AND SUPPLIERS ..............................       36
   5.20    BUILDINGS, VEHICLES, MACHINERY, EQUIPMENT, ETC .............       36
   5.21    INVENTORY ..................................................       37
   5.22    PREFERENTIAL RIGHTS ........................................       37
   5.23    INTELLECTUAL PROPERTY, ETC .................................       37
   5.24    JOA RELATED AGREEMENTS .....................................       37
   5.25    ABSENCE OF CHANGES OR EVENTS ...............................       37

           ARTICLE 6 ..................................................       39
   6.1     CHEVRON'S ENVIRONMENTAL INDEMNITY ..........................       39
   6.2     SURVIVING CORPORATION'S ENVIRONMENTAL INDEMNITY ............       40
   6.3     FURTHER LIMITATION ON RECOVERY FOR LOSSES ..................       41
   6.4     PREVIOUSLY GRANTED INDEMNITIES .............................       41

                                       ii

   6.5     SURVIVAL ...................................................       41

           ARTICLE 7 ..................................................       41
   7.1     TAX FILINGS AND REPRESENTATIONS ............................       41
   7.2     TAX RESPONSIBILITIES .......................................       42
   7.3     RECORDS AND ASSISTANCE .....................................       44
   7.4     TAX SHARING AGREEMENTS .....................................       44
   7.5     TAX AUDITS .................................................       44

   7.6     TAX INDEMNITY ..............................................       46
   7.7     SURVIVAL ...................................................       48
   7.8     INDEMNITY FOR NGC TAX LOSSES ...............................       48

           ARTICLE 8 ..................................................       51
   8.1     REPRESENTATIONS AND WARRANTIES OF NGC ......................       51
   8.2     REPRESENTATIONS AND WARRANTIES OF CHEVRON ..................       53
   8.3     CONDUCT OF NGC PRIOR TO CLOSING RELATING
           TO EMPLOYEE BENEFIT PLANS ..................................       54
   8.4     OFFERS OF EMPLOYMENT .......................................       55
   8.5     DEFINED BENEFIT PENSION PLANS ..............................       56
   8.6     QUALIFIED DEFINED CONTRIBUTION PLANS .......................       56
   8.7     SEVERANCE PLANS ............................................       56
   8.8     VACATION PAY ...............................................       57
   8.9     MEDICAL AND DENTAL PLANS ...................................       57
   8.10    POST-RETIREMENT WELFARE BENEFITS ...........................       58
   8.11    THE NEWCO GROUP'S LIFE INSURANCE COVERAGE ..................       58
   8.12    THE NEWCO GROUP'S OTHER EMPLOYEE BENEFITS; SERVICE RECOGNITION     58
   8.13    GENERAL EMPLOYEE PROVISIONS ................................       59
   8.14    WARN ACT COMPLIANCE ........................................       59
   8.15    SURVIVAL ...................................................       59

          ARTICLE 9....................................................       59
  9.1     ACCESS TO INFORMATION .......................................       59
  9.2     PREPARATION OF THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE
          PROXY STATEMENT/PROSPECTUS ..................................       60
  9.3     TAKING OF NECESSARY ACTION ..................................       60
  9.4     EXPENSES ....................................................       61
  9.5     NOTICE OF CERTAIN CHANGES ...................................       61
  9.6     PRESS RELEASES ..............................................       61
  9.7     OPERATION OF CHEVRON FACILITIES .............................       62
  9.8     INFORMATION SUPPLIED BY NGC .................................       62
  9.9     INFORMATION SUPPLIED BY CHEVRON .............................       62

                                       iii
          ARTICLE 10..................................................        62
  10.1    ORDINARY COURSE.............................................        62
  10.2    INCONSISTENT AGREEMENTS.....................................        62
  10.3    NO OTHER BIDS...............................................        63
  10.4    PROHIBITED DISPOSITIONS.....................................        63
  10.5    NEWCO.......................................................        63
  10.6    ISSUANCE AND SALE OF NEWCO SECURITIES.......................        63
  10.7    CAPITAL EXPENDITURES........................................        63

          ARTICLE 11..................................................        64
  11.1    ORDINARY COURSE.............................................        64
  11.2    DIVIDENDS AND ISSUANCE AND SALE OF SECURITIES...............
  11.3    GOVERNING DOCUMENTS; INCONSISTENT AGREEMENTS................        64
  11.4    SUBSTANTIVE ACTIONS; CHEVRON DIRECTORS......................
  11.5    PROHIBITED DISPOSITIONS.....................................        65
  11.6    LINES OF BUSINESS...........................................        65
  11.7    ACCOUNTING METHODS..........................................        65
  11.8    NO OTHER BIDS...............................................        65

          ARTICLE 12..................................... 65
  12.1    CONDITIONS TO ALL PARTIES' OBLIGATIONS REGARDING THE MERGER..       65
  12.2    CONDITIONS TO THE OBLIGATIONS OF CHEVRON REGARDING THE COMBINATION  66
  12.3    CONDITIONS TO THE OBLIGATIONS OF NGC REGARDING THE COMBINATION.     67


          ARTICLE 13..................................................        68
  13.1    TERMINATION.................................................        68
  13.2    TERMINATION DUE TO TITLE MATTERS............................        69
  13.3    EFFECT OF TERMINATION.......................................        70

           ARTICLE  14...............................................         72
  14.1     GENERAL PROVISIONS........................................         72
  14.2     INDEMNIFICATION BY CHEVRON................................         74
  14.3     INDEMNIFICATION BY NGC....................................
  14.4     LIMITATION OF LIABILITY...................................         74
  14.5     INDEMNIFICATION PROCEDURES: THIRD PARTY CLAIMS............         75
  14.6     INDEMNIFICATION PROCEDURES:  ENVIRONMENTAL REMEDIATION CLAIMS      77
  14.7     INDEMNIFICATION PROCEDURES:  ABSENCE, LOSS OR IMPAIRMENT OF USE OF
           PROPERTY...................................................        80

           ARTICLE 15................................................         80
  15.1     CORPORATE NAMES...........................................         80
  15.2     OPTIONS...................................................         81
  15.3     DEFINITIVE CONSIDERATION ADJUSTMENT.......................         81
  15.4     TRANSFERS OF RETAINED ASSETS DURING THE INTERIM PERIOD....         82
  15.6     ADJUSTMENT REGARDING LONDON OPERATIONS....................         83
  1.7      INSURANCE.................................................         27
  1.8      INDEMNIFICATION PRINCIPLES................................         80
  15.9     ASSUMPTION OF SENIOR NOTES................................         86
  15.10    REGISTRATION OF CERTAIN SECURITIES........................         87

           ARTICLE 16................................................         87
  16.1     EFFECT OF DUE DILIGENCE...................................         87
  16.2     SUCCESSORS AND ASSIGNS....................................         87
  16.3     NOTICES...................................................         87
  16.4     COUNTERPARTS..............................................         88
  16.5     MISCELLANEOUS.............................................         88
  16.6     GOVERNING LAW.............................................         89
  16.7     NO RECOURSE...............................................         89
  16.8     BULK SALES LAWS...........................................         89
  16.9     NO REMEDY IN CERTAIN CIRCUMSTANCES........................         89
  16.10    RECORDING FEES AND SIMILAR COSTS..........................         89
  16.11    AMENDMENT.................................................         89
  16.12    WAIVER....................................................         89
  16.13    NO THIRD PARTY BENEFICIARIES..............................         89
  16.14    REAL PROPERTY DISCLOSURES.................................         90
  16.15    WAIVER OF CONSUMER RIGHTS.................................         90

                                    SCHEDULES

Schedule 1.4               -        Persons with Actual Knowledge
Schedule 2.1(C)            -        Adjustments to Newco Note
Schedule 2.2(e)            -        Initial Executive Officers of Newco
Schedule 2.3(a)            -        NGBU Fixed Book
Schedule 2.3(b)            -        Inventory Adjustment
Schedule 2.3(f)            -        NGBU Stored Gas
Schedule 2.3(g)            -        NUG Contract Adjustments
Schedule 4.2               -        Options
Schedule 4.3               -        NGC Other Subsidiaries
Schedule 4.6               -        NGC No Conflicts
Schedule 4.8               -        NGC Litigation
Schedule 4.9               -        NGC Compliance with Laws
Schedule 4.10              -        NGC Material Agreements
Schedule 4.15              -        NGC Personal Property and Title Matters
Schedule 4.16(a)(1)        -        NGC NGL Fee Properties
Schedule 4.16(a)(2)        -        NGC Permitted Exceptions
Schedule 4.16(b)           -        NGC NGL Leased Properties
Schedule 4.16(c)           -        NGC Pipeline Properties
Schedule 4.16(d)           -        NGC NGL and Pipeline Facility Data
Schedule 4.17              -        NGC Major Customers and Suppliers
Schedule 4.18              -        NGC Buildings, Vehicles, Machinery,
                                     Equipment
Schedule 4.20              -        NGC Preferential Rights
Schedule 4.21              -        NGC Intellectual Property
Schedule 4.22              -        NGC JOA Related Agreements
Schedule 4.24              -        NGC Absence of Changes or Events
Schedule 4.25              -        NGC Acquisitions, Capital Expenditures
Schedule 5.3               -        Chevron Governmental Approvals
Schedule 5.5               -        Chevron No Conflicts
Schedule 5.6               -        Chevron Changes to Financial Statements
Schedule 5.8               -        Chevron Litigation
Schedule 5.9               -        Chevron Compliance with Laws
Schedule 5.12              -        Chevron Material Agreements
Schedule 5.18(a)(1)        -        Chevron NGL Fee Properties
Schedule 5.18(a)(2)        -        Chevron Permitted Exceptions
Schedule 5.18(b)           -        Chevron Leased Properties
Schedule 5.18(c)           -        Chevron Pipeline Facilities
Schedule 5.18(d)           -        Chevron NGL Facility Data
Schedule 5.19              -        Chevron Major Customers and Suppliers
Schedule 5.20              -        Chevron Buildings, Vehicles and Major
                                     Equipment
Schedule 5.22              -        Chevron Preferential Rights
Schedule 5.23              -        Chevron Intellectual Property
Schedule 5.24              -        Chevron JOA Related Agreements
Schedule 5.25              -        Chevron Absence of Changes or Events
Schedule 8.1(a)            -        NGC Current Benefit Pension and Welfare
                                     Plans
Schedule 8.1(b)            -        NGC ERISA Violations, Non-Terminable Plans,
                                     Post-Retirement
                                    Health Plans, Withdrawals From Plans

Schedule 8.1(c)           -        NGC Union Contracts, Pending or Threatened
                                    Work Stoppages or Labor Matters
Schedule 10.7             -        Chevron Capital Expenditures
Schedule 12.3(e)          -        Chevron Material Consents
Schedule 14.4             -        Description of Assets with Environmental
                                    Accruals

                                    EXHIBITS

Exhibit 2.1        Form of Contribution and Assumption Agreement
Exhibit 2.1(C)     Form of Newco Note
Exhibit 2.2(a)     Form of Certificate of Merger
Exhibit 2.2(d)(i)  Form of Certificate of Incorporation
Exhibit 2.2(d)(ii) Form of Bylaws of Newco
Exhibit 3.2(b)     Form of Stockholders Agreement
Exhibit 3.2(c)     Form of Registration Rights Agreement
Exhibit 3.2(d)     Master Alliance Agreement
Exhibit 3.2(e)     Form of Natural Gas Purchase and Sale Agreement
Exhibit 3.2(f)     Form of Gas Supply and Purchase Agreement (St. James)
Exhibit 3.2(g)     Form of Gas Supply and Service Agreement (Oak Point Plant)
Exhibit 3.2(h)     Form of Gas Supply and Service Agreement (Orange Plant)
Exhibit 3.2(i)     Form of Gas Supply and Service Agreement (Cedar Bayou Plant)
Exhibit 3.2(j)     Form of Gas Supply and Service Agreement (Pascagoula
                    Refinery)
Exhibit 3.2(k)     Form of Gas Supply and Service Agreement (Salt Lake City
                    Refinery)
Exhibit 3.2(l)     Form of Gas Supply and Service Agreement (El Segundo
                    Refinery)
Exhibit 3.2(m)     Form of Gas Supply and Service Agreement (Perth Amboy
                    Refinery)
Exhibit 3.2(n)     Form of Gas Supply and Service Agreement (Richmond Refinery)
Exhibit 3.2(o)     Form of Master Natural Gas Processing Agreement
Exhibit 3.2(p)     Form of Master Natural Gas Liquids Purchase Agreement
Exhibit 3.2(q)     Form of Feedstock Sale and Refinery Product Purchase
                    Agreement (El Paso)
Exhibit 3.2(r)     Form of Feedstock Sale and Refinery Product Purchase
                    Agreement (El Segundo)
Exhibit 3.2(s)     Form of Refinery Product Sale Agreement (Hawaii)
Exhibit 3.2(t)     Form of Feedstock Sale and Refinery Product Purchase
                    Agreement (Pascagoula)
Exhibit 3.2(u)     Form of Feedstock Sale and Refinery Product Purchase
                    Agreement (Richmond)
Exhibit 3.2(v)     Form of Feedstock Sale and Refinery Product Purchase
                    Agreement (Salt Lake City)
Exhibit 3.2(w)     Form of Feedstock and Refinery Product Master Services
                    Agreement
Exhibit 3.2(x)     Form of CCC Product Sale and Purchase Agreement
Exhibit 3.2(y)     Form of CCC/WPC Services Agreement
Exhibit 3.2(z)     Form of Operating Agreement between Newco and Chevron Pipe
                    Line Company (Mt. Belvieu Pipelines)
Exhibit 3.2(aa)    Form of LPG System Loss/Gain Settlement Agreement
Exhibit 3.2(bb)    Form of Transition Services Agreement
Exhibit 3.2(cc)    Form of Master Power Agreement (Chevron U.S.A. Production
                    Company)
Exhibit 3.2(dd)    Form of Master Power Service Agreement (Chevron Chemical
                    Company)
Exhibit 3.2(ee)    Form of Master Power Service Agreement (Chevron U.S.A.
                    Products Company)
Exhibit 3.2(ff)    Form of Galena Park Services Agreement
Exhibit 3.2(gg)    Form of Venice Operating Agreement
Exhibit 3.2(hh)    Form of Product Storage Lease and Terminal Access Agreement
                    (Venice)
Exhibit 3.2(ii)    Form of Term Sheet regarding Fractionation Agreement (Venice)

Exhibit 3.2(jj)    Form of Technical Services Agreement
Exhibit 3.2(kk)    Form of Miscellaneous Master Services Agreement
Exhibit 3.2(ll)    Form of Bargeco Term Sheet
Exhibit 3.2(mm)    Form of Natural Gas Purchase and Sale Agreement (Canadian -
                    version #1)
Exhibit 3.2(nn)    Form of Natural Gas Purchase and Sale Agreement (Canadian -
                    version #2)
Exhibit 3.2(oo)    Form of Agency Agreement for Administration of Natural Gas
                    Purchase and Sale Contracts
Exhibit 3.2(pp)    Form of Lone Star Swap Transaction Confirmation (CUSA/NGC
                    Master Swap Agreement)
Exhibit 3.2(qq)    Form of Transportation Assignment and Valuation Agreement
Exhibit 3.2(rr)    Form of Interstate Pipeline Capacity Release Agreement
Exhibit 3.2(ss)    Form of West Texas LPG Pipeline Partnership Agreement
Exhibit 3.2(tt)    Form of West Texas LPG Pipeline Operating Agreement
Exhibit 3.2(uu)    Form of West Texas LPG Pipeline License Agreement
Exhibit 9.6        Form of Joint Press Release
Exhibit 12.2(c)    Form of Akin Gump Opinion of Counsel
Exhibit 12.2(d)    Form of NGC Stockholder Tax Representations
Exhibit 12.3(c)    Form of Pillsbury Madison Opinion of Counsel
Exhibit 12.3(g)(i) Form of Chevron Tax Representations
Exhibit 12.3(g)(ii)Code Section 1445 Affidavit Exhibit
16.14              Real Property Disclosures

                              COMBINATION AGREEMENT
                                       and
                                 PLAN OF MERGER


         This COMBINATION AGREEMENT AND PLAN OF MERGER, dated as of May 22, 1996, is by and among NGC Corporation, a Delaware corporation ("NGC"), Chevron U.S.A. Inc. ("CHEVRON"), a Pennsylvania corporation, and Midstream Combination Corp., a Delaware corporation ("NEWCO").

                                R E C I T A L S :

         A. The Boards of Directors of NGC, Chevron and Newco have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, the transactions provided for herein pursuant to which, among other things: (i) the Contributing Parties (as defined herein) will contribute to Newco their right, title and interest in the Contributed Businesses (as defined herein) and the Contributed West Texas LPG Pipeline Business (as defined herein) in exchange for Newco's assumption of related liabilities and obligations (including certain indebtedness), the issuance of Newco stock to Chevron, and the issuance of the Newco Note (as defined herein) to the Contributing Parties; (ii) Newco will acquire all of the assets and liabilities of NGC through a merger of NGC with and into Newco; and (iii) Newco and Chevron, or affiliates thereof, will enter into certain supply, sales and service agreements with respect to natural gas, natural gas liquids and electricity.

         B. NGC, Chevron and Newco desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

         "ACCORD" shall mean Accord Energy Ltd. and its Subsidiaries, if any.

         "ACTING PARTY" shall have the meaning set forth in SECTION 13.3(D).

         "ADJUSTMENT PERIOD" shall have the meaning set forth in SECTION 2.3(H).

         "AFFECTED EMPLOYEES" shall have the meaning set forth in SECTION
8.4(B).

         "AFFILIATE" shall mean any Person that is an "affiliate" within the meaning of the regulations promulgated under the Securities Act, as such regulations and Securities Act are in

                                       1

effect on the date of this Agreement. Each Contributing Party (other than Chevron) is an Affiliate of Chevron. Newco shall, with respect to all periods of time prior to and immediately before the Closing, be deemed to be an Affiliate and a Subsidiary of Chevron.

         "AGREED VALUE" shall have the meaning set forth in SECTION 2.4.

         "AGREEMENT" shall mean this Combination Agreement and Plan of Merger, as it may from time to time be amended, modified or supplemented by the parties hereto.

         "ALTERNATIVE TRANSACTION" means, as to any Person, any possible or proposed transaction in North America substantially similar in nature and scope to the Combination or involving the acquisition by NGC or Chevron of $250 million or more in value of interests in (a) assets substantially similar to the assets owned as of the date hereof by NGC or (b) the Contributed Businesses.

         "ANCILLARY AGREEMENTS" shall have the meaning set forth in SECTION 3.2.

         "ARBITRATOR" shall have the meaning set forth in SECTION 7.6(D).

         "ASSUMED INDEBTEDNESS" shall have the meaning set forth in the Contribution and Assumption Agreement.

         "ASSUMED LIABILITIES" shall have the meaning set forth in the Contribution and Assumption Agreement.

         "AUDIT ISSUES" shall have the meaning set forth in SECTION 7.5(D).

         "BRITISH GAS" shall mean BG Holdings, Inc., a Delaware corporation.

         "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or legal holiday under the federal laws of the United States.

         "CASUALTY LOSS" shall mean that a Chevron Facility, the Contributed West Texas LPG Pipeline Business or an NGC Facility shall have been affected by fire, explosion or other casualty such that the Losses resulting therefrom, as adjusted by any insurance proceeds which Surviving Corporation will receive and after taking into account the current effect of any repairs thereto or replacements thereof, are reasonably expected to exceed $10 million.

         "CERTIFICATE OF MERGER" shall have the meaning set forth in SECTION 2.2(A).

         "CHEVRON" shall mean Chevron U.S.A. Inc., a Pennsylvania corporation.

         "CHEVRON CASUALTY LOSS RATIO" shall have the meaning set forth in
SECTION 2.3(D).

         "CHEVRON CORPORATION POLICIES" shall have the meaning set forth in
SECTION 15.7(A).

         "CHEVRON FACILITIES" shall have the meaning set forth in SECTION
5.18(C).

                                        2

         "CHEVRON GROUP" shall mean Chevron Corporation, a Delaware corporation, and its Subsidiaries that are part of an affiliated group of corporations (as defined in Section 1504(a) of the Code) as of the date hereof.

         "CHEVRON NGL FACILITIES" shall have the meaning set forth in SECTION 5.18(B).

         "CHEVRON PENSION PLAN" shall have the meaning set forth in SECTION 8.5.

         "CHEVRON PERMITTED EXCEPTIONS" shall have the meaning set forth in
SECTION 5.18(A).

         "CHEVRON PIPELINE FACILITIES" shall have the meaning set forth in
SECTION 5.18(C).

         "CHEVRON RETURNS" shall have the meaning set forth in SECTION 7.2(E).

         "CHEVRON TAX" or "TAXES" shall have the meaning set forth in SECTION 7.2(A).

         "CLEARINGHOUSE" shall mean Natural Gas Clearinghouse, a general partnership organized under the laws of the State of Colorado.

         "CLEARINGHOUSE OWNERS" shall mean the former beneficial owners of Clearinghouse that received NGC Corporation Stock in exchange for their beneficial ownership interests in Clearinghouse.

         "CLOSING" shall have the meaning set forth in SECTION 3.1.

         "CLOSING DATE" shall have the meaning set forth in SECTION 3.1.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMBINATION" shall mean (i) the contribution by the Contributing Parties to Newco of the Contributed Businesses and the Contributed West Texas LPG Pipeline Business, (ii) the Merger, (iii) the execution and delivery of the Ancillary Agreements and (iv) the consummation of the other transactions contemplated hereby.

         "COMMONLY CONTROLLED ENTITY" shall have the meaning set forth in
SECTION 8.2(A).

         "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement dated as of November 21, 1995 by and between NGC and Chevron, as modified by that certain Exclusivity Agreement dated January 21, 1996 between NGC and Chevron, and as further amended by a letter agreement dated February 16, 1996.

         "CONSIDERATION" shall have the meaning set forth in SECTION 2.1.

         "CONSIDERATION ADJUSTMENT" shall have the meaning set forth in SECTION 2.3.

         "CONTRACTS" shall mean any contract, agreement, commitment, arrangement or instrument of any type whatsoever, whether oral or written, express or implied, including, without

                                        3

limitation, any mortgages, security agreements, deeds of trust, notes, warranties, guaranties, leases, pledge agreements, license agreements, non-competition agreements, conditional sales agreements or purchase and sales orders to which the Person referred to is a party or by which any of its properties or assets may be bound.

         "CONTRIBUTED BUSINESSES" shall have the meaning set forth in the Contribution and Assumption Agreement.

         "CONTRIBUTED NGBU BUSINESS" shall have the meaning set forth in the Contribution and Assumption Agreement.

         "CONTRIBUTED WARREN BUSINESS" shall have the meaning set forth in the Contribution and Assumption Agreement.

         "CONTRIBUTED WEST TEXAS LPG PIPELINE BUSINESS" shall mean the undivided 49% interest in those assets which constitute the West Texas LPG Pipeline to be contributed to Newco pursuant to the Contribution and Assumption Agreement, as more particularly set forth therein.

         "CONTRIBUTING PARTIES" shall mean Chevron, Chevron Pipe Line Company, a Delaware corporation, and Chevron Chemical Company, a Delaware corporation.

         "CONTRIBUTION AND ASSUMPTION AGREEMENT" shall mean the Contribution and Assumption Agreement attached hereto as EXHIBIT 2.1.

         "DEFECT" shall mean any single defect to title in any of the (i) Chevron Facilities that results in Chevron breaching any of its representations and warranties set forth in SECTION 5.18, or (ii) NGC Facilities that results in NGC breaching any of its representations and warranties set forth in SECTION 4.16, but in each such case, only to the extent that such a title defect would cause a diminution in value or potential loss of use of the applicable Facility in an amount greater than $200,000.

         "DEFECT SCHEDULE" shall have the meaning set forth in SECTION 13.2(A).

         "DEFINITIVE CONSIDERATION ADJUSTMENT" shall have the meaning set forth in SECTION 15.3(B).

         "DEFINITIVE PROXY STATEMENT/PROSPECTUS" shall mean depending on whether the following referenced registration statement is filed, either (i) the definitive proxy statement relating to the transactions contemplated hereby required to be filed with the SEC under Regulation 14A of the Exchange Act or
(ii) the combined proxy statement and prospectus relating to the transactions contemplated hereby constituting a part of a registration statement on Form S-4, at the time such registration statement is declared effective by the SEC.

         "DISCRETE CLAIM" shall have the meaning set forth in SECTION 14.1(E).

         "DGCL" shall mean the General Corporation Law of the State of Delaware.


                                        4

         "EASEMENTS" shall mean any easements, rights of way, servitudes or other property rights on which any of the NGC Pipeline Facilities or the Chevron Pipeline Facilities, as applicable, are located.

         "EFFECTIVE TIME" shall have the meaning set forth in SECTION 2.2.(A).

         "ELIGIBLE AFFECTED EMPLOYEES" shall have the meaning set forth in
SECTION 8.10.

         "EMPLOYMENT DATE" shall have the meaning set forth in SECTION 8.4(B).

         "ENVIRONMENTAL AND SAFETY LAWS" shall mean any applicable and valid law, statute, code, ordinance, rule or regulation or other requirement of any foreign country, the United States or any regional, state or local government, pertaining to human health and safety and/or the environment and affecting the Chevron Facilities or the NGC Facilities and Former NGC Facilities (as applicable), as of the date hereof and as of the Closing Date (as applicable), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.ss.9601 ET SEQ. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 ET SEQ. ("RCRA"); the Clean Water Act, 33 U.S.C. ss.ss.1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss.ss.2601 ET SEQ.; the Clean Air Act, 42 U.S.C. ss.ss.7401 ET SEQ.; the Hazardous Liquid Pipeline Safety Act, 49 U.S.C. ss.ss.60101 ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. ss.ss.651 ET SEQ.; and the Natural Gas PipelINE Safety Act, 49 U.S.C. ss.ss.60101 ET SEQ., as such laws and regulations have been amended and as such laws and regulations have been qualified and interpreted by publicly available, written guidelines, in each case as of the date hereof and as of the Closing Date (as applicable).

         "ENVIRONMENTAL PERMITS" shall mean any permits, licenses, registrations, notices or approvals required by Environmental and Safety Laws to operate the Chevron Facilities or NGC Facilities, as applicable.

         "ENVIRONMENTAL REMEDIATION CLAIM" shall have the meaning set forth in
SECTION 14.6.

         "ESTIMATED CONSIDERATION ADJUSTMENT" shall have the meaning set forth in SECTION 2.3.

         "EQUITY AFFILIATE" shall mean, with respect to any Person, any interest in excess of 20% in the voting power, beneficial interest or earnings of any corporation, association, joint venture, partnership or other similar business entity.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EU MERGER REGULATION" shall mean Regulation 4064/89 of the Counsel of the European Communities on the control of concentrations between undertakings, as amended, and the rules and regulations promulgated thereunder.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXON-FLORIO AMENDMENT" shall mean Section 721 of Title VII of the Defense Production Act of 1950, as amended.

                                        5

         "FACILITIES" shall have the meaning set forth in SECTION 13.2(A).

         "FINAL DETERMINATION" shall have the meaning set forth in SECTION
7.8(D).

         "FINAL DETERMINATION NOTICE" shall have the meaning set forth in
SECTION 7.8(E).

         "FINANCIAL STATEMENTS" shall have the meaning set forth in SECTION 5.6.

         "FIXED BOOK VALUE" shall have the meaning set forth in SECTION 2.3(A).

         "FORMER NGC FACILITIES" shall have the meaning set forth in SECTION 4.16(C).

         "GOVERNMENTAL ENTITY" shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

         "GROSS TAX LOSS" shall have the meaning set forth in SECTION 7.8(C).

         "HAZARDOUS MATERIAL" shall mean (a) any petroleum or petroleum products, any chemical, material or substance which is, as of the date hereof or the Closing Date (as applicable), defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "pollutants," "contaminants" or words of similar import, under any Environmental and Safety Law and (b) any other chemical material, substance or waste produced, generated or transported by the Chevron Facilities or the NGC Facilities and the Former NGC Facilities which is now prohibited, limited, or regulated under any Environmental and Safety Law.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "INCLUDED NUG CONTRACTS" shall mean the Contracts involving the sale of gas to a non- utility power generator described in SCHEDULE 2.3(G).

         "INDEMNIFIED PARTY" shall have the meaning set forth in SECTION 14.5.

         "INDEMNITY STATEMENT" shall have the meaning set forth in SECTION
7.6(C).

         "INDEPENDENT VALUE EXPERT" shall have the meaning set forth in SECTION 15.5.

         "INDUSTRY" shall mean the business of owning and operating facilities for the purchase, sale, exchange, gathering, transporting, processing or fractionating of natural gas or NGLs.

         "INTELLECTUAL PROPERTY" shall mean patents, trademarks, tradenames, service marks, service names, copyrights, applications therefor, or licenses or other rights in respect thereof.

         "INTERIM PERIOD" shall have the meaning set forth in SECTION 15.4.

         "IRS" shall mean the United States Internal Revenue Service.

                                        6

         "JOA RELATED AGREEMENTS" shall mean the agreements entered into by and in the name of the operator(s) by or on behalf of Chevron or NGC, as applicable, as an owner, and the other owners of facilities covered by a Joint Operating Agreement, relating to the purchase, sale, exchange, transportation, processing or fractionating of natural gas or NGLs.

         "JOINT OPERATING AGREEMENTS" shall mean the agreements governing the construction, operation and/or relative ownership rights of any of the Chevron Facilities or NGC Facilities, in each case which are less than wholly-owned, and all other Contracts between or among Chevron or NGC (or their respective Affiliates) (as applicable), on the one hand, and any of the parties to such agreements with respect to the operation or ownership of any Joint Operation, on the other hand.

         "JOINT OPERATION" shall mean arrangements or agreements involving a sharing of ownership or expenses of any of the Chevron Facilities or NGC Facilities, as applicable.

         "LIEN" shall mean any lien, mechanic's lien, materialman's lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, Preferential Right, right of third Person to prohibit assignment without such Person's consent, claim, title imperfection, restrictive covenant, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by Contract or under law or otherwise.

         "LONDON OPERATIONS" shall mean the operations and businesses conducted by Accord, NGC International and their respective Subsidiaries, in each case from their respective London offices, wholly related to areas in, on islands offshore of, or in waters offshore of and adjacent to, lands (i) located in eastern or western Europe, (ii) which were formerly a part of the Soviet Union,
(iii) located in Africa, and (iv) located in the Middle East (including, without limitation, the present nations of Turkey, Syria, Lebanon, Israel, Jordan, Iraq, Iran, Saudia Arabia, Oman, Dubai, Qatar, United Arab Emirates, North and South Yemen and Kuwait).

         "LONDON NOTICE" shall have the meaning set forth in SECTION 15.6.

         "LOSS" shall have the meaning set forth in SECTION 14.1(C).

         "MATERIAL ADVERSE EFFECT" shall mean, in respect of the business, assets, financial condition or results of operations of the Contributed Businesses or NGC (as applicable), a loss and/or cost thereto of greater than $10 million. With respect to a loss or cost suffered by an Equity Affiliate, NGC or the Surviving Corporation shall be deemed to have suffered such loss or cost thereof in proportion to NGC's or the Surviving Corporation's equity ownership in such Equity Affiliate.

         "MERGER" shall have the meaning set forth in SECTION 2.2.

         "MINIMUM VALUE" shall have the meaning set forth in SECTION 2.4.

         "NCL" shall mean Novagas Clearinghouse Limited Partnership and its Subsidiaries, if any.

                                        7

         "NET LOSSES" shall have the meaning set forth in SECTION 14.1(D).

         "NET OPERATING CASH FLOW" shall have the meaning set forth in SECTION 2.3(H).

         "NEWCO" shall mean Midstream Combination Corp., a Delaware corporation.

         "NEWCO COMMON STOCK" shall have the meaning set forth in SECTION 5.2.

         "NEWCO GROUP" shall have the meaning set forth in SECTION 8.4(A).

         "NEWCO NOTE" shall have the meaning set forth in SECTION 2.1.

         "NGBU" shall mean the Natural Gas Business Unit of the Chevron U.S.A. Production Company division.

         "NGC" shall mean NGC Corporation, a Delaware corporation and successor in interest to Trident Holding.

         "NGC ASSETS" shall mean all assets and liabilities of NGC and its Subsidiaries.

         "NGC 1995 10-K" shall mean the Annual Report on Form 10-K of NGC for the fiscal year ended December 31, 1995.

         "NGC CORPORATION EEP" shall mean the NGC Corporation Amended and Restated Employee Equity Option Plan, as the same may be amended from time to time.

         "NGC CORPORATION STOCK" shall mean the common stock, $0.01 par value, of NGC.

         "NGC FACILITIES" shall have the meaning set forth in SECTION 4.16(C).

         "NGC GROUP" shall mean NGC and its Subsidiaries that are part of an affiliated group of corporations (as defined in Section 1504(a) of the Code) as of the date hereof.

         "NGC INTERNATIONAL" shall mean NGC International, Inc., a Delaware corporation.

         "NGC NGL FACILITIES" shall have the meaning set forth in SECTION
4.16(B).

         "NGC OPTION PLAN" shall mean the NGC Corporation Amended and Restated 1991 Stock Option Plan, as the same may be amended from time to time.

         "NGC PERMITTED EXCEPTIONS" shall have the meaning set forth in SECTION 4.16(A).

         "NGC PIPELINE FACILITIES" shall have the meaning set forth in SECTION 4.16(C).

         "NGC PLANS" shall mean the NGC Corporation EEP and the NGC Option Plan, collectively.


                                        8

         "NGC SEC DOCUMENTS" shall mean each report, schedule, registration statement, definitive proxy statement and all other documents filed by Trident Holding and NGC with the SEC during the period commencing on January 1, 1995, and continuing through and including the date hereof and the Closing Date (as applicable) including, without limitation, the Definitive Proxy Statement/Prospectus and any documents incorporated by reference in any thereof.

         "NGC STOCKHOLDER APPROVAL" shall mean the affirmative vote in favor of this Agreement and the transactions contemplated hereby by the holders of at least a majority of the outstanding shares of NGC Corporation Stock (in person or in proxy) at a special meeting of the holders of NGC Corporation Stock to be called and held in accordance with the DGCL.

         "NGC STOCKHOLDERS" shall have the meaning set forth in SECTION 7.2(C).

         "NGC STOCKHOLDER TAX" or "TAXES" shall have the meaning set forth in
SECTION 7.2(C).

         "NGC TAX LOSS" shall have the meaning set forth in SECTION 7.8(A).

         "NGC TAX LOSS PAYMENT" shall have the meaning set forth in SECTION 7.8(A).

         "NGC TAXES" shall have the meaning set forth in SECTION 7.2(B).

         "NGLS" shall mean natural gas liquids (including ethane, propane, isobutane, normal butane, natural gasoline and pentane plus or any mixture or combination thereof), field or plant gas condensate, sulphur, helium and other products extracted or derived in connection with processing activities.

         "NOVA" shall mean NOVA Gas Services (U.S.) Inc., a Delaware corporation.

         "NON WARREN BUSINESSES" shall mean the Contributed NGBU Business and the Contributed West Texas LPG Pipeline Business.

         "NYSE" shall mean the New York Stock Exchange.

         "OPTIONS" shall mean those options to purchase shares of NGC Corporation Stock granted pursuant to the NGC Corporation EEP or the NGC Option Plan.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "PEP INDIVIDUALS" shall mean C. L. Watson, Charles L. Watson Grantor Retained Annuity Trust, Kim R. Watson Grantor Retained Annuity Trust, Keri M. Watson Trust, Brian J. Watson Trust, Carly R. Watson Trust, Stephen W. Bergstrom, Jeffrey Stephen Bergstrom Trust, Rebecca Jean Bergstrom Trust, Gilbert Burciaga, Renee Eve Burciaga Trust, Christina Ann Burciaga Trust, Gregory Gilbert Burciaga Trust, A. R. Cipriani, Jr., Jason Cipriani Trust, Emily Cipriani Trust, David C. Feldman, Inc., James T. Hackett, H. Keith Kaelber, Kenneth E. Randolph, Donald R. Sinclair, Jacob S. Ulrich, Jacob Shields Ulrich, III Trust and Courtney Warren Ulrich Trust, collectively.


                                        9

         "PERMISSIBLE BURDEN" shall mean (1) Liens for current realty and personal property taxes not yet due and payable; (2) Preferential Rights, requirements for consent to assignment and other encumbrances of a similar nature which are part of Contracts customarily used in the Industry; (3) provisions contained in Contracts (not presently invoked) containing the obligation to make volumetric adjustments (or pay in lieu thereof) to another party for any share of prior overproduction, over taking, claims by purchasers for delivery of prepaid NGL or natural gas or liability for refunds, or other similar contingent liabilities relating to volumetric adjustments, in each case customary in the Industry; (4) statutory liens of warehousemen, mechanics and materialmen and other like statutory liens arising in the ordinary course of business for obligations not yet due and payable; and (5) imperfections of title, easements, rights-of-way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements for streets, alleys, highways, pipelines, power lines, telephone lines and railways, and other assessments and rights-of-way, charges, orders, declarations, operating agreements, instruments, defects, irregularities and encumbrances of a similar character and all other Liens (including operator's liens), in each case listed in this subsection (5) that (A) do not arise in connection with or secure indebtedness for money borrowed or owed or the extension of credit, and (B) do not materially detract from the value of the Contributed Businesses or the NGC Assets (as applicable) subject thereto or affected thereby or otherwise materially impair the Contributed Businesses or the NGC Assets (as applicable) or operations being conducted on or with the assets and properties that comprise the Contributed Businesses or the NGC Assets (as applicable), so a reasonably prudent operator engaged in the Industry with knowledge of the facts and circumstances and the legal effect thereon would accept title to such Contributed Businesses or the NGC Assets (as applicable) subject to such detractions, interferences or impairments.

         "PERSON" shall mean an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, or a Governmental Entity.

         "PREFERENTIAL RIGHTS" shall mean any preferential purchase rights, including, without limitation, rights of first refusal, right to bid or other similar preferential rights that a third party may exercise with respect to any of the assets or properties comprising the Contributed Businesses, the Contributed West Texas LPG Pipeline Business or the NGC Assets (as applicable) as a result of the transactions contemplated by this Agreement or by the Ancillary Agreements.

         "PRELIMINARY PROXY STATEMENT" shall mean the preliminary proxy statement relating to the transactions contemplated hereby required to be filed with the SEC under Regulation 14A under the Exchange Act.

         "PROSPECTIVE EMPLOYEES" shall have the meaning set forth in SECTION 8.4(A).

         "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended.

         "PURCHASE PLANS" shall mean the NGC Corporation Director and Key Employee Stock Purchase Plan and the NGC Corporation Non-Employee Director Compensation Plan, collectively.

                                       10

         "REFUND PAYMENT" shall have the meaning set forth in SECTION 7.8(I).

         "REFUND PAYMENT NOTICE" shall have the meaning set forth in SECTION 7.8(I).

         "RELEASE" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, or on, into, under or from the soil, surface water, ground water or property.

         "RELEVANT NGC TAXES" shall have the meaning set forth in SECTION
7.8(B).

         "REMAINING EMPLOYEES" shall have the meaning set forth in SECTION
8.4(B).

         "REQUISITE REGULATORY APPROVALS" shall mean all permits, approvals, filings, consents and waivers required to be obtained or made by NGC or any of its Affiliates or Chevron or any of its Affiliates, and the expiration of all waiting periods required to expire, before the consummation of the Combination or any other transaction contemplated by this Agreement or the Ancillary Agreements, as applicable, under applicable laws of any jurisdiction, domestic or foreign, having jurisdiction over the transactions contemplated by this Agreement or the Ancillary Agreements, including, without limitation, notifications, approvals, orders, authorizations or filings required by the HSR Act, the SEC, the Securities Act and the EU Merger Regulation.

         "RETAINED ASSET" shall have the meaning set forth in SECTION 2.4.

         "SAVINGS PLAN" shall mean the Trident NGL, Inc. Savings Plan providing for, among other things, a profit sharing plan and a savings plan.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SERIES A PARTICIPATING PREFERRED STOCK" shall mean the Series A Participating Preferred Stock of the Surviving Corporation which shall have the relative rights, designations and preferences set forth in the Certificate of Incorporation attached hereto as EXHIBIT 2.2(D)(I).

         "SIGNIFICANT AFFILIATE" shall mean Accord and NCL.

         "SIGNIFICANT DISPOSITION" means, as to any Person, any possible or proposed transaction involving the disposition of $100 million or more in value of interests in the (i) NGC Assets or (b) the Contributed Businesses and the Contributed West Texas LPG Pipeline Business, taken as a whole.

         "SUBSIDIARY" shall mean, with respect to any Person (the "PARENT"), any corporation, association, joint venture, partnership or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or beneficial interest are, at the time as of which any determination is being made, owned directly or

                                       11

indirectly by the Parent or one or more subsidiaries of the Parent, PROVIDED, HOWEVER, that the term Subsidiary shall not include Joint Operations.

         "SURVIVING CORPORATION" shall mean Newco, as the surviving corporation in the Merger.

         "SURVIVING CORPORATION GROUP" shall mean Surviving Corporation and its Subsidiaries that are part of an affiliated group of corporations (as defined in Section 1504(a) of the Code) as of the Closing Date.

         "SURVIVING CORPORATION COMMON STOCK" shall mean the common stock, $0.01 par value per share, of the Surviving Corporation.

         "SURVIVING CORPORATION TAX" or "TAXES" shall have the meaning set forth in SECTION 7.2(B).

         "SURVIVING CORPORATION RETURNS" shall have the meaning set forth in
SECTION 7.2(E).

         "TAX" or "TAXES" shall mean and include any and all federal, state, county, local, foreign and other taxes (including, without limitation, income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, motor vehicle taxes, franchise taxes, withholding taxes, ad valorem taxes, severance taxes, employment and payroll-related taxes, property taxes, import duties and all other governmental charges and assessments) and any and all interest, fines, penalties, and additions with respect thereto.

         "TAX AUDIT" shall have the meaning set forth in SECTION 7.5(A).

         "TAX INDEMNITY PAYMENT" shall have the meaning set forth in SECTION 7.6(C).

         "TAX RETURNS" shall have the meaning set forth in SECTION 7.2(E).

         "TECHNOLOGY" shall mean trade secrets, proprietary information, inventions, know-how, processes or procedures, whether patentable or unpatentable, and similar proprietary rights wherever located.

         "TERMINATION DATE" shall have the meaning set forth in SECTION 13.1.

         "THIRD PARTY" shall mean any Person (including any Governmental Entity) that is not a party to this Agreement or is not a Subsidiary, Equity Affiliate or Significant Affiliate of any party to this Agreement.

         "THIRD-PARTY CLAIM" shall have the meaning set forth in SECTION 14.5.

         "THIRD PARTY INSURANCE POLICIES" shall mean any insurance policy providing coverage on an "occurrence" basis that was issued by a third party which covers specific Chevron Facilities and is not a Chevron Corporation Policy.

                                       12

         "TRIDENT HOLDING" shall mean Trident NGL Holding, Inc., a Delaware corporation and predecessor in interest to NGC.

         "TRIDENT NGL, INC." shall mean Trident NGL, Inc., a Delaware corporation and indirect wholly-owned subsidiary of NGC.

         "VALUE EXPERTS" shall have the meaning set forth in SECTION 15.5.

         "UNADJUSTED NGC TAX LOSS" shall have the meaning set forth in SECTION 7.8(B).

         "USED" shall mean with respect to the assets, Contracts or Governmental Authorizations of any Person, those owned by such Person which are used, or have been acquired for use but not yet placed in use.

         "WARN ACT" shall have the meaning set forth in SECTION 8.2(A).

         "WARRANT" shall have the meaning set forth in SECTION 4.2.

         "WARREN PETROLEUM COMPANY" shall mean The Warren Petroleum Company, an unincorporated division of Chevron.

         1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated herein.

         1.3 OTHER DEFINITIONAL PROVISIONS. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         1.4 "KNOWLEDGE". When used in this Agreement, "KNOWLEDGE" shall mean the actual, and not implied or assumed, knowledge of any of the individuals set forth on SCHEDULE 1.4 hereto.

                                       13

                                    ARTICLE 2

                                THE CONTRIBUTIONS

         2.1 CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES. At the Closing and immediately prior to the Effective Time (as defined herein), Newco and the Contributing Parties will execute and deliver the Contribution and Assumption Agreement in the form of EXHIBIT 2.1 hereto, pursuant to which the Contributing Parties will contribute the Contributed Businesses and the Contributed West Texas LPG Pipeline Business to Newco in exchange for (A) the issuance to Chevron of 38,623,210 shares of Newco Common Stock and 7,815,363 shares of Series A Participating Preferred Stock, (B) the assumption by Newco of the Assumed Liabilities, including the assumption by Newco of the Assumed Indebtedness in the amount of $155.373 million (subject to adjustment as provided in SECTION 2.3); and (C) the issuance of a promissory note to the Contributing Parties in a principal amount of $138.4 million (the amount of which reflects the changes set forth in SCHEDULE 2.1(C) hereof) and in the form of EXHIBIT 2.1(C) hereto (the "NEWCO NOTE"), subject to adjustment as provided in SECTION 2.3. The consideration to be received by the Contributing Parties as described in this SECTION 2.1 is hereinafter called the "CONSIDERATION."

         2.2 THE MERGER AND PAYMENT OF THE NEWCO NOTE. Upon the terms and conditions set forth in this Agreement and the Certificate of Merger, at the Closing but after the contribution described in SECTION 2.1, NGC shall be merged with and into Newco in accordance with the applicable provisions of the DGCL (the "MERGER"). Newco shall be the surviving corporation in the Merger (in such capacity, the "SURVIVING CORPORATION") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "NGC Corporation." The Merger shall have all effects set forth in the DGCL, this Agreement and the Certificate of Merger.

                  (a) Subject to the terms and conditions of this Agreement, a certificate of merger in the form of EXHIBIT 2.2(A) (the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by Newco, which will be the Surviving Corporation in the Merger, and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on the Closing Date (but in no event before the execution and delivery of the Contribution and Assumption Agreement by the parties thereto). The Merger shall become effective upon filing the Certificate of Merger with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

                  (b) At the Effective Time, each issued and outstanding share of Newco will continue to be an issued and outstanding share of the Surviving Corporation and each issued and outstanding share of NGC Corporation Stock shall be automatically converted, without any action on the part of the holder thereof, into one share of Surviving Corporation Common Stock. Upon such conversion, all such shares of NGC Corporation Stock shall be canceled and cease to exist and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of shares of Surviving Corporation Common Stock.

                  (c) From and after the Effective Time, the Merger shall have all of the effects provided by applicable law.

                  (d) At the Effective Time, the Certificate of Incorporation and Bylaws of Newco in the forms attached as EXHIBITS 2.2(D)(I) and 2.2(D)(II) to this Agreement, respectively, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof or of the DGCL.

                  (e) The number of directors of the Surviving Corporation shall be 13 until otherwise determined pursuant to the Bylaws of the Surviving Corporation. The directors of the Surviving Corporation shall include each of the ten directors of NGC as of the Effective Time and the three individuals who are serving as directors of Newco

                                       14

         immediately prior to the Effective Time. The initial executive officers of the Surviving Corporation immediately following the Effective Time shall be those individuals listed on SCHEDULE 2.2(E) to this Agreement. The directors and executive officers of the Surviving Corporation shall serve in such capacities until their respective successors are duly elected or appointed.

                  (f) At the Effective Time, the Surviving Corporation shall assume all rights and obligations of NGC under the NGC Plans and the Purchase Plans as in effect at the Effective Time and shall continue such plans in accordance with their respective terms.

                  (g) At the Effective Time, the stock transfer books of NGC shall be closed and there shall be no transfers on such stock transfer books of shares of NGC Corporation Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Surviving Corporation Common Stock.

                  (h) At the Effective Time, the Surviving Corporation shall repay the Newco Note by wire transfer to a bank account, which shall have been designated by Chevron not less than two Business Days prior to the Closing.

         2.3 CONSIDERATION ADJUSTMENT. The Consideration due to Chevron shall be subject to the adjustments referred to in SECTION 2.3 and SECTION 2.4 hereof (in the aggregate, the "CONSIDERATION ADJUSTMENT").

                  (a) NGBU FIXED BOOK. The amount of the Newco Note includes a value for the NGBU long-term fixed price position "book" (the "FIXED BOOK VALUE") of $12 million. The Fixed Book Value shall be recomputed as of the Closing in accordance with the provisions of SCHEDULE 2.3(A), and the Consideration will be (i) increased by any amount by which the Fixed Book Value as of the Closing exceeds $12 million, and (ii) decreased by any amount by which $12 million exceeds the Fixed Book Value as of the Closing.

                  (b) INVENTORY ADJUSTMENT. The amount of each product of the inventory of Warren Petroleum Company will be determined as of the Closing Date based on accounting records, subject to NGC's review, which amount shall be compared to the agreed upon quantities by product set forth on SCHEDULE 2.3(B), with the difference valued based on the provisions of SCHEDULE 2.3(B). For each product of inventory, (i) if the amount on hand on the Closing Date is greater than the amount of the inventory set forth on SCHEDULE 2.3(B), then the difference shall result in an increase in the Consideration by the value of such amount, and (ii) if the amount on hand on the Closing Date is less than the amount set forth on SCHEDULE 2.3(B), then the difference shall result in a reduction of the Consideration by the value of such amount.

                  (c) DISPOSITION OF ASSETS. The Consideration shall be reduced by an amount equal to any cash or the value of other consideration received or to be received by Chevron (unless such other consideration is included in the Contributed Businesses or the

                                       15

         Contributed West Texas LPG Pipeline Business) as a result of any dispositions of any of the properties or assets that comprise the Contributed Businesses or the Contributed West Texas LPG Pipeline Business during the period commencing on the date hereof and continuing through and including the Closing Date, except for (i) sales of inventory, (ii) sales or other dispositions of any of the assets and properties that comprise the Contributed Businesses or the Contributed West Texas LPG Pipeline Business to the extent subsequently replaced with assets or properties of equivalent value prior to the Closing Date and (iii) minor sales or dispositions of assets or properties comprising the Contributed Businesses or the Contributed West Texas LPG Pipeline Business that do not exceed $25,000 individually or $500,000 in the aggregate.

                  (d) CASUALTY LOSSES. The Consideration shall be (i) reduced by the amount of any Casualty Loss that occurs with respect to the Contributed Businesses or the Contributed West Texas LPG Pipeline Business after the date hereof and prior to the Closing Date, and (ii) increased by the amount of any Casualty Loss with respect to the NGC Facilities that occurs after the date hereof and prior to the Closing Date MULTIPLIED by a fraction (the "CHEVRON CASUALTY LOSS RATIO"), the
         (A) numerator of which is 28 and (B) the denominator of which is 72; provided, however, that to the extent that any Casualty Loss occurs, the Closing contemplated shall not be affected subject to the respective rights of Chevron and NGC under SECTION 12.2(A) and SECTION 12.3(A), respectively, unless the amount of the Casualty Loss or Losses, along with other losses resulting from breaches of representations and warranties, causes an aggregate adverse effect on either NGC or the Contributed Businesses in an amount in excess of $25 million.

                  (e) RETAINED ASSETS. The Consideration shall be reduced by the Minimum Value or Agreed Value (as applicable) of any Retained Asset pursuant to SECTION 2.4.

                  (f) NGBU STORED GAS. The Consideration shall be increased by the fair market value of the aggregate amount of natural gas maintained by the NGBU in storage as of the Closing date as determined in accordance with SCHEDULE 2.3(F).

                  (g) NUG CONTRACT ADJUSTMENTS. The amount of the Newco Note has been computed based on an assumed value for the Included NUG Contracts (the "NUG VALUE") of $38 million. This value was computed based on such contracts being marked to market employing fair market values as of April 26, 1996, as more particularly set forth in SCHEDULE 2.3(G). The NUG Value shall be recomputed as of the Closing Date, in accordance with the terms set forth in such schedule, and the Consideration shall be (i) increased by any amount by which the NUG Value as of the Closing exceeds $38 million, and (ii) decreased by any amount by which $38 million exceeds the NUG Value as of the Closing.

                  (h) POST JUNE 1ST ADDITIONAL ADJUSTMENTS. In the event the Closing Date occurs after June 1, 1996, the following additional adjustments to Consideration shall be made. The Consideration shall

                  (i) be REDUCED by:

                                       16

                  (A) the Net Operating Cash Flow from the Contributed Warren Business during the period commencing on June 1, 1996 and continuing through and including the Closing Date (the "ADJUSTMENT PERIOD"), adjusted to give effect to the Ancillary Agreements relating to the Contributed Warren Business during the Adjustment Period, as if each of such Ancillary Agreements were in effect as of June 1, 1996; as used herein the term "NET OPERATING CASH FLOW" shall mean an amount equal to net income (after taxes and excluding out of period items exceeding $250,000 individually related to pre-June 1, 1996 operations,) PLUS the amount of depreciation and amortization and any write-downs of assets for accounting purposes, but only to the extent that such write-downs have an earnings but not a cash effect; in the calculation of the Net Operating Cash Flow, there shall be no deductions for the severance costs which the Chevron Group is required to bear pursuant to the provisions of ARTICLE 8 hereof.

                  (B) an amount equal to $952,865 per month to reflect an agreed adjustment to the Consideration for the cash flow from the Non Warren Businesses for the Adjustment Period (proportionately reduced for each portion of a month if the Closing does not occur on the first day of a month), and

         (ii) be INCREASED by

                  (A) any amount reflected in net income related to (x) a Casualty Loss with respect to the Contributed Warren Business covered by paragraph (d) above or (y) a disposition covered by paragraph (c) above,

                  (B) the amount of capital expenditures on the Contributed Warren Businesses reasonably made by Chevron in accordance with SECTION
         10.7 hereof during the Adjustment Period,

                  (C) interest at the rate of 6% per annum during the Adjustment Period on the sum of the Assumed Indebtedness and the Newco Note, as adjusted to take into account the Estimated Consideration Adjustment, and

                  (D) an amount equal to $580,482.16 times the number of record dates for the payment of dividends on NGC Corporation Stock after June 1, 1996 through the date of Closing.

         Five (5) calendar days prior to the Closing Date, Chevron shall deliver to NGC (after consultation with NGC) an estimate available at such time (the "ESTIMATED CONSIDERATION ADJUSTMENT"), which estimate shall be used to determine the consideration due to Chevron under SECTIONS 2.1(B) AND 2.1(C). If the Estimated Consideration Adjustment results in an aggregate increase in the Consideration due to Chevron, then at Closing the amount of the Estimated Consideration Adjustment shall be added to the outstanding principal balance of the Newco Note. If the Estimated Consideration Adjustment results in an aggregate decrease in the Consideration due Chevron of $138.4 million or less, then at Closing the principal amount of the Newco Note shall be reduced by an amount equal to the Estimated Consideration Adjustment. If the Estimated Consideration Adjustment results in an aggregate decrease in the Consideration due

                                       17

Chevron that is equal to or greater than $138.4 million, then the Newco Note shall be canceled and the remainder, if any, of the Estimated Consideration Adjustment shall be applied to reduce the outstanding principal balance of the Assumed Indebtedness.

         Following the Closing, further Consideration Adjustments shall be made as required pursuant to SECTIONS 15.3, 15.4, 15.5 AND 15.6.

         2.4 ADJUSTMENTS FOR RETAINED ASSETS. If for any good and sufficient reason, including Preferential Rights, Requisite Regulatory Approvals, or the discovery of a sale or other transfer prior to the date of this Agreement, either party determines, in good faith, that a Contributing Party is unable (or in the case of contracts, that it is impractical) to transfer to Newco an asset or property included in the Contributed Businesses or the Contributed West Texas LPG Pipeline Business or is unable to transfer to Newco such asset or property without a significant loss of use thereof by the Surviving Corporation, such party shall promptly communicate such fact to the other party and consult with such party concerning such impediment. If Chevron and NGC are unable to agree on a solution to overcome such impediment (which could include alternative means of transferring value effectively), the Contributing Party shall retain such asset or property (whether one or more, the "RETAINED ASSET") and the net value which cannot be effectively transferred. In such case, Chevron and NGC shall endeavor in good faith to determine the fair value of the Retained Asset (net of the economic value which has been transferred) for purposes of the Estimated Consideration Adjustment. If the parties agree on such fair value (the "AGREED VALUE"), they shall document their agreement in writing, which shall provide, among other things, the Agreed Value the parties ascribed to the Retained Asset. The Agreed Value set forth in such written agreement shall be final and binding on the parties. If Chevron and NGC are unable to agree on the fair value of the Retained Asset, then not less than five (5) Business Days prior to the Closing Date, Chevron shall provide NGC with a document providing a reasonable estimate of the fair value of the Retained Asset (the "MINIMUM VALUE") and the basis for determining such value. The parties acknowledge and agree that the Minimum Value shall be binding on the parties hereto for the purpose of Closing, but shall be subject to adjustment after Closing as provided by SECTION 15.5. To the extent that a Contributing Party does not transfer a Retained Asset pursuant to this
SECTION 2.4, the Closing contemplated hereby shall not be affected, subject to NGC's rights under SECTION 12.3(A) in the event that NGC's reasonable estimate of the fair value of the Retained Asset, along with other losses and costs resulting from breaches of representations and warranties by Chevron, exceed $25 million in the aggregate. The parties hereto acknowledge that the Minimum Value shall not be binding on NGC in determining a reasonable estimate of the fair value of the Retained Asset for the purposes of the immediately preceding sentence.

                                       18

                                    ARTICLE 3

                                   THE CLOSING

         3.1 CLOSING DATE. Subject to satisfaction or waiver of the conditions set forth in ARTICLE 12 and the termination or expiration of the applicable waiting period required under the HSR Act, the closing ("CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. located at 1900 Pennzoil Place - South Tower, 711 Louisiana, Houston, Texas (A) at 10:00 a.m., Houston time, on the date of the Special Meeting of NGC Stockholders at which NGC Stockholder Approval is obtained or as soon thereafter as practicable or (B) at such other date or time as the parties hereto shall mutually agree in writing. The date of the Closing shall hereinafter be referred to as the "CLOSING DATE."

         3.2 DELIVERIES OF ANCILLARY DOCUMENTS AT CLOSING. At the Closing, the following documents and agreements shall have been executed and delivered by and among the parties thereto (collectively, the "ANCILLARY AGREEMENTS").

(a) Contribution and Assumption Agreement in the form of EXHIBIT 2.1 hereto.

(b)      Stockholders Agreement in the form of EXHIBIT 3.2(B)

(c)      Registration Rights Agreement in the form of EXHIBIT 3.2(C)

(d)      Master Alliance Agreement in the form of EXHIBIT 3.2(D)

(e)      Natural Gas Purchase and Sale Agreement in the form of EXHIBIT 3.2(E)

(f)      Gas Supply and Purchase Agreement (St. James) in the form of EXHIBIT
         3.2(F)

(g)      Gas Supply and Service Agreement (Oak Point Plant) in the form of
         EXHIBIT 3.2(G)

(h)      Gas Supply and Service Agreement (Orange Plant) in the form of EXHIBIT
         3.2(H)

(i)      Gas Supply and Service Agreement (Cedar Bayou Plant) in the form of
         EXHIBIT 3.2(I)

(j)      Gas Supply and Service Agreement (Pascagoula Refinery) in the form of
         EXHIBIT 3.2(J)

(k) Gas Supply and Service Agreement (Salt Lake City Refinery) in the form of EXHIBIT 3.2(K)

(l)      Gas Supply and Service Agreement (El Segundo Refinery) in the form of
         EXHIBIT 3.2(L)

(m)      Gas Supply and Service Agreement (Perth Amboy Refinery) in the form of
         EXHIBIT 2.3 (M)

(n)      Gas Supply and Service Agreement (Richmond Refinery) in the form of
         EXHIBIT 3.2(M)

(o)      Master Natural Gas Processing Agreement in the form of EXHIBIT 3.2(O)

(p)      Master Natural Gas Liquids Purchase Agreement in the form of EXHIBIT
         3.2(P)

(q) Feedstock Sale and Refinery Product Purchase Agreement (El Paso) in the form of EXHIBIT 3.2(Q)

(r) Feedstock Sale and Refinery Product Purchase Agreement (El Segundo) in the form of EXHIBIT 3.2(R)

(s)      Refinery Product Sale Agreement (Hawaii) in the form of EXHIBIT 3.2(S)

(t) Feedstock Sale and Refinery Product Purchase Agreement (Pascagoula) in the form of EXHIBIT 3.2(T)

(u) Feedstock Sale and Refinery Product Purchase Agreement (Richmond) in the form of EXHIBIT 3.2(U)

(v) Feedstock Sale and Refinery Product Purchase Agreement (Salt Lake City) in the form of EXHIBIT 3.2(V)

                                       19

(w)      Feedstock and Refinery Product Master Services Agreement in the form of
         EXHIBIT 3.2(W)

(x)      CCC Product Sale and Purchase Agreement in the form of EXHIBIT 3.2(X)

(y)      CCC/WPC Services Agreement in the form of EXHIBIT 3.2(Y)

(z) Operating Agreement between Newco and Chevron Pipe Line Company (Mt. Belvieu Pipelines) in the form of EXHIBIT 3.2(Z)

(aa)     LPG System Loss/Gain Settlement Agreement in the form of EXHIBIT
         3.2(AA)

(bb)     Transition Services Agreement in the form of EXHIBIT 3.2(BB)

(cc) Master Power Agreement (Chevron U.S.A. Production Company) in the form of EXHIBIT 3.2(CC)

(dd) Master Power Service Agreement (Chevron Chemical Company) in the form of EXHIBIT 3.2(DD) (ee) Master Power Service Agreement (Chevron U.S.A. Products Company) in the form of EXHIBIT 3.2(EE)

(ff)     Galena Park Services Agreement in the form of EXHIBIT 3.2(FF)

(gg)     Venice Operating Agreement in the form of EXHIBIT 3.2(GG)

(hh) Product Storage Lease and Terminal Access Agreement (Venice) in the form of EXHIBIT 3.2(HH)

(ii) An agreement incorporating the terms contained in the Term Sheet regarding Fractionation Agreement (Venice) in the form of EXHIBIT 3.2(II).

(jj)     Technical Services Agreement in the form of EXHIBIT 3.2(JJ)

(kk)     Miscellaneous Master Services Agreement in the form of EXHIBIT 3.2(KK)

(ll) An agreement incorporating the terms contained in the Barge Co Term Sheet attached as EXHIBIT 3.2(LL)

(mm) Natural Gas Purchase and Sale Agreement (Canadian Version # 1) in the form of EXHIBIT 3.2(MM)

(nn) Natural Gas Purchase and Sale Agreement (Canadian Version #2) in the form of as EXHIBIT 3.2(NN)

(oo) Agency Agreement for Administration of Natural Gas Purchase and Sale Contracts in the form of EXHIBIT 3.2(OO)

(pp) Lone Star Swap Transaction Confirmation CUSA/NGC Master Swap Agreement in the form of EXHIBIT 3.2(PP)

(qq)     Transportation Assignment and Valuation Agreement in the form of
         EXHIBIT 3.2(QQ)

(rr) Interstate Pipeline Capacity Release Agreement in the form of EXHIBIT 3.2(RR).

(ss)     West Texas LPG Pipeline Partnership Agreement in the form of EXHIBIT
         (SS)

(tt)     West Texas LPG Pipeline Operating Agreement in the form of EXHIBIT
         3.2(TT)

(uu)     West Texas LPG Pipeline License Agreement in the form of EXHIBIT
         3.2(UU),

provided that, prior to the Closing, the parties will enter into any clarifications or amendments to the Ancillary Agreements (other than those listed in paragraphs (a), (b) and (c) of SECTION 3.2) as may be necessary to ensure that only such Affiliates of any party as were clearly intended by

                                       20

the parties to be bound by such agreements and entitled to benefits thereunder are in fact so bound or become such beneficiaries.


                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                     OF NGC

         NGC represents and warrants to Chevron and Newco that:

         4.1 CORPORATE STATUS. NGC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. NGC is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires qualification, except where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC. Copies of the Certificate of Incorporation and By-laws of NGC have been furnished or made available to Chevron, reflecting all amendments thereto, and all such documents are now in effect and are complete and correct.

         4.2 CAPITALIZATION. As of April 30, 1996, the authorized capital stock of NGC consisted of (i) 300,000,000 shares of NGC Corporation Stock, of which 110,969,968 shares were issued and outstanding, options to purchase 12,726,728 shares were outstanding pursuant to the grant of Options under the NGC Plans with vesting, exercise and expiration terms as set forth in SCHEDULE 4.2 and 15,198,019 shares were reserved for future issuance pursuant to the NGC Plans, 179,286 shares were reserved for issuance under the terms of the Savings Plan, 1,131,364 shares were reserved for issuance pursuant to the Purchase Plans, 6,228 were reserved for issuance pursuant to a Warrant issued in favor of J. Otis Winters (the "WARRANT") and no shares were held as treasury stock; (ii) 50,000,000 shares of preferred stock, none of which were outstanding and none of which were held in reserve or as treasury stock. As of May 15, 1996, the authorized capital stock of NGC consisted of (i) 300,000,000 shares of NGC Corporation Stock, of which 110,972,191 shares were issued and outstanding, options to purchase 12,712,610 shares were outstanding pursuant to the grant of Options under the NGC Plans with vesting, exercise and expiration terms as set forth in SCHEDULE 4.2 and 22,895,795 (19,695,795 if the Combination is not consummated) shares were reserved for future issuance pursuant to the NGC Plans, 179,286 shares were reserved for issuance under the terms of the Savings Plan, 1,131,364 shares were reserved for issuance pursuant to the Purchase Plans, 6,228 shares were reserved for issuance pursuant to a Warrant issued in favor of
J. Otis Winters (the "WARRANT") and no shares were held as treasury stock; (ii) 50,000,000 shares of preferred stock, none of which were outstanding and none of which were held in reserve or as treasury stock. All outstanding shares of NGC Corporation Stock are validly issued, fully paid and nonassessable. Except for
(i) the right to purchase shares of NGC Corporation Stock pursuant to the Options currently outstanding under the NGC Plans, (ii) the right of NGC to issue shares of NGC Corporation Stock pursuant to the terms of the Savings Plan,
(iii) the right to purchase shares of NGC Corporation Stock pursuant to the Purchase Plans, (iv) the right to purchase

                                       21

shares of NGC Corporation Stock pursuant to the Warrant, (v) the right of British Gas, NOVA and the other Clearinghouse Owners to purchase NGC Corporation Stock pursuant to that certain Stockholders Agreement dated October 21, 1994 by and among NGC and the Clearinghouse Owners and (vi) the obligation of NGC to issue Options pursuant to Paragraph IV of the NGC Corporation EEP, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments, preemptive rights or agreements of any character to which NGC is a party or by which any party is bound obligating NGC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of NGC or any securities or obligations convertible into or exchangeable for such shares, or to grant, extend or enter into any option, warrant, call, right, commitment, preemptive right or similar agreement.

         4.3 OTHER SUBSIDIARIES. SCHEDULE 4.3 to this Agreement contains a list of all of the Equity Affiliates of NGC and indicates for each Equity Affiliate of NGC as of the date of this Agreement: (a) the percentage and type of equity securities of each such Equity Affiliate owned or controlled by NGC and its Subsidiaries, (b) the identity of any other beneficial or record owner of any interest in any such Equity Affiliate and the percentage and type of ownership and (c) the jurisdiction of incorporation or organization. Except as set forth in SCHEDULE 4.3, all equity securities listed thereon as being owned by NGC or a Subsidiary of NGC are owned by such Person, free and clear of all Liens of any nature whatsoever. Except as set forth in SCHEDULE 4.3, there are no options, warrants, calls, rights, commitments, preemptive rights or agreements of any character to which any of NGC's Subsidiaries is a party or by which any such party is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of a Subsidiary or any securities or obligations convertible into or exchangeable for such interests or to grant, extend or enter into any such option, warrant, call, right, commitment, preemptive right or agreement. Each Subsidiary of NGC and, to the knowledge of NGC, each Equity Affiliate of NGC is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires qualification, except where the failure to be so qualified or registered or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC. Each Subsidiary of NGC and, to the knowledge of NGC, each Equity Affiliate of NGC has all requisite corporate or partnership power and authority to own, operate and lease its properties and to conduct its business as it is being conducted on the date of this Agreement, except where the failure to have such requisite corporate or partnership power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements. A true and correct copy of the certificate or articles of incorporation (as applicable) and bylaws of each corporate Subsidiary of NGC and of the organizational and governing documents of each other Subsidiary of NGC and, to the extent requested by Chevron, each Equity Affiliate of NGC, as in effect on the date of this Agreement, has been provided to Chevron.

         4.4 NO GOVERNMENTAL APPROVALS. No Requisite Regulatory Approval is required on the part of NGC or any Subsidiary or Equity Affiliate of NGC in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by NGC or any of its Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (a) compliance with the HSR Act, the Securities Act, the Exchange Act, state securities and takeover laws, PUHCA, and the Federal Energy Regulatory Commission,

                                       22

(b) filings required by the EU Merger Regulation, (c) the filing and recordation requirements of the DGCL and (d) any Requisite Regulatory Approval that, if not obtained, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

         4.5 AUTHORITY. The execution, delivery and performance by NGC of this Agreement and the consummation by NGC of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action (except the NGC Stockholder Approval) on the part of NGC. This Agreement has been duly executed and delivered by NGC and this Agreement is the valid and binding obligation of NGC, enforceable against NGC in accordance with its terms, subject to (i) obtaining the Requisite Regulatory Approvals referenced in
SECTION 4.4 and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Without limiting the foregoing, the Board of Directors of NGC has approved, for purposes of Section 203 of the DGCL and otherwise, this Agreement.

         4.6 NO CONFLICTS. Except as set forth in SCHEDULE 4.6 to this Agreement, and assuming the receipt of all Requisite Regulatory Approvals referenced in SECTION 4.4, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not conflict with, or result in any violation of or default or loss of any benefit under, any provision of the certificate (or articles) of incorporation or bylaws of NGC and each corporate Subsidiary or the organizational documents of each other Subsidiary of NGC or any agreement or other arrangement to which any of them is a party or of any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NGC or any of its Subsidiaries or Affiliates, other than any conflict, violation, default or loss that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation or its Affiliates to perform their respective obligations under the Ancillary Agreements.

         4.7 SEC DOCUMENTS.

                  (a) NGC has furnished Chevron with a true and complete copy of the NGC SEC Documents. The NGC SEC Documents are all the documents (other than preliminary material) that Trident Holding and NGC have been required to file with the SEC since January 1, 1995. As of its filing date (and, with respect to any registration statement, the date on which it or any post-effective amendment was declared effective), each NGC SEC Document was in compliance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, contained no untrue statement of a material fact and did not omit any statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of NGC, Clearinghouse, Trident NGL, Inc., and Trident Holding included in the NGC SEC Documents complied, at the time of filing with the SEC (and, with respect to any

                                       23

         registration statement, at the time it was declared effective), as to form, in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (subject, in the case of unaudited statements, to the omission of certain footnotes) and fairly present, in all material respects (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments) the consolidated financial position of NGC, Clearinghouse, Trident NGL, Inc. and Trident Holding, as applicable, as of the dates thereof and the consolidated results of their operations for the periods presented. Except as set forth on SCHEDULE 4.24, since December 31, 1995, there has not been any change in the business, assets, financial condition or results of operation of NGC or any of its Subsidiaries, which in any case would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements, other than changes resulting from industry-wide conditions or general economic conditions affecting the industry in which NGC carries on its business.

                  (b) NGC has made available to Chevron true and complete copies of all internal audit reports that have been issued by NGC or any of its predecessors or Subsidiaries or Significant Affiliates during the past three years which would indicate that the internal controls associated with or otherwise covering the NGC Assets have or had any material weaknesses or its or their accounting records contained or could contain any material errors. NGC's public accountants have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering any of the NGC Assets have or had any material weaknesses or that the accounting records associated with or otherwise covering any of the NGC Assets contained or could contain any material errors.

         4.8 LITIGATION. Except as set forth in SCHEDULE 4.8 to this Agreement, there are no (a) suits, actions or proceedings pending or, to the knowledge of NGC, threatened, against or affecting NGC, any of its Subsidiaries or any Equity Affiliate or any of their properties, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or (b) judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against NGC or any of its Subsidiaries, which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

         4.9 COMPLIANCE WITH LAWS. Except (i) to the extent the matter is otherwise covered by SECTION 4.15 or 4.16, (ii) as set forth in SCHEDULE 4.9 to this Agreement and (iii) matters relating to Environmental and Safety Laws (which are dealt with in ARTICLE 6 hereof), the businesses of NGC and its Subsidiaries have been operated in compliance with all laws, ordinances and regulations of all Governmental Entities (including, without limitation, those relating to licenses and permits for the ownership, occupancy and operation of their properties), except for violations that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements. Except (x) as disclosed

                                       24

in SCHEDULE 4.9 to this Agreement, (y) for matters relating to Environmental and Safety Laws (which are dealt with in ARTICLE 6 hereof), and (z) for any investigation or review that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC, as of the date of this Agreement, no investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, state or local taxing authority) with respect to NGC or any of its Subsidiaries or any of their respective properties is pending or, to the knowledge of NGC, threatened.

         4.10 MATERIAL AGREEMENTS. Except as set forth in the exhibit index to the NGC 1995 10-K and SCHEDULES 4.10 AND 8.1(A) to this Agreement and except for this Agreement and the Ancillary Agreements, as of the date hereof, none of NGC, any of its Subsidiaries or either of its Significant Affiliates, is a party to or is bound by any Contract which is material to NGC and its Subsidiaries and Significant Affiliates, taken as a whole. True and complete copies of each document filed as an exhibit to the NGC 1995 10-K have been furnished or made available to Chevron. Except as set forth on SCHEDULE 4.10, (i) NGC and each of its Subsidiaries and Significant Affiliates, as applicable, has performed or complied with all obligations required to be performed or complied with by it or them, as applicable, under the Contracts listed on the exhibit index to the NGC 1995 10-K and SCHEDULE 4.10, (ii) there does not exist under any such Contract any default, or any event or condition which, either individually or in the aggregate (after notice or the lapse of time or both), would constitute a default by NGC, its Subsidiaries or either of its Significant Affiliates or, to the best of NGC's knowledge and belief, by any other party thereto and (iii) to the best of NGC's knowledge, no course of conduct has modified in any respect any of the written terms in any such Contract; except, in each case, where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

         4.11 NO UNDISCLOSED MATERIAL LIABILITIES. As of the date of this Agreement, there are no liabilities of NGC and its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or otherwise, other than (a) liabilities recorded in the financial statements of NGC and Accord included in the NGC 1995 10-K or disclosed in notes 3 ("MARKET RESERVES"), 7, 9 and 11 ("PENSION PLAN") to such NGC financial statements and notes 12, 14 and 17 to such Accord financial statements or any schedule to this Agreement and (b) liabilities that in the aggregate would not reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

         4.12 PUBLIC UTILITY. Other than Electric Clearinghouse, Inc., neither NGC nor any of its Subsidiaries nor any Person in which it owns an equity interest is a "holding company," a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" as each of such terms is defined in PUHCA, as amended, and the rules and regulations promulgated thereunder. Electric Clearinghouse, Inc. is a "utility" as defined in PUHCA, but has received a "no action letter" from the SEC, a copy of which has been delivered to Chevron.

         4.13 BROKERS OR FINDERS. No broker, investment banker or other firm or Person is or will be entitled by virtue of any agreement, commitment or action made or taken by NGC or

                                       25

its Subsidiaries any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except that Lehman Brothers shall be entitled to a fee to be paid by NGC for acting as financial advisor to NGC in connection with the transactions contemplated by this Agreement.

         4.14 FULL DISCLOSURE. To the best knowledge of NGC, any information furnished by or on behalf of NGC, its Subsidiaries or its Significant Affiliates to Chevron or Newco pursuant to the Combination, and any information contained in the schedules referred to in this Agreement, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

         4.15 TITLE TO PERSONAL PROPERTY ASSETS. Except with respect to the NGC Assets specifically covered by SECTIONS 4.16(A), 4.16(B) OR 4.16(C) below and to matters set forth on SCHEDULE 4.15, NGC or its Subsidiaries have, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to or ownership of all of the personal property assets of NGC free and clear of any Lien, except for Permissible Burdens and for Liens securing purchase money indebtedness not exceeding $200,000 with respect to any personal property asset (all of which indebtedness is currently paid as of the date hereof) and capital leases covering personal property assets with lease payments not exceeding $200,000 over the term of any single lease (which leases are currently paid as of the date hereof).

         4.16 NGC FACILITIES - TITLE AND OTHER MATTERS.

                  (a) NGC or its Subsidiaries or Equity Affiliates are the owner of, and the Surviving Corporation will acquire upon consummation of the Merger, title to the properties listed on SCHEDULE 4.16(A)(1) and identified as being owned directly or indirectly in fee, in whole or in part, by NGC or its Subsidiaries or Equity Affiliates (as applicable) and to all of the buildings, structures and other improvements located thereon free and clear of all Liens, except for (A) Permissible Burdens and (B) Liens referred to on SCHEDULE 4.16(A)(2) (such Liens and Permissible Burdens shall hereinafter be collectively referred to as the "NGC PERMITTED EXCEPTIONS").

                  (b) NGC or its Subsidiaries or Equity Affiliates have, and the Surviving Corporation will acquire upon consummation of the Merger, title to the leasehold estate purported to be granted under each lease, sublease or similar agreement with respect to each property listed in
         SCHEDULE 4.16(B) and identified as being leased lands and, unless otherwise provided in such agreement, to all of the buildings, structures, fixtures and other improvements located thereon, free and clear of all Liens, except for NGC Permitted Exceptions. Each such lease is valid, binding and in full force and effect, all rent and other sums and charges payable by NGC or its Subsidiaries or, to the best knowledge of NGC, its Equity Affiliates (as applicable) thereunder are current, no notice of default or termination under any such lease is outstanding, no termination event or condition or uncured default on the part of NGC or its Subsidiaries or, to the best knowledge of NGC, its Equity Affiliates (as applicable) or, to the best of NGC's knowledge and belief, the lessor thereof, exists under any such lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or

                                       26

         both, would constitute such a default or termination event. For purposes of this Agreement, the properties listed on SCHEDULES 4.16(A)(1) and 4.16(B) shall be referred to as the "NGC NGL FACILITIES." Neither NGC nor its Subsidiaries or Equity Affiliates currently has interests in any assets or properties that are of a similar nature or type to the foregoing that are not set forth in such Schedules.

                  (c) NGC or its Subsidiaries or Equity Affiliates have, and the Surviving Corporation will acquire upon consummation of the Merger, title to the pipeline assets listed on of SCHEDULE 4.16(C) (the "NGC PIPELINE FACILITIES") so as to permit the use of the NGC Pipeline Facilities as they are currently used by NGC or its Subsidiaries or Equity Affiliates, free and clear of any Liens, except for NGC Permitted Exceptions. Subject to the NGC Permitted Exceptions, NGC or its Subsidiaries or Equity Affiliates (as applicable) has title to the Easements on which the NGC Pipeline Facilities are located and such Easements grant to NGC or its Subsidiaries or Equity Affiliates (as applicable) the full power and legal right to own and operate the NGC Pipeline Facilities in the manner in which the same are currently being operated. Neither NGC nor its Subsidiaries or Equity Affiliates currently has interests in any assets or properties that are of a similar nature or type to the foregoing that are not set forth in such Schedule.

                  For purposes of this Agreement, (i) "NGC FACILITIES" shall mean the NGC NGL Facilities and NGC Pipeline Facilities, collectively and taken as a whole, and an "NGC FACILITY" shall mean any one of the NGC Facilities and (ii) "FORMER NGC FACILITIES" shall mean assets or properties of similar type to the NGC Facilities which have been transferred by NGC or its Subsidiaries or Equity Affiliates prior to the date hereof.

                  (d) SCHEDULE 4.16(D) sets forth with respect to each NGC Facility, the name and location of such NGC Facility, whether such NGC Facility is a gas processing, fractionation or pipeline facility, the capacity of such NGC Facility, the ownership interest of NGC in such NGC Facility and the name of the Person operating such NGC Facility.

         4.17 MAJOR CUSTOMERS AND SUPPLIERS. SCHEDULE 4.17 contains a complete and correct list of the top 10 customers of each of Clearinghouse and Trident NGL, Inc. and the top 10 vendors or suppliers of each of Clearinghouse and Trident NGL, Inc., in each case for the fiscal year ended December 31, 1995, in terms of the aggregate dollar purchases or aggregate dollar sales, as applicable.

         4.18 BUILDINGS, VEHICLES, MACHINERY, EQUIPMENT, ETC. Except as set forth on SCHEDULE 4.18, the buildings, fixtures, vehicles, pipelines, machinery and equipment included in, or subject to any Contract included in, the NGC Assets are in all material respects adequate for the purposes for which such assets are presently used. To the best of NGC's knowledge and belief, there are no facts or conditions affecting any of the buildings, structures, fixtures, pipelines and other improvements included within the NGC Facilities which would interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, except for NGC Permitted Exceptions.


                                       27

         4.19 INVENTORY. All inventories included as a part of the NGC Assets as of the date of this Agreement are of a quality and condition that is usable or saleable, as the case may be, in the ordinary course of business for the purposes for which intended in conformity with industry standards.

         4.20 PREFERENTIAL RIGHTS. Except as set forth on SCHEDULE 4.20 and except for consents to assign Requisite Regulatory Approvals, to the best of NGC's knowledge, there are no Preferential Rights in respect of any of the NGC Facilities which can be exercised with respect to the NGC Facilities, as a result of, or for, the execution, delivery, performance or consummation of the transactions contemplated hereby or by the Ancillary Agreements; provided, however, that in no event shall a breach of this representation be actionable by Chevron if, in the event of a subsequent transfer by the Surviving Corporation of an asset, property or Contract contributed to the Surviving Corporation by NGC, a third party exercises a Preferential Right (with respect to such subsequent transfer) to purchase an interest in such asset or property.

         4.21 INTELLECTUAL PROPERTY, ETC. SCHEDULE 4.21 accurately discloses all licenses, sublicenses or agreements relating to the use of the Intellectual Property and Technology in connection with the NGC Assets pursuant to a license or sublicense agreement with a third party. Except as set forth in SCHEDULE 4.21, there is no existing or threatened infringement, misuse or misappropriation by others of the Intellectual Property or Technology that is material to NGC taken as a whole, there is no pending or threatened claim by NGC against others for any such infringement, misuse or misappropriation, and there is no pending judicial proceeding involving any claim, and NGC has not received any written notice of claim of any infringement, misuse or misappropriation by NGC of any Intellectual Property or Technology owned by any third party.

         4.22 JOA RELATED AGREEMENTS. Except as disclosed on SCHEDULE 4.22, with respect to each Joint Operation in which NGC or any of its Subsidiaries is a participant, to the best of NGC's knowledge, (i) all JOA Related Agreements to which NGC or its Subsidiaries is a party are in full force and effect, (ii) each Person who is a party thereto has performed in all material respects all obligations required to be performed by it thereunder, and (iii) there does not exist under any such JOA Related Agreement any breach or default; except, in each case, where it would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC or on the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

         4.23 INSURANCE. NGC has maintained and is maintaining as of the date hereof insurance covering its assets and operations in an amount and with a scope of coverage that is consistent with industry standards.

         4.24 ABSENCE OF CHANGES OR EVENTS. Except as set forth on SCHEDULE 4.24 or in note 14 to the financial statements of NGC included in the NGC 1995 10-K or as permitted by SECTION 11.5, since December 31, 1995 NGC has operated the NGC Assets in the ordinary course consistent with past practice and has not, on behalf of, arising from or attributable to the NGC Assets:


                                       28

                  (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for NGC Permitted Exceptions or except in the ordinary course of business consistent with past practice;

                  (b) created or permitted to be created any Lien other than an NGC Permitted Exception on any of the NGC Assets;

                  (c) sold, transferred, leased to or otherwise disposed of any of the NGC Assets, except for inventory sold in the ordinary course of business, or cancelled or compromised any material debt or claim, or waived or released any right of material value except in the ordinary course of business consistent with past practice;

                  (d) suffered any material damage, destruction or Casualty Loss (whether or not covered by insurance);

                  (e) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material adverse change in their relations with any of the employees, agents, customers or suppliers;

                  (f) instituted, settled or agreed to settle any litigation, action or proceeding before any court or Governmental Entity;

                  (g) entered into any transaction or Contract other than in the ordinary course of business consistent with past practices and except for (i) this Agreement and the Ancillary Agreements and (ii) any employee benefit plans described in the NGC proxy statement dated March 29, 1996 that are to be considered and voted upon by the stockholders of NGC at the 1996 Annual Meeting;

                  (h) amended, modified or terminated any Contract except in the ordinary course of business consistent with past practice;

                  (i) with respect to any Subsidiary, purchased or redeemed any shares of its capital stock or any option, warrant or right to purchase any of its capital stock;

                  (j) with respect to any Subsidiary, issued, sold or delivered or agreed to issue, sell or deliver any additional shares of its capital stock, any options, warrants or rights to acquire any such capital stock, any securities convertible into or exchangeable for such capital stock or any bonds or other securities;

                  (k) made any material increase in the compensation payable or to become payable by NGC (other than in the ordinary course of business, consistent with past practices), or any material increase in benefits or benefit plan costs (other than in the ordinary course of business consistent with past practices or costs outside the control of
         NGC), or any material increase in bonus, insurance, pension, compensation or other benefit plans, in each case, with respect to its employees; or

                                       29

                  (l) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (k) above; except, in each case, where the failure to so operate would not, individually or in the aggregate, have a Material Adverse Effect on NGC or the Surviving Corporation or on the ability of the Surviving Corporation to perform the Ancillary Agreements.

         4.25 ACQUISITIONS; CAPITAL EXPENDITURES. Except for existing commitments which have been set forth on SCHEDULE 4.25 hereto, neither NGC nor any Subsidiary has any existing commitments or agreements to acquire any assets (including under circumstances where such acquisition would be classified as a capital expenditure under generally accepted accounting principles consistently applied) or to make any capital expenditure or contribution in any individual transaction or project where the purchase price, capital expenditure or contribution required of NGC or a Subsidiary, directly or indirectly, exceeds $10 million or in transactions or projects where the aggregate purchase price, capital expenditure or contribution exceeds $50 million.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                                   OF CHEVRON

         Chevron represents and warrants to NGC that:

         5.1 CORPORATE STATUS. Each Contributing Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. Each Contributing Party is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires qualification, except where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses.

         5.2 NEWCO STATUS AND CAPITALIZATION. Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware. The authorized capital stock of Newco consists of 400,000,000 shares of common stock, $0.01 par value ("NEWCO COMMON STOCK") and 50,000,000 shares of Preferred Stock, $0.01 par value, of which 7,815,363 shares have been designated Series A Participating Preferred Stock. As of the date of this Agreement, one share of Newco Common Stock is validly issued and outstanding and is held by Chevron of record and beneficially and no shares of Preferred Stock of Newco are issued or outstanding.

         5.3 NO GOVERNMENTAL APPROVALS. No Requisite Regulatory Approval is required on the part of Chevron or its Affiliates in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Chevron or its Affiliates of the transactions contemplated by this Agreement and the Ancillary Agreements, except (a) as set forth on SCHEDULE 5.3, (b) for compliance with the HSR Act, the Securities Act, the Exchange Act, state takeover laws, PUHCA and the Federal Energy Regulatory Commission,

                                       30

(c) filings required by the EU Merger Regulation, (d) the filing and recordation requirements of the DGCL and (e) for any Requisite Regulatory Approval that, if not obtained, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses and the Contributed West Texas LPG Pipeline Business (taken as a whole) or the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

         5.4 AUTHORITY. The execution, delivery and performance by Chevron of this Agreement has been, and the execution, delivery and performance by Chevron and its Affiliates, as applicable, of the Ancillary Agreements and the consummation by Chevron and its Affiliates of the transactions contemplated hereby and thereby will be at Closing, duly and validly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Chevron and this Agreement is, and, upon due execution and delivery thereof the Ancillary Agreements shall be, valid and binding obligations of Chevron and its Subsidiaries or Affiliates, as applicable, enforceable against Chevron and its Subsidiaries or Affiliates, as applicable, in accordance with their respective terms, subject to (i) obtaining the Requisite Regulatory Approvals referenced in SECTION 5.3 and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         5.5 NO CONFLICTS. Except as set forth in SCHEDULE 5.5 to this Agreement and assuming the receipt of all Requisite Regulatory Approvals referenced in
SECTION 5.3, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not conflict with, or result in any violation of or default or loss of any benefit under, any provision of the certificate of incorporation or bylaws of Chevron or its Subsidiaries or Affiliates, as applicable, or any agreement or other arrangement to which any of them is a party or of any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chevron or any of its Subsidiaries or Affiliates other than any conflict, violation, default or loss that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses and the Contributed West Texas LPG Pipeline Business (taken as a whole) or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

         5.6 FINANCIAL STATEMENTS. Chevron previously has delivered to NGC a true and complete copy of:

                  (i) the balance sheet of the Contributed Warren Business (without giving effect to the changes shown on SCHEDULE 5.6) as of December 31, 1995, and the related statement of income for the year ended December 31, 1995 together with notes describing the basis and assumptions on which such financial statements were prepared and any departures from generally accepted accounting principles and accompanied by a report by Price Waterhouse LLP describing the work performed and significant matters that came to their attention as a result of

                                       31

         performing certain limited procedures as outlined in the Chevron and Price Waterhouse LLP engagement letter dated February 15, 1996, and

                  (ii) the balance sheet of the Contributed NGBU Business (without giving effect to the changes shown on SCHEDULE 5.6) as of December 31, 1995, and the related statement of income for the year ended December 31, 1995 together with notes describing the basis and assumptions on which such financial statements were prepared and any departures from generally accepted accounting principles and accompanied by a report by Price Waterhouse LLP describing the work performed and significant matters that came to their attention as a result of performing certain limited procedures as outlined in the Chevron and Price Waterhouse LLP engagement letter dated February 15, 1996.

(all of the foregoing financial statements being referred to herein as the "FINANCIAL STATEMENTS"). Subject to the changes set forth on SCHEDULE 5.6, the Financial Statements fairly present the financial position and the results of operations of the Contributed Warren Business and the Contributed NGBU Business, as applicable, as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles (except as noted in the notes to the Financial Statements). The statements of income included in the Financial Statements do not contain any material items of special or nonrecurring income except as expressly specified therein. Except as set forth in SCHEDULE 5.25, or as permitted by SECTION 10.4, since December 31, 1995, there has not been any change in the business, assets, financial condition or results of operation of the Contributed Warren Business or the Contributed NGBU Business, which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements, other than changes resulting from industry-wide conditions or general economic conditions affecting the industry in which the Contributed Warren Business or Contributed NGBU Business, as applicable, carry on their respective businesses.

         5.7      FINANCIAL INFORMATION; INTERNAL CONTROL REPORTS.

                           (a) Chevron previously has delivered to NGC a true
                  and complete copy of:

                           (i) the consolidated balance sheets of the Warren
                  Petroleum Company as of December 31, 1995, 1994 and 1993, and the related consolidated statements of income for each of the fiscal years ended December 31, 1995, 1994 and 1993;

                           (ii) financial schedules detailing the NGBU's
                  revenues, transportation costs, other direct costs and direct and indirect overhead costs of each of the fiscal years ended December 31, 1995, 1994 and 1993; and

                           (iii) computer disks containing the NGBU's long-term
                  fixed price position "book" as of March 7, 1996.

The financial statements set forth in SECTION 5.7(A)(I) and the financial schedules set forth in SECTION 5.7(A)(II) were prepared in accordance with Chevron's internal accounting policies and

                                       32

procedures; based on these policies and procedures, the financial statements set forth in SECTION 5.7(A)(I) fairly present the financial position and results of operations of the Warren Petroleum Company and the financial schedules set forth in SECTION 5.7(A)(II) fairly present the revenues and specified costs of NGBU, in each case as of the dates and for the periods indicated. Chevron has previously provided NGC with a summary description of its internal accounting policies and procedures.

                  (b) Chevron has made available to NGC financial information relating to the Contributed West Texas LPG Pipeline Business certified by Chevron (or Chevron Affiliates) to the United States Federal Energy Regulatory Commission in Docket IS 94- 32-000, and such certification was accurate, true and correct to such officer's knowledge and belief as of the date certified or submitted.

                  (c) Chevron has made available to NGC true and complete copies of all internal audit reports that have been issued by Chevron or any of its Subsidiaries or Affiliates during the past three years which would indicate that the internal controls associated with or otherwise covering either of the Contributed Businesses have or had any material weaknesses or that the accounting records covering either of the Contributed Businesses contained or could contain any material errors. Chevron's public accountants have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering either of the Contributed Businesses have or had any material weaknesses or that the accounting records associated with or otherwise covering either of the Contributed Businesses contained or could contain any material errors.

         5.8 LITIGATION. Except as set forth in SCHEDULE 5.8, there are no (a) suits, actions or proceedings pending or, to the knowledge of Chevron, threatened, against any Contributing Party or otherwise affecting the Contributed Businesses which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or (b) judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against any Contributing Party or otherwise affecting the Contributed Businesses which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

         5.9 COMPLIANCE WITH LAWS. Except (i) to the extent the matter is otherwise covered by SECTION 5.17 or 5.18, (ii) as set forth in SCHEDULE 5.9 and
(iii) for matters relating to Environmental and Safety Laws (which are dealt with in ARTICLE 6 hereof), the Contributed Businesses have been operated in compliance with all laws, ordinances and regulations of all Governmental Entities (including, without limitation, those relating to licenses and permits for the ownership, occupancy and operation of their properties), except for violations that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements. As of the date of this Agreement, no investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, state or local taxing authority) with respect to the Contributed Businesses is

                                       33

pending or, to the knowledge of Chevron, threatened, except (x) as disclosed in
SCHEDULE 5.9, (y) for matters relating to Environmental and Safety Laws (which are dealt with in ARTICLE 6 hereof) and (z) for any investigation or review that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

         5.10     INTENTIONALLY OMITTED.

         5.11 SUFFICIENCY OF ASSETS. The assets and properties comprising the Contributed Businesses constitute the assets, properties and Contracts sufficient to conduct the Contributed Warren Business and the Contributed NGBU Business and to produce the earnings set forth in the Financial Statements, except as set forth on SCHEDULE 5.6.

         5.12 MATERIAL AGREEMENTS. SCHEDULE 5.12 contains or refers to a complete and correct list of all Contracts with payments, receipts or other obligations with an aggregate value in excess of $100,000 per annum (i) that are included in the Contributed Businesses or (ii) by which any of the assets or properties comprising the Contributed Businesses are bound or otherwise subject. All Contracts listed on SCHEDULE 5.12 are in full force and effect. Except as set forth on SCHEDULE 5.12, (i) Chevron or its Affiliates have performed or complied with all obligations required to be performed or complied with by it or them, as applicable, under the Contracts listed on SCHEDULE 5.12, (ii) there does not exist under any such Contract any default, or any event or condition which, either individually or in the aggregate (after notice or the lapse of time or both), would constitute a default by Chevron or its Affiliates and (iii) to the best of Chevron's knowledge, no course of conduct has modified in any respect any of the written terms in any such Contract; except, in each case, where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

         5.13 NO UNDISCLOSED MATERIAL LIABILITIES. As of the date of this Agreement, there are no liabilities relating to the Contributed Warren Business and the Contributed NGBU Business of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or otherwise, other than
(a) liabilities disclosed in the Financial Statements or in the financial statements or schedules referenced in SECTION 5.7(A) or any schedule to this Agreement, (b) the Chevron Permitted Exceptions, and (c) liabilities that in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

         5.14 PUBLIC UTILITY. None of the Contributing Parties, the Contributed Warren Business, the Contributed NGBU Business, nor any Person in which it or they own an equity interest is a "holding company," a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" as each of such terms is defined in the PUHCA, and the rules and regulations promulgated thereunder.

                                       34

         5.15 BROKERS OR FINDERS. No agent, broker, investment banker or other firm or Person is or will be entitled by virtue of any agreement, commitment or action made or taken by Chevron or its Subsidiaries to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except that Goldman Sachs & Co. shall be entitled to a fee to be paid by Chevron for acting as financial advisor to Chevron in connection with the Combination.

         5.16 FULL DISCLOSURE. To the best knowledge of Chevron, any information furnished by or on behalf of Chevron or its Affiliates to NGC or Newco pursuant to the Combination, and any information contained in the schedules referred to in this Agreement, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

         5.17 TITLE TO PERSONAL PROPERTY ASSETS. Except with respect to the assets and properties comprising the Contributed Businesses specifically covered by SECTIONS 5.18(A), 5.18(B) OR 5.18(C) below, the Contributing Parties have, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to or ownership of all of the personal property assets comprising the Contributed Businesses free and clear of any Lien, except for Permissible Burdens and for Liens securing purchase money indebtedness not exceeding $200,000 with respect to any personal property asset (all of which indebtedness is currently paid as of the date hereof) and capital leases covering personal property assets with lease payments not exceeding $200,000 over the term of any singe lease (which leases are currently paid as of the date hereof).

         5.18     CHEVRON FACILITIES - TITLE AND OTHER MATTERS.

                  (a) The Contributing Parties are the owners of, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to the properties listed in
         SCHEDULE 5.18(A)(1) and identified as being owned in fee, in whole or in part, by the Contributing Parties and to all of the buildings, structures and other improvements located thereon (other than any "Excluded Assets", as defined in the Contribution Agreement) free and clear of all Liens except for (A) Permissible Burdens and (B) Liens referred to on SCHEDULE 5.18(A)(2), including any Liens securing the Assumed Liabilities (such Liens and Permissible Burdens are hereinafter collectively referred to as the "CHEVRON PERMITTED EXCEPTIONS").

                  (b) The Contributing Parties have, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to the leasehold estate purported to be granted under each lease, sublease or similar agreement with respect to each property listed in SCHEDULE 5.18(B) and identified as being leased lands and, unless otherwise provided in such agreement, to all of the buildings, structures, fixtures and other improvements located thereon (other than any "Excluded Assets", as defined in the Contribution Agreement), free and clear of all Liens, except for Chevron Permitted Exceptions. Each such lease is valid, binding and in full force and effect, all rent and other sums and charges payable by any of the Contributing Parties thereunder are current, no notice of default or termination under any such lease is outstanding, no

                                       35

         termination event or condition or uncured default on the part of any of the Contributing Parties or, to the best of Chevron's knowledge and belief, the lessor thereof, exists under any such lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event.

                  For purposes of this Agreement, the properties listed on SCHEDULES 5.18(A)(1) and 5.18(B) shall be referred to as the "CHEVRON NGL FACILITIES."

                  (c) The Contributing Parties have, and the Surviving Corporation will acquire upon consummation of the transactions contemplated hereby, title to the assets and properties comprising the Contributed Businesses that are specifically listed on SCHEDULE 5.18(C) (the "CHEVRON PIPELINE FACILITIES") so as to permit the use of the Chevron Pipeline Facilities as currently used by the Contributing Parties, free and clear of any Liens, except for Chevron Permitted Exceptions. Subject to the Chevron Permitted Exceptions, the Contributing Parties have title to the Easements on which the Chevron Pipeline Facilities are located, and such Easements grant to the Contributing Parties the full power and legal right to own and operate the Chevron Pipeline Facilities in the manner in which the same are currently being operated. SCHEDULE 5.18(C) sets forth the ownership interest of the applicable Contributing Party in each of the Chevron Pipeline Facilities.

                  For purposes of this Agreement, "CHEVRON FACILITIES" shall mean the Chevron NGL Facilities and Chevron Pipeline Facilities, collectively and taken as a whole, and a "CHEVRON FACILITY" shall mean any one of the Chevron Facilities.

                  (d) SCHEDULE 5.18(D) sets forth with respect to each Chevron NGL Facility, the name and location of such Chevron NGL Facility, whether such Chevron NGL Facility is a gas processing or fractionation facility, the capacity of such Chevron NGL Facility, the ownership interest of the applicable Contributing Party in such Chevron NGL Facility and the name of the Person operating such Chevron NGL Facility.

         5.19 MAJOR CUSTOMERS AND SUPPLIERS. SCHEDULE 5.19 contains a complete and correct list of the top 10 customers of each of Warren Petroleum Company and NGBU and the top 10 vendors and suppliers of each of Warren Petroleum Company and NGBU, in each case for the fiscal year ended December 31, 1995, in terms of the aggregate dollar purchases or aggregate dollar sales, as applicable.

         5.20 BUILDINGS, VEHICLES, MACHINERY, EQUIPMENT, ETC. Except as set forth on SCHEDULE 5.20, the buildings, fixtures, vehicles, pipelines, machinery and equipment included in, or subject to any Contract included in, the Contributed Businesses are in all material respects adequate for the purposes for which such assets are presently used. There are no facts or conditions affecting any of the buildings, structures, fixtures, pipelines and other improvements included within the Chevron Facilities which would interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, except for Chevron Permitted Exceptions.

                                       36

         5.21 INVENTORY. All inventory included in the Contributed Businesses is of a quality and condition that is usable or saleable, as the case may be, in the ordinary course of business for the purposes for which intended in conformity with industry standards.

         5.22 PREFERENTIAL RIGHTS. Except as set forth on SCHEDULE 5.22 and except for consents to assign Requisite Regulatory Approvals, to the best of Chevron's knowledge, there are no Preferential Rights which can be exercised with respect to any of the assets and properties comprising the Contributed Businesses or the Contributed West Texas LPG Pipeline Business, as a result of, or for, the execution, delivery, performance or consummation of the transactions contemplated hereby or by the Ancillary Agreements; provided, however, that in no event shall a breach of this representation be actionable by the Surviving Corporation if, in the event of a subsequent transfer by the Surviving Corporation of an asset, property or Contract contributed to the Surviving Corporation by any of the Contributing Parties, a third party exercises a Preferential Right (with respect to such subsequent transfer) to purchase an interest in such asset or property.

         5.23 INTELLECTUAL PROPERTY, ETC. SCHEDULE 5.23 accurately discloses all licenses, sublicenses or agreements relating to the use of the Intellectual Property and Technology in connection with the Contributed Businesses pursuant to a license or sublicense agreement with a third party. Except as set forth in
SCHEDULE 5.23, there is no existing or threatened infringement, misuse or misappropriation by others of the Intellectual Property or Technology that is material to the Contributed Businesses, there is no pending or threatened claim by any Contributing Party (with respect to the Contributed Businesses) against others for any such infringement, misuse or misappropriation, and there is no pending judicial proceeding involving any claim, and no Contributing Party has received any written notice of claim of any infringement, misuse or misappropriation by the Contributing Party (with respect to the Contributed Businesses) of any Intellectual Property or Technology owned by any third party.

         5.24 JOA RELATED AGREEMENTS. Except as disclosed on SCHEDULE 5.24, with respect to each Joint Operation to which any of the assets or properties comprising the Contributed Businesses is subject, to the best of Chevron's knowledge, (i) all JOA Related Agreements are in full force and effect, (ii) each Person who is a party thereto has performed in all material respects all obligations required to be performed by it thereunder, and (iii) there does not exist under any such JOA Related Agreement any breach or default; except, in each case, where it would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

         5.25 ABSENCE OF CHANGES OR EVENTS. Except as set forth on SCHEDULE 5.25 or as permitted by SECTION 10.4, since December 31, 1995, Chevron and its Subsidiaries and Affiliates have operated the Contributed Businesses in the ordinary course consistent with past practice and have not, on behalf of, arising from or attributable to the Contributed Businesses:

                  (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for the Chevron Permitted Exceptions or except in the ordinary course of business consistent with past practice;


                                       37

                  (b) created or permitted to be created any Lien other than a Chevron Permitted Exception on any of the assets or properties comprising the Contributed Businesses;

                  (c) sold, transferred, leased to or otherwise disposed of the Contributed Businesses, except for Inventory sold in the ordinary course of business, or cancelled or compromised any material debt or claim, or waived or released any right of material value except in the ordinary course of business consistent with past practice;

                  (d) suffered any material damage, destruction or Casualty Loss (whether or not covered by insurance);

                  (e) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material adverse change in their relations with any of the employees, agents, customers or suppliers;

                  (f) instituted, settled or agreed to settle any litigation, action or proceeding before any court or Governmental Entity;

                  (g) entered into any transaction or Contract other than in the ordinary course of business consistent with past practices and except for this Agreement and the Ancillary Agreements;

                  (h) amended, modified or terminated any Contract except in the ordinary course of business consistent with past practices;

                  (i) made any material increase in the compensation payable or to become payable by Chevron (other than in the ordinary course of business, consistent with past practices), or any material increase in benefits or benefit plan costs (other than in the ordinary course of business consistent with past practices or costs outside the control of Chevron), or any material increase in bonus, insurance, pension, compensation or other benefit plans, in each case, with respect to the Prospective Employees; or

                  (j) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (i) above; except, in each case, where the failure to so operate would not, individually or in the aggregate, have a Material Adverse Effect on the Contributed Businesses or on the ability of Chevron or its Affiliates to perform their obligations under the Ancillary Agreements.

                                       38

                                    ARTICLE 6

                              ENVIRONMENTAL MATTERS

         6.1 CHEVRON'S ENVIRONMENTAL INDEMNITY.

                  (a) Subject to the limitations set forth in ARTICLE 14, Chevron agrees to and shall indemnify and hold the NGC Indemnitees harmless against and from any and all Losses from:

                           (i) the Release of Hazardous Materials in, on, at, or
                  from the Chevron Facilities occurring prior to the Closing Date in violation of any Environmental and Safety Law;

                           (ii) liability to third parties as a result of
                  Releases of Hazardous Materials in, on, at, or from the Chevron Facilities occurring prior to the Closing Date;

                           (iii) the designation of the Surviving Corporation
                  under CERCLA or any analogous state statute as a potentially responsible party for, or any private party action relating to, onsite or offsite disposal of Hazardous Materials, to the extent such substances were generated at or disposed on the Chevron Facilities prior to the Closing Date;

                           (iv) fines or penalties for which the Surviving
                  Corporation may become liable with respect to any violation of Environmental and Safety Laws at a Chevron Facility occurring prior to the Closing Date;

                           (v) a failure of a Contributing Party to operate a
                  Chevron Facility as of the Closing Date in substantial compliance with (i) all applicable Environmental and Safety Laws, (ii) all terms and conditions of Environmental Permits, and (iii) all environmental orders and consent agreements in effect and applicable to the Chevron Facility;

                           (vi) the failure of a Contributing Party or an
                  operator of a Chevron Facility to have all the Environmental Permits required by Environmental and Safety Laws to operate the Chevron Facilities as they are being operated as of the Closing Date; and

                           (vii) environmental conditions that exist on the
                  Chevron Facilities as of the Closing Date that would, solely with the lapse of time or the giving of notice or both, subject the Surviving Corporation to any responsibility for any current remediation obligations under any applicable Environmental and Safety Laws.

                  (b) Subject to the provisions of SECTION 6.4 below, in the event that the Surviving Corporation (or any Affiliate) sells, transfers or otherwise conveys any of the assets or properties comprising the Contributed Businesses to a party that is not an

                                       39

         Affiliate of the Surviving Corporation (the "PURCHASER"), then the Surviving Corporation shall be entitled to indemnification pursuant to the indemnity obligations set forth in paragraph (a) of this SECTION
         6.1 for Losses that result from an indemnity covering environmental matters granted by the Surviving Corporation (or any Affiliate) to the Purchaser in connection with the transfer of such asset or property to the Purchaser, but only (x) with respect to claims asserted by such Purchaser relating to or during the period of the Purchaser's ownership and (y) to the extent that the Surviving Corporation would have been entitled to such indemnification had it (instead of the Purchaser) been the owner and asserted such claim for indemnification against Chevron pursuant to SECTION 6.1(A) hereof; provided, however, that any claims by the Surviving Corporation for indemnification under this paragraph
         (b) shall be subject, along with any other Discrete Claims made under
         SECTION 6.1(A) or ARTICLE 14, to the limitations set forth in SECTION 14.4; and provided further, that in no event shall this SECTION 6.1(B) be construed to provide any Purchaser with any indemnification rights hereunder from either Chevron or the Surviving Corporation, nor shall Chevron or the Surviving Corporation be in any way liable or otherwise obligated to any Purchaser under this SECTION 6.1.


         6.2      SURVIVING CORPORATION'S ENVIRONMENTAL INDEMNITY.

                  (a) Subject to the limitations set forth in ARTICLE 14, NGC, for and on behalf of the Surviving Corporation, agrees that the Surviving Corporation shall indemnify and hold the Chevron Indemnitees harmless against and from any and all Losses from:

                           (i) the Release of Hazardous Materials in, on, at, or
                  from the NGC Facilities or Former NGC Facilities occurring prior to the Closing Date in violation of any Environmental and Safety Law;

                           (ii) liability to third parties as a result of
                  Releases of Hazardous Materials in, on, at, or from the NGC Facilities or Former NGC Facilities occurring prior to the Closing Date;

                           (iii) the designation of the Surviving Corporation
                  under CERCLA or any analogous state statute as a potentially responsible party for, or any private party action relating to, onsite or offsite disposal of Hazardous Materials, to the extent such substances were generated at or disposed on the NGC Facilities or Former NGC Facilities prior to the Closing Date;

                           (iv) fines or penalties for which the Surviving
                  Corporation may become liable with respect to any violation of Environmental and Safety Laws at an NGC Facility occurring prior to the Closing Date;

                           (v) a failure of NGC or any of its Subsidiaries or
                  Equity Affiliates to operate an NGC Facility as of the Closing Date in substantial compliance with (i) all applicable Environmental and Safety Laws, (ii) all terms and conditions of Environmental Permits, and (iii) all environmental orders and consent agreements in effect and applicable to the NGC Facility;

                                       40

                           (vi) the failure of NGC or any of its Subsidiaries or
                  Equity Affiliates or an operator of an NGC Facility to have all the Environmental Permits required by Environmental and Safety Laws to operate the NGC Facilities as they are being operated as of the Closing Date; and

                           (vii) environmental conditions that exist on the NGC
                  Facilities or Former NGC Facilities as of the Closing Date that would, solely with the lapse of time or the giving of notice or both, subject the Surviving Corporation to any responsibility for any current remediation obligations under any applicable Environmental and Safety Laws.

         6.3 FURTHER LIMITATION ON RECOVERY FOR LOSSES. Chevron and NGC agree that no Losses suffered by the Surviving Corporation as a result of Releases from and after the Closing Date shall be the subject of any payments to or from Chevron under the provisions of ARTICLE 14.

         6.4 PREVIOUSLY GRANTED INDEMNITIES. The parties hereby agree that the transactions contemplated hereby, including, without limitation, the contribution of the assets comprising the Contributed Businesses to Newco or the Merger, shall not terminate or otherwise affect any indemnity granted prior to the date hereof by NGC or any Affiliate thereof or any predecessor thereto in favor of any Contributing Party or of any Contributing Party in favor of NGC or any Affiliate thereof or any predecessor thereto covering environmental losses or claims relating to any asset or property comprising a part of the Contributed Businesses or the NGC Assets (as the case may be), notwithstanding the fact that such indemnity by its terms would otherwise terminate upon the contribution of such asset to Newco or the Merger.

         6.5 SURVIVAL. Notwithstanding any other provisions of this Agreement, the indemnities set forth in SECTIONS 6.1 and 6.2 shall survive for a period commencing on the Closing Date and continuing through and including August 30, 2001, and shall terminate at the expiration of such period, except in the case of (i) Third Party Claims or Use Claims for which a notice complying with the terms of SECTION 14.5(A) and SECTION 14.7, respectively, and covering a Discrete Claim that has previously occurred is received on or prior to August 30, 2001 or
(ii) Environmental Remediation Claims for which a notice complying with the terms of SECTION 14.6(A) and covering a Discrete Claim that has previously occurred is received on or prior to August 30, 2001.

                                    ARTICLE 7

                                      TAXES

         7.1      TAX FILINGS AND REPRESENTATIONS.

                  (a) The parties believe that (i) the contribution of Contributed Businesses and the Contributed West Texas LPG Pipeline Business by the Chevron Group to Newco will be treated as a transaction described in Section 351 of the Code and Chevron will be afforded nonrecognition treatment, in part, under such section, and (ii) the Merger will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, with the result, in part, of affording nonrecognition treatment to NGC and its

                                       41

         stockholders with respect to the transfers and exchanges occurring in the Merger. Each party agrees that it will file its Tax Returns consistent with these tax consequences and the allocation contemplated by SECTION 7.2(D).

                  (b) NGC represents that it has no present plan or intention for the Surviving Corporation (a) to enter into a transaction or series of transactions that would terminate the existence of Surviving Corporation, (b) or its Subsidiaries to dispose of the assets and properties comprising the Contributed Businesses and the Contributed West Texas LPG Pipeline Business, other than dispositions in the ordinary course of business operations (including dispositions to rationalize the various operations acquired by Newco), and dispositions to members of the Surviving Corporation Group or to partnerships wholly-owned by such members and/or Chevron (or its Affiliates), or (c) to redeem or otherwise reacquire any stock or indebtedness to be issued in the Combination (other than with respect to Surviving Corporation Stock acquired from employees not referred to in SECTION 12.2(D) through the NGC Plans and Savings Plan or the exercise of rights to pay or call indebtedness as allowed by its terms).

         7.2 TAX RESPONSIBILITIES. Chevron will be responsible for and shall pay any and all Chevron Taxes. Chevron represents that each transferor of a part of the Contributed Businesses and the Contributed West Texas LPG Pipeline Business is a member of the Chevron Group. Surviving Corporation shall be responsible for and shall pay any and all Surviving Corporation Taxes. Chevron shall have no liability whatsoever with regard to Surviving Corporation Taxes or NGC Stockholder Taxes, except as otherwise provided in SECTION 7.6. Surviving Corporation and the NGC stockholders shall have no liability whatsoever with regard to Chevron Taxes, except as otherwise provided in SECTION 7.6.

                  (a) The term "CHEVRON TAXES" or "CHEVRON TAX" shall mean any and all Taxes imposed upon, paid, payable, or required to be collected by any or all of Chevron and the Chevron Group for any and all taxable years or periods. The term "CHEVRON TAXES" or "CHEVRON TAX" also includes any ad valorem Tax imposed upon assets held by Chevron or the Chevron Group and those Taxes identified as such in clause (iii) of
         SECTION 7.2(D). Newco and its Subsidiaries, if any, shall be treated as members of the Chevron Group through the Closing Date.

                  (b) The term "SURVIVING CORPORATION TAXES" or "SURVIVING CORPORATION TAX" shall mean (i) assuming the Merger is effected, any and all Taxes imposed upon, paid, payable or required to be collected by any or all of NGC, the NGC Group, Clearinghouse, Trident NGL, Inc. and Trident Holding for any and all taxable years or periods ending on or before the Closing Date ("NGC TAXES") and (ii) for any and all taxable years or other periods beginning on or after the Closing Date, any and all Taxes imposed upon, paid, payable or required to be collected by Surviving Corporation and the Surviving Corporation Group and those Taxes identified as such in clause (iii) of SECTION 7.2(D). The term "SURVIVING CORPORATION TAXES" or "SURVIVING CORPORATION TAX" also includes any ad valorem Tax imposed upon assets held by NGC or Surviving Corporation, respectively.


                                       42

                  (c) The term "NGC STOCKHOLDER TAXES" or "NGC STOCKHOLDER TAX" shall mean any and all taxes paid, payable or required to be collected by any and all of the NGC Stockholders. The term "NGC STOCKHOLDERS" shall mean any and all of the stockholders of NGC or Surviving Corporation, other than Chevron.

                  (d)      For purposes of this SECTION 7.2:

                           (i) In the case of any Tax attributable to a taxable
                  year or other period that includes or ends on the Closing Date, such Tax shall be allocated between the portion of such taxable year or other period ending on the Closing Date and the portion beginning after the Closing Date by allocating all items of income, loss, deduction, credit, payroll, premium, capital, gross receipts, sales, and the like between the portion ending on and the portion beginning after the Closing Date based on an interim closing of the books as of 11:59 p.m. on the Closing Date. The parties hereto agree that on the Closing Date they shall not cause Newco or its Subsidiaries to participate in any transaction outside of the ordinary course of business, other than the transactions contemplated by this Agreement.

                           (ii) Provided, however, that if any such item cannot
                  reasonably be determined on the basis of an interim closing of the books, and except to the extent otherwise required by applicable law, then such item shall be allocated based on the number of days in the period ending on the Closing Date and the number of days in the period beginning after the Closing Date.

                           (iii) Notwithstanding anything to the contrary in
                  this SECTION 7.2, Chevron shall be responsible for all transfer Taxes and other Taxes relating to the contribution of the Contributed Businesses and the Contributed West Texas LPG Pipeline Business to Newco (which Taxes shall be "CHEVRON TAXES"), and the Surviving Corporation shall be responsible for all transfer Taxes and other Taxes relating to the Merger (which Taxes shall be "SURVIVING CORPORATION TAXES").

                           (iv) Notwithstanding anything to the contrary in this
                  SECTION 7.2, any ad valorem Tax relating to any asset comprising a part of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business that is attributable to a tax period that includes the Closing Date shall be allocated as a Chevron Tax or a Surviving Corporation Tax based on the number of days that each such party owned such asset during such period.

                           (v) Notwithstanding anything to the contrary in this
                  SECTION 7.2, all Taxes imposed upon, paid, payable, or required to be collected by Newco or its Subsidiaries while it is a member of the Chevron Group, including any consolidated or combined liabilities of the Chevron Group (including, without limitation, Tax liabilities incurred by reason of Treasury Regulations ss.1.1502-6) shall be considered Chevron Taxes.

                  (e) Subject to the provisions of SECTIONS 7.1 (A) and 7.3 hereof, (i) Chevron shall be responsible, at its sole cost and expense, for the preparation, maintenance and

                                       43

         filing of all tax returns, information returns, reports, statements, and related documents (hereinafter collectively referred to as "TAX RETURNS") relating to Chevron Taxes, and (ii) Surviving Corporation or NGC shall be responsible, at its sole cost and expense, for the preparation and filing of all Tax Returns relating to Surviving Corporation Taxes or NGC Taxes. All Tax Returns required to be filed by Chevron ("CHEVRON RETURNS") have been or will be filed at the times and in the manner prescribed by law. All Tax Returns required to be filed by Surviving Corporation or NGC ("SURVIVING CORPORATION RETURNS") have been or will be filed by Surviving Corporation or NGC at the times and in the manner prescribed by law.

         7.3 RECORDS AND ASSISTANCE. Subject to the reimbursement of reasonable out-of-pocket expenses, the parties hereto will provide each other such records and assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, and audit or other examination by any taxing authority, and any judicial and administrative proceedings relating to liability for Taxes (including, without limitation, any additions to or refunds of Taxes). Surviving Corporation shall retain all records delivered to it by Chevron in the Combination relating to Chevron Taxes for the longer of (i) six (6) years after the September 15 following the end of the taxable year to which the Tax Audit with respect to Chevron Taxes relates or (ii) upon notice from Chevron, with respect to any Tax Audit, that the statute of limitations has been extended beyond six (6) years after the September 15 following the end of the taxable year to which the Tax Audit with respect to Chevron Taxes relates, until the end of such extension period. Chevron shall reimburse Surviving Corporation for any reasonable out-of-pocket expenses incurred by it with respect to such record retention to the extent of the excess, if any, of the expenses attributable to the period described in SECTION 7.3(II), over the expenses attributable to the period described in SECTION 7.3(I). Surviving Corporation shall secure the same access to records and assistance and the same record retention described in the immediately preceding sentence in the event that Surviving Corporation disposes of any of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business. All information provided pursuant to this ARTICLE 7 shall be held in confidence and shall not be disclosed to persons other than requesting parties hereto for any reason whatsoever, except to the extent that such disclosure is required in order to effect the intent of this ARTICLE 7 or such disclosure is required by law.

         7.4 TAX SHARING AGREEMENTS. This Agreement supersedes and terminates any and all other tax sharing, tax allocation, and other similar agreements, policies, and arrangements previously in effect with respect to (i) all or any of Newco or its Subsidiaries, on the one hand, and (ii) any or all of the other members of the Chevron Group, on the other hand. Except as expressly provided in this Agreement, neither Newco nor its Subsidiaries shall have any obligation, directly or indirectly, to make any payment to or on behalf of any other member of the Chevron Group in respect of any Tax or refund of Tax for any taxable year.

         7.5 TAX AUDITS. With respect to the taxable years of Chevron, NGC, Newco, or Surviving Corporation not yet audited by, currently under audit by, or under protest or appeal with, any taxing authority:

                  (a) Subject to SECTION 7.5(D), Chevron, at its sole cost and expense, shall control the conduct of all stages of any audit or other judicial or administrative

                                       44

         proceeding (collectively referred to as a "TAX AUDIT") with respect to Chevron Taxes. Surviving Corporation, at its sole cost and expense, shall control the conduct of all Tax Audits with respect to Surviving Corporation Taxes.

                  (b) Chevron shall give prompt notice to Surviving Corporation of any Tax adjustment proposed in writing pursuant to any Tax Audit controlled by Chevron (i) that may be borne by the Surviving Corporation (or any of its Subsidiaries) or have an adverse effect on either of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business or (ii) that could give rise to an indemnification under SECTION 7.6(A). Upon Surviving Corporation's reasonable request, Chevron shall discuss with Surviving Corporation and Surviving Corporation's counsel the position that Chevron intends to take regarding any issue concerning such Tax Audit, and shall afford Surviving Corporation and its counsel a reasonable opportunity to participate, at Surviving Corporation's sole cost and expense, in the conduct of that portion of any such Tax Audit relating to such claim (including, without limitation, participation in conferences and subsequent non-judicial proceedings with the taxing authority and submission of pertinent materials in support of Chevron's position).

                  (c) Surviving Corporation shall give prompt notice to Chevron of any Tax adjustment proposed in writing pursuant to any Tax Audit controlled by Surviving Corporation (i) that could give rise to a claim against Chevron under this Agreement or (ii) that could give rise to an indemnification under SECTION 7.6(B). Upon Chevron's reasonable request, Surviving Corporation shall discuss with Chevron and Chevron's counsel the position that Surviving Corporation intends to take regarding any issue concerning such Tax Audit, and shall afford Chevron and its counsel a reasonable opportunity to participate, at Chevron's sole cost and expense, in the conduct of that portion of any such Tax Audit relating to such claim (including, without limitation, participation in conferences and subsequent non-judicial proceedings with the taxing authority and submission of pertinent materials in support of Surviving Corporation's position).

                  (d) In the case of a Tax Audit that Chevron believes could give rise to an indemnity under clause (iii) of SECTION 7.6(B) (and so much of clause (iv) as relates thereto), Chevron shall give prompt notice to Surviving Corporation in writing as soon as reasonably possible after initial discussions with or receipt of a written communication from any representative of a taxing authority regarding any issues that could give rise to a claim for such indemnity (the "AUDIT ISSUES"). Chevron shall at all times take positions in the Tax Audit, with respect to the Audit Issues, consistent with those advanced by Surviving Corporation in writing and shall afford Surviving Corporation and its counsel a reasonable opportunity to participate, at Surviving Corporation's sole cost and expense, in the conduct of that portion of any Tax Audit relating to such claim (including, without limitation, participation in conferences and subsequent non-judicial proceedings with the taxing authority and submission of pertinent materials in support of Chevron's position). Chevron shall appeal (to the extent legally allowable) all decisions inconsistent with the positions advanced by Surviving Corporation with respect to such Audit Issues that could result in indemnification under SECTION 7.6(B)(III), unless otherwise agreed by Chevron and Surviving Corporation. If Surviving Corporation believes a decision of a court of

                                       45

         law with respect to such Audit Issues should be appealed, but Chevron disagrees, Surviving Corporation shall reimburse Chevron for all costs and expenses related to the Audit Issues of any such appeal.

         7.6      TAX INDEMNITY.

                  (a) With the exception of increases in Chevron Taxes described in clause (ii) of SECTION 7.6(B) hereof, Chevron shall indemnify, protect, save, and keep harmless Surviving Corporation and its Subsidiaries and their respective officers, directors, employees, agents and Affiliates from and against (i) any and all Chevron Taxes directly incurred by any of them in connection therewith, and (ii) any and all Surviving Corporation Taxes payable for taxable periods beginning on or after the Closing Date, but only to the extent (if any) of the amount of any such Surviving Corporation Tax that is caused by or arises from a breach or other violation of, or inaccuracy or incompleteness of, any of the covenants, warranties, or representations of Chevron set forth in the last sentence of SECTION 7.1(A) AND IN
         SECTION 7.2 hereof, and (iii) all reasonable costs and expenses (including, without limitation, court costs and professional fees) incurred by Surviving Corporation (or its Subsidiaries) in connection with an indemnity provided in this SECTION 7.6(A).

                  (b) With the exception of increases in Surviving Corporation Taxes described in clause (ii) of SECTION 7.6(A) hereof, Surviving Corporation shall indemnify, protect, save, and keep harmless Chevron and its Subsidiaries and their respective officers, directors, employees, agents and Affiliates from and against (i) any and all Surviving Corporation Taxes directly incurred by any of them, (ii) any and all Chevron Taxes payable for taxable periods ending on or after the Closing Date, but only to the extent (if any) of the amount of any such Chevron Tax that is caused by or arising from a breach or other violation of, or inaccuracy or incompleteness of, any of the covenants, warranties, or representations of NGC set forth in the last sentence of
         SECTION 7.1(A) AND IN SECTION 7.2 hereof, (iii) provided that SECTION 7.5(D) has been complied with, any and all Chevron Taxes payable for the taxable period that includes the Closing Date that is caused by or arises from the inaccuracy of any of the representations of NGC set forth in SECTION 7.1(B) hereof; and (iv) all reasonable costs and expenditures (including, without limitation, court costs and professional fees) incurred by Chevron (or its Subsidiaries) in connection with any indemnity provided in this SECTION 7.6(B).

                  (c) Any payments required to be made pursuant to this SECTION
         7.6 (a "TAX INDEMNITY PAYMENT") shall be made, whether or not the amount is contested under SECTION 7.6(D), on the latest of (i) twenty
         (20) Business Days after written demand by the indemnified party, which written demand shall include a statement (the "INDEMNITY STATEMENT") setting forth in reasonable detail the good faith computations of the indemnification hereunder and the procedure for contesting the amount (including the timing of the written notice thereof) set forth in
         SECTION 7.6(D) hereof, (ii) five (5) Business Days before the last day prescribed by law on which the payment of the indemnified Tax in question may be made to the relevant taxing authority without the imposition of any penalty, interest, addition to Tax, or other late charge by the taxing authority, or (iii) in the case of an Indemnity Payment under clause (iii) of SECTION 7.6(B)

                                       46

         or clause (iv) of SECTION 7.6(B) to the extent it relates to an Indemnity Payment under such clause (iii), the later of ten days after
         (A) if Chevron and the Surviving Corporation agree that a Tax Indemnity Payment is required under SECTION 7.6(B)(III), the date judgment by a Circuit Court of Appeals or the Supreme Court of the United States becomes final and unappealable, or (B) otherwise, after the decision of the Arbitrator pursuant to the procedures in SECTION 7.6(D) as to whether an Indemnity Payment is required pursuant to Section 7.6(b)(iii).

                  (d) Chevron or Surviving Corporation may contest the amount of any Tax Indemnity Payment set forth on an Indemnity Statement within 120 Business Days of the receipt of the Tax Indemnity Statement by written notice; PROVIDED, HOWEVER, to the extent that any Tax Indemnity Payment set forth on an Indemnity Statement relates to SECTION 7.6(B)(III) or SECTION 7.6(B)(IV) (as it relates to an Indemnity Payment under SECTION 7.6(B)(III), such 120 day period for contesting an amount on a Tax Indemnity Statement shall begin on the later of the date of a final settlement with the U.S. Government or the date judgment by a trial court, a Circuit Court of Appeals or the Supreme Court of the United States becomes final and unappealable, unless otherwise agreed by Chevron and Surviving Corporation. If Surviving Corporation or Chevron contests such amount during the 120 day period, Chevron and Surviving Corporation, at their joint expense, shall select and engage an independent nationally-recognized public accounting or law firm (an "ARBITRATOR") (which shall in no event be the auditors for or representatives of either Chevron or Surviving Corporation at the time of selection) to redetermine the amount of the Chevron Tax or Surviving Corporation Tax so contested, which redetermination shall be binding and conclusive. If Chevron and Surviving Corporation cannot agree on one (1) jointly chosen Arbitrator, then each shall select one
         (1) Arbitrator at its own cost and expense. Such two (2) Arbitrators selected by Chevron and Surviving Corporation shall then select a third Arbitrator (other than themselves) to redetermine the amount of the Chevron Tax or Surviving Corporation Tax so contested, which redetermination shall be binding and conclusive. If such Arbitrator redetermines that the amount of the Tax Indemnity Payment is less than the amount shown in the Indemnity Statement so contested, then (i) the indemnified party shall refund such difference (together with any interest on such difference that the indemnified party has collected from the indemnifying party) to the indemnifying party within fifteen
         (15) days after the indemnified party has received written notice of the amount determined by said Arbitrator or (ii) in the case of a Tax Indemnity Payment required under SECTION 7.6(B)(III), Surviving Corporation shall pay Chevron the lesser of (A) the amount shown on the Indemnity Statement with respect to such Tax Indemnity Payment or (b) the amount determined by the Arbitrator.

                  (e) If any amount payable pursuant to this SECTION 7.6 is not paid when due, then such amount shall bear interest at the lesser of
         (i) the highest lawful rate for the period of time that the amount remains unpaid, or (ii) the rate of interest accruing under Section 6621(a)(2) of the Code for the period of time that the amount remains unpaid.

                  (f) Any Tax Indemnity Payment required to be made pursuant to this SECTION 7.6, other than Tax Indemnity Payments required to be made pursuant to SECTION 7.6(B)(III), shall be increased or reduced, as appropriate, to take into account the tax

                                       47

         consequences to the payee, if any, of (i) such Tax Indemnity Payment to the indemnified party and (ii) expenditures made by the indemnified party that are being reimbursed by such Tax Indemnity Payment.

                  (g) Any Tax Indemnity Payment required to be made pursuant to
         SECTION 7.6(B)(III) at the time stated in SECTION 7.6(C)(III) shall be increased by an amount of interest at Chevron's effective borrowing rate as in effect from time-to-time from the date on which Chevron actually paid the Tax for which the Tax Indemnity Payment is made until the date when payment is due pursuant to SECTION 7.6(C)(III).

         7.7 SURVIVAL. Notwithstanding any other provisions of this Agreement, all of the warranties, representations, covenants and agreements set forth in this ARTICLE 7 with respect to each Tax liability and any and all Tax Returns, audits, examinations, and proceedings relating thereto shall survive the Closing for a period ending 90 days after the latest of (i) the lapse of the applicable period for assessment, imposition, or refund of Tax (as the same may be extended) with respect thereto, (ii) receipt of the notice described in SECTIONS 7.5(B)(II) or 7.5(C)(II) hereof, (iii) the lapse of the applicable period for assessment, imposition or refund of Tax (as the same may be extended) relating to the taxable year or period in which any Tax savings are actually realized pursuant to SECTION 7.6(F) or (iv) the determination by the Arbitrator referred to in SECTION 7.6(D). This SECTION 7.7 shall not prejudice the survival of any other warranty, representation or covenant under this Agreement.

         7.8      INDEMNITY FOR NGC TAX LOSSES.

                  (a) Surviving Corporation shall pay to Chevron the amount of any NGC Tax Loss (an "NGC TAX LOSS PAYMENT"). The term "NGC Tax Loss" shall mean the "Unadjusted NGC Tax Loss" (defined in SECTION 7.8(B)) adjusted as provided in SECTION 7.8(C).

                  (b) The term "Unadjusted NGC Tax Loss" shall mean the excess, if any, of (i) any and all NGC Taxes paid by Surviving Corporation on or after the Closing Date (other than (x) Taxes paid with final returns or statements for taxable periods ending in or after 1995 that are filed after the Closing Date (other than amended returns or amended statements) or (y) Taxes for tax periods ending on or after the Closing
         Date) ("RELEVANT NGC TAXES"), over (ii) the present value (as of the date of the payment of the Relevant NGC Taxes) of the tax savings or refunds, if any, reasonably expected to the Surviving Corporation as a result of the payment of the Relevant NGC Taxes or the adjustments resulting in such Relevant NGC Taxes, in either case, for any taxable period of NGC (or its Subsidiaries) or Surviving Corporation (or its Subsidiaries). This present value shall be computed using NGC's effective borrowing rate as in effect from time-to-time. Surviving Corporation shall prepare and provide to Chevron a schedule setting forth the amount of the expected Tax savings or refunds and shall update such schedule no less often than once each calendar year.

                  (c) The Unadjusted NGC Tax Loss shall be adjusted in the following manner to compute the NGC Tax Loss. The Unadjusted NGC Tax Loss shall be reduced (but not below zero) by up to $7.5 million (as agreed by the Parties), (which after such

                                       48

         reduction shall be referred to as the "GROSS TAX LOSS"). For purposes hereof, an NGC Tax Loss will have occurred at each time that the amount of the Gross Tax Loss increases, for example, without limitation, upon a decrease in the present value of the reasonably expected Tax savings or refunds taken into account in the previous determination of the Gross Tax Loss as a result of the reasonable expectation of either a delay in achieving or a failure to achieve such Tax savings or refunds. The amount of the NGC Tax Loss incurred at each such time shall be the product of the increase in the Gross Tax Loss at such time and the fraction described in SECTION 14.1(D)(II) as in effect at such time. Notwithstanding the foregoing, if the amount of Relevant NGC Tax paid to a taxing authority for a particular taxable period is less than $100,000, the Relevant NGC Tax shall be considered to be $0.00.

                  (d) The NGC Tax Loss Payment shall be made within thirty (30) days after the latest of (i) the settlement with the taxing authority of the claim for NGC Taxes, (ii) the expiration of the period for appeal of a final adjudication of the claim for NGC Taxes, (iii) the rendering of a determination by the Arbitrator of the amount of the NGC Tax Loss, or (iv) the expiration of the period for Surviving Corporation to give notice that it contests the amount of the NGC Tax Loss Payment requested by Chevron in an NGC Tax Loss Indemnity Statement. (The occurrence of an event described in SECTION 7.8(D)(I) OR (II) shall be referred to in this SECTION 7.8 as a "FINAL DETERMINATION"). If an NGC Tax Loss Payment is not made when due, then the amount thereof shall bear interest for the period of time that the amount remains unpaid at the lesser of (i) the highest lawful rate, or
         (ii) the rate of interest accruing under Section 6621(a)(2) of the Code. Any NGC Tax Loss Payment shall be increased by an amount of interest at Chevron's effective borrowing rate as in effect from time-to-time from the date on which Surviving Corporation makes the payment of the Relevant NGC Tax for which such NGC Tax Loss Payment is made, until the date the related NGC Tax Loss Payment is due.

                  (e) Surviving Corporation shall give prompt notice to Chevron of any Tax adjustment proposed in writing pursuant to any Tax Audit controlled by Surviving Corporation which adjustment could reasonably be expected to give rise to an NGC Tax Loss Payment under SECTION 7.8(A) and prompt notice of the Final Determination of such Tax Audit (the "FINAL DETERMINATION NOTICE"). The Final Determination Notice shall set forth (i) in reasonable detail Surviving Corporation's good faith computation of the amount of any NGC Tax Loss Payment required under SECTION 7.8(A), (ii) the procedure (as described in SECTION 7.8(F) below) Chevron must follow to respond, and (iii) a reference to
         SECTION 7.8 of this Agreement.

                  (f) Within one hundred twenty (120) days of the Final Determination Notice, Chevron shall notify Surviving Corporation in a written notice setting forth in reasonable detail Chevron's good faith computations of the amount of any NGC Tax Loss Payment required under
         SECTION 7.8(A), the basis of Chevron's request for such payment, and the procedure (as described in SECTION 7.8(G) below) by which Surviving Corporation may contest the amount (including the timing of the written notice of contest).


                                       49

                  (g) Within one hundred twenty (120) days of the receipt of the notice given in SECTION 7.8(F), Surviving Corporation may contest by written notice to Chevron the amount of the NGC Tax Loss Payment proposed by Chevron. After the notice in this SECTION 7.8(G) has been given, Chevron and Surviving Corporation, at their joint expense, shall select one (1) Arbitrator (as defined in SECTION 7.6(D)). If, within thirty (30) days after the notice in this SECTION 7.8(G) has been given, Chevron and Surviving Corporation cannot agree on one (1) jointly chosen Arbitrator, then each shall select one (1) Arbitrator at its own cost and expense. Such two (2) Arbitrators selected by Chevron and Surviving Corporation shall then select a third Arbitrator (other than themselves) to redetermine the amount of the NGC Tax Loss Payment so contested, which redetermination shall be binding and conclusive. If such third Arbitrator redetermines that the amount of the NGC Tax Loss Payment is less than the amount shown in the notice of Chevron so contested, the amount of the NGC Tax Loss Payment shall be such redetermined amount. If such Arbitrator determines that the amount of the NGC Tax Loss Payment was equal to or higher than the amount shown in the notice of Chevron, the payment in such notice shall be the NGC Tax Loss Payment.

                  (h) Notwithstanding any other provisions of this Agreement, all of Surviving Corporation's and Chevron's obligations under this Agreement relating to the making of NGC Tax Loss Payments or Refund Payments and any and all Tax Returns, audits, examinations, and proceedings relating thereto shall survive the Closing for a period ending ninety (90) days after the latest of (i) the lapse of the applicable period for assessment, imposition, or refund of Tax (as the same may be extended) with respect thereto, (ii) receipt of the notice described in SECTION 7.8(E) hereof or the Refund Payment Notice, (iii) the lapse of the applicable period for assessment, imposition or refund of Tax (as the same may be extended) relating to the taxable year or period in which any Tax savings are actually realized pursuant to
         SECTION 7.8(B) or SECTION 7.8(I), or (iv) the determination of the Arbitrator referred to in SECTION 7.8(G). This SECTION 7.8(H) shall not prejudice the survival of any warranty, representation or covenant under this Agreement.

                  (i) If the amount of the Gross Tax Loss decreases as the result of an increase in the present value of the reasonably expected Tax savings or refunds taken into account in the previous determination of the Gross Tax Loss as a result of the reasonable expectation of either an acceleration in achieving Tax Savings or refunds or the ability to achieve Tax Savings or refunds not previously expected, then Chevron shall pay to Surviving Corporation an amount equal to the product of the decrease in the Gross Tax Loss at such time and the fraction described in SECTION 14.1(D)(II) as in effect at such time, but in no event shall such payment (herein referred to as the "Refund Payment") be in excess of the amount of NGC Tax Loss Payments previously made to Chevron by Surviving Corporation. Any Refund Payment shall be increased by an amount of interest at Chevron's effective borrowing rate as in effect from time-to-time from the date on which the Refund Payment Notice is received by Chevron until the date the Refund Payment is due. Upon such a decrease in the Gross Tax Loss, Surviving Corporation shall give Chevron prompt notice of the decrease in the Gross Tax Loss and a request for a Refund Payment (the "Refund Payment Notice"). The Refund Payment Notice shall set forth (i) in reasonable detail Surviving Corporation's good faith computation of

                                       50

         the amount of the Refund Payment required under this paragraph, (ii) the procedure (as described below) Chevron must follow to respond, and
         (iii) a reference to SECTION 7.8 of this Agreement. Within one hundred twenty (120) days of the receipt of the Refund Payment Notice, Chevron may contest by written notice to Surviving Corporation the amount of the requested Refund Payment, in which event Chevron and Surviving Corporation shall follow the arbitration procedures set forth in
         SECTION 7.8(G). If the Arbitrator redetermines that the amount of the Refund Payment is less than the amount shown in the notice of Surviving Corporation so contested, the amount of the Refund Payment shall be such redetermined amount. If such Arbitrator determines that the amount of the Refund Payment was equal to or higher than the amount shown on the Refund Payment Notice, the payment requested in such notice shall be the Refund Payment. The Refund Payment shall be made within thirty
         (30) days after the latest of (i) the settlement with the taxing authority of the claim for NGC Taxes, (ii) the expiration of the period for appeal of a final adjudication of the claim for NGC Taxes, (iii) the rendering of a determination by the Arbitrator as to the amount of the relevant Refund Payment or (iv) the expiration of the period for Chevron to give notice that it contests the amount of a Refund Payment requested by Surviving Corporation in a Refund Payment Notice. If the Refund Payment is not paid when due, then it shall bear interest for the period that the amount remains unpaid at the rate described in the penultimate sentence of SECTION 7.8(D).

                  (j) Notwithstanding any other provisions of this Agreement, the provisions of this SECTION 7.8 shall apply exclusively to issues regarding NGC Tax Loss Payments pursuant to SECTION 7.8(A) or Refund Payments pursuant to SECTION 7.8(I).


                                    ARTICLE 8

                         EMPLOYEES AND BENEFITS MATTERS

         8.1      REPRESENTATIONS AND WARRANTIES OF NGC.

                  (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 8.1(A) to this Agreement includes a correct and complete list of all pension and welfare plans as defined in Sections 3(1) and 3(2) of ERISA and all other employee benefit agreements or arrangements, including but not limited to deferred compensation plans, incentive plans, bonus plans or arrangements, savings plans, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, cafeteria plans, employee assistance programs, employment contracts and other similar plans, agreements and arrangements that are currently in effect, or have been approved before the date of this Agreement but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of NGC or any of its Subsidiaries. NGC has delivered or made available to Chevron, as to each plan, agreement or arrangement, as applicable, a true and correct copy of (i) the plan, agreement or arrangement, (ii) the trust, group annuity contract or other document that provides the funding for the plan, agreement or arrangement, if any, (iii) the three most recent annual Form 990 and 1041 reports, if any, (iv) the Form 5500 returns that have been prepared and filed for each fiscal year of the plan beginning in or

                                       51

         after 1991, if any, (v) the most recent actuarial report or valuation statement, if any, (vi) the most current summary plan description, booklet, or other descriptive written materials, if any, and each summary of material modifications prepared after the last summary plan description, (vii) the most recent IRS determination letter, if any, and all rulings or determinations requested from the IRS after the date of any exemption letter, if any, and (viii) all other correspondence from the IRS or the Department of Labor that relates to one or more of the plans, agreements or arrangements which could reasonably be expected to result in the disqualification of a plan for tax purposes under Section 401(a) of the Code or a liability which would have a Material Adverse Effect on NGC.

                  (b) Except as set forth on SCHEDULE 8.1(B), every employee welfare benefit plan and every employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA listed on SCHEDULE 8.1(A) (i) is in substantial compliance with all material requirements of Parts 1 and 6 of Subtitle B of Title I of ERISA; (ii) has had the appropriate Form 5500 filed, timely, for each year of its existence, if required; (iii) has not engaged in any prohibited transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code unless it was exempt under
         Section 408 of ERISA or Section 4975 of the Code, as applicable; (iv) has at all times complied with the bonding requirements of Section 412 of ERISA; (v) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to NGC or any of its Subsidiaries that may subject NGC or any of its Subsidiaries in the future to the payment of a penalty, interest or tax and (vi) can be unilaterally terminated or amended on no more than 90 days' notice; except, in each such case, where it would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGC. All voluntary employee benefit associations maintained or contributed to by NGC or any of its Subsidiaries have been submitted to and approved by the IRS as exempt from federal income tax under
         Section 501(c)(9) of the Code. Except as set forth in SCHEDULE 8.1(B), neither NGC nor any of its Subsidiaries provides employee post-retirement medical or health coverage or contributes to or maintains any employee welfare benefit plan that provides for health benefit coverage following termination of employment except as is required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code. Except as set forth on SCHEDULE 8.1(B), all employee pension benefit plans as defined in Section 3(2) of ERISA listed on
         SCHEDULE 8.1(A) which are intended to qualify under Section 401(a) of the Code have been submitted to and approved as qualifying under
         Section 401(a) of the Code by the IRS or the applicable remedial amendment period will not have ended prior to the Closing Date; and to the knowledge of NGC, no facts have occurred that if known by the IRS could cause disqualification of those plans. All employee pension benefit plans listed on SCHEDULE 8.1(A) to which Section 412 of the Code is applicable have fully complied with the funding requirements of that Section and there is no accumulated funding deficiency as defined in Section 302(a)(2) of ERISA (whether or not waived) in any one or more of those plans. All premiums (and any interest, charges and penalties for late payment of premiums) due the PBGC with respect to each employee pension benefit plan listed on SCHEDULE 8.1(A) for which premiums are required have been paid when due. No employee pension benefit plan, whether or not listed on SCHEDULE 8.1(A), has been, or is reasonably expected to be, terminated under circumstances that could result in a liability by NGC or any of its Subsidiaries to the PBGC that would reasonably be expected to have a Material Adverse

                                       52

         Effect on NGC. There have been no "reportable events" (as defined in Section 4043(b) of ERISA and the regulations under that Section) with respect to any employee pension benefit plan subject to Title IV of ERISA listed on SCHEDULE 8.1(A). Except as set forth on SCHEDULE 8.1(B), neither NGC nor any of its Subsidiaries (i) has ceased operations at a facility so as to become subject to the provisions of
         Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the Closing Date to any employee pension benefit plan subject to ERISA to which either NGC or any of its Subsidiaries made contributions at any time during the six years before the Closing Date or (ii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA. Either the applicable plan document or SCHEDULE 8.1(B) contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all employee benefit plans subject to actuarial assumptions. All amounts owed under the deferred compensation arrangements described in SCHEDULE 8.1(A) are included as liabilities in the financial statements included in the NGC SEC Documents. Neither NGC nor any of its Subsidiaries has incurred a liability for any excise tax (whether or not yet assessed by the IRS) under Section 4971, 4972, 4975, 4976, 4978B, 4979, 4979A or 4980B of
         the Code that would reasonably be expected to have a Material Adverse Effect on NGC.

                  (c) LABOR MATTERS. Except as set forth on SCHEDULE 8.1(C), (i) there are no agreements existing between any member of the NGC Group and any labor union or association representing any employees of the NGC Group; (ii) there is no material work stoppage against the NGC Group with respect to its business or operations pending or, to the knowledge of NGC, threatened and (iii) there is no material labor dispute, arbitration, lawsuit or administrative proceeding threatened relating to labor matters with respect to the business or operations of NGC or affect the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

         8.2      REPRESENTATIONS AND WARRANTIES OF CHEVRON.

                  (a) EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Prior to the Closing Date, Chevron will provide any notification or notice required to be given to any employee of a member of the Chevron Group pursuant to the provisions of the Worker Adjustment and Retraining Notification Act (the "WARN ACT") in connection with or arising out of the contribution of the Contributed Businesses and the Contributed West Texas LPG Pipeline Business to Newco. With respect to any "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by Chevron or any corporation, trade, business or entity under common control with Chevron, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of the ERISA ("COMMONLY CONTROLLED ENTITY"), (1) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied and could give rise to a Lien on any of the assets or properties that comprise the Contributed Businesses or the Contributed West Texas LPG Pipeline Business, (2) no liability to the PBGC has been incurred by Chevron or any Commonly

                                       53

         Controlled Entity, which liability has not been satisfied and could give rise to a Lien on the Contributed Businesses, (3) no accumulated funding deficiency, whether or not waived, within the meaning of
         Section 302 of ERISA or Section 412 of the Code has been incurred and
         (4) all contributions (including installments) to such plan required by
         Section 302 of the ERISA and Section 412 of the Code have been timely made. As of the Closing Date, the Affected Employees will have a fully vested interest in their accrued benefits under all plans maintained by the Chevron Group that are intended to be qualified under Section 401(a) of the Code and in which Prospective Employees participate.

                  (b) LABOR MATTERS. There are no agreements existing between any member of the Chevron Group and any labor union or association representing any of the employees of the Warren Petroleum Company, the employees of the NGBU or any other employee of the Chevron Group who operates, is employed in connection with, or otherwise supports the Contributed Businesses or the Contributed West Texas LPG Pipeline Business. There is no material work stoppage against the Chevron Group with respect to the business or operations of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business pending or, to the knowledge of Chevron, threatened. There is no material labor dispute, arbitration, lawsuit or administrative proceeding threatened relating to labor matters with respect to the business or operations of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business.

         8.3 CONDUCT OF NGC PRIOR TO CLOSING RELATING TO EMPLOYEE BENEFIT PLANS. During the period from the date of this Agreement through the earlier to occur of the Effective Time or the Termination Date, except in the ordinary course consistent with prior practices or as disclosed in NGC's proxy statement relating to its 1996 annual meeting, NGC shall not, and shall not permit any Subsidiary of NGC to, adopt or amend (other than amendments that reduce the amounts payable by NGC or its Subsidiaries or amendments required by law to preserve the qualified status of a plan or a contract) any collective bargaining agreement or employee benefit plan or enter into any employment or severance arrangement with any Person (including, without limitation, contracts with management of NGC or its Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any existing contracts to increase any amounts payable thereunder or benefits provided thereunder. Neither NGC nor any of its Subsidiaries nor any plan listed on SCHEDULE 8.1(A) will (a) engage in any nonexempt "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) that would reasonably be expected to have a Material Adverse Effect on NGC, (b) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, (c) terminate any plan in a manner that could result in the imposition of a lien on any property of NGC or any of its Subsidiaries pursuant to Section 4068 of ERISA or (d) take any action that (1) could adversely affect the qualification under the Code of any plan or its compliance with the applicable requirements of ERISA or that might result in any "reportable event" (as defined in Section 4043(b) of ERISA) and (2) would reasonably be expected to have a Material Adverse Effect on NGC.


                                       54

         8.4      OFFERS OF EMPLOYMENT.

                  (a) The NGC Group and the Chevron Group shall jointly select the Prospective Employees who shall receive offers of employment with the Surviving Corporation and its Subsidiaries (the "NEWCO GROUP") and the employees of the NGC Group who shall remain employed by the Newco Group. The term "PROSPECTIVE EMPLOYEES" shall mean the employees of the Chevron Group who operate, are employed in connection with, or otherwise are associated with the Contributed Businesses.

                  (b) The NGC Group shall make offers of employment with the Newco Group contingent and effective upon Closing to those employees of the Chevron Group that are selected from among the Prospective Employees. Such employment offers shall be on terms and conditions to be determined by the NGC Group, but not inconsistent with the provisions of this ARTICLE 8. The NGC Group's offers of employment to the selected Prospective Employees shall be made in writing.

                  Those employees of the Chevron Group who accept the NGC Group's employment offers and become employees actively at work with the Newco Group as of Closing (or at any time within 30 days thereafter or, if later, the day after the last day of a Family and Medical Leave Act leave that started on or before the Closing) are the "AFFECTED EMPLOYEES," and the first date an Affected Employee is actively at work with the Newco Group on or after Closing is that Affected Employee's "EMPLOYMENT DATE." The employees who operate, are employed in connection with, or otherwise are associated with the Contributed Businesses and who do not become Affected Employees are the "REMAINING EMPLOYEES."

                  Nothing in this Agreement shall affect the Newco Group's right to change the terms and conditions of employment or terminate the employment of any Affected Employee on or after his or her Employment Date, with or without cause, provided that the Newco Group shall comply with (i) the terms of SECTION 8.7(A) below and (ii) the service recognition provisions of this ARTICLE 8.

                  Any Prospective Employee selected by the NGC Group who was not actively at work at Closing shall continue to be the responsibility of the Chevron Group after such date and shall not become an employee of the Newco Group until such Employee's Employment Date. The Newco Group shall have no obligation under this Agreement to employ any Prospective Employee who has accepted its employment offer but is not actively at work with the Newco Group at Closing or within the later of 30 days after Closing or the day after the last day of a Family and Medical Leave Act leave that started on or before the Closing.

                  (c) Chevron shall pay the relocation costs incurred in connection with the first relocation by any Affected Employee who is required to relocate as a condition to his or her employment offer with the Newco Group made pursuant to paragraph (b) of this SECTION 8.4.


                                       55

         8.5      DEFINED BENEFIT PENSION PLANS.

                  The Chevron Corporation Retirement Plan and related excess benefit plan (the "CHEVRON PENSION PLAN") shall retain the liability for the Affected Employees' pension benefits accrued before their Employment Dates, shall fully vest as of the Closing Date the Affected Employees who are participants in the Chevron Pension Plan, and shall permit distributions to any Affected Employee who is eligible to elect an immediate distribution as of his or her Employment Date based upon his or her service and accrued benefit as of such Employment Date. Chevron shall cause the Chevron Pension Plan to recognize the Affected Employees' service with the Newco Group on and after their Employment Dates and before a distribution is received from the Chevron Pension Plan for purposes of determining eligibility to receive a benefit (including, without limitation, eligibility to receive subsidized early retirement benefits, Social Security supplements and ancillary benefits), but not for the purpose of accruing additional benefits.

         8.6      QUALIFIED DEFINED CONTRIBUTION PLANS.

                  (a) The Chevron Corporation Profit Sharing/Savings Plan shall fully vest as of the Closing Date the account balances of the Affected Employees who are participants in such plan, and Chevron shall take such actions, if any, as may be necessary to provide for the distribution to or on behalf of the Affected Employees of their vested account balances. To the extent permitted by applicable law, Affected Employees with loans outstanding under the Profit Sharing/Savings Plan as of the Closing may directly rollover any such loan to the NGC Profit Sharing/401(k) Savings Plan provided the loan has not been accelerated at the time of the rollover. Chevron shall use its best efforts to (i) permit each prospective Affected Employee to elect prior to the Closing Date (with such election to be contingent upon the Closing and such individual actually becoming an Affected Employee) a direct rollover of his or her rolloverable Chevron Corporation Profit Sharing/Savings Plan account balance to the NGC Profit Sharing/401(k) Savings Plan and (ii) cause the Chevron Corporation Profit Sharing/Savings Plan to deliver to the NGC Profit Sharing/401(k) Savings Plan on the Closing Date (or as soon thereafter as reasonably practicable) the promissory notes and other loan documentation, if any, of the Affected Employees who have elected such a direct rollover in accordance with the procedures prescribed by Chevron.

                  (b) The NGC Profit Sharing/401(k) Savings Plan shall accept the direct rollover as provided in Code section 401(a)(31) of electing Affected Employees' benefits in cash and, if applicable, promissory notes that are not accelerated from the Chevron Corporation Profit Sharing/Savings Plan and the Chevron Corporation Retirement Plan.

         8.7      SEVERANCE PLANS.

                  (a) If, within twelve months after his or her Employment Date, any of the Affected Employees is terminated by the Newco Group for reasons other than cause, or is required to transfer to a job location that is more than fifty (50) miles from his or her current job location (other than a transfer that was a condition of the original employment offer with the Newco Group) or to take a reduction in base rate of pay, but refuses such

                                       56

         transfer or reduction and terminates his or her employment with the Newco Group within 10 days of notice of such transfer or reduction, then the Newco Group shall (i) pay the Affected Employee one-half of a month of his or her base rate of pay for each completed or partial year of service with the Chevron Group and the Newco Group, subject to a minimum of two (2) months and a maximum of 12 months of such pay; and
         (ii) provide for the continuation of the Newco Group's active employee medical coverage for three months after termination of employment with the same employee contribution amounts that apply to the Newco Group's similarly situated active employees. Service used for this purpose shall be the service recognized by the Newco Group pursuant to SECTION
         8.12 below.

                  (b) NGC and the Newco Group shall pay and be responsible for any and all severance costs and expenses incurred by NGC or the Newco Group and the Chevron Group shall pay and be responsible for any and all severance costs and expenses incurred by any member of the Chevron Group with respect to any of the Prospective Employees (including the relocation costs described in SECTION 8.4(C)). If the aggregate amount of severance costs and expenses paid and to be paid by NGC and the Newco Group as a result of actions taken to give effect to the transactions contemplated by this Agreement (excluding the amount paid and to be paid pursuant to SECTION 8.7(A)), with respect to terminations that occur during the period beginning on January 21, 1996, and ending on the date that is 90 calendar days after the Effective Time is less than $8,400,000, then, within 30 calendar days after the end of such period, the Surviving Corporation shall pay an amount to Chevron equal to the sum of $8,400,000, less such severance costs and expenses; provided, however, that the amount of such payment shall not exceed the aggregate amount of severance costs and expenses paid and to be paid during such period by the Chevron Group with respect to the Prospective Employees who are terminated by the Chevron Group during such period.

         8.8 VACATION PAY. Due to differences between Newco's vacation policies relating to salaried employees and hourly employees, Chevron and NGC agree that the parties shall take the following actions relating to accrued and unused vacation time of the Affected Employees. As of the Closing, Chevron shall pay all Affected Employees who are classified as salaried employees under Newco's system of classification for their unused and accrued vacation. The Newco Group shall give all such Affected Employees the right to take a vacation before December 31, 1996, representing a pro rata amount of vacation earned under the Newco Group vacation policy, and calculated by dividing the number of full calendar months remaining in 1996 after the Closing by twelve and multiplying the result by the number of weeks of vacation to which the Affected Employee normally would be entitled under the Newco Group's vacation policy. With respect to Affected Employees who are classified as hourly employees under Newco's system of classification, the Newco Group shall assume responsibility for such Affected Employees' accrued vacation as of their respective Employment Dates, and such Affected Employees' vacation entitlements based on their respective service after such Employment Dates shall be determined with reference to Newco's vacation policy.

         8.9 MEDICAL AND DENTAL PLANS. Each Affected Employee shall be eligible to enroll in a medical and dental plan of the Newco Group as of his or her Employment Date. If such Affected Employee was enrolled in the corresponding plan of the Chevron Group immediately

                                       57

before his or her Employment Date, the Surviving Corporation shall cause the Newco Group's medical and dental plans to waive any preexisting condition limitations and to recognize each such Affected Employee's expenditures under the corresponding Chevron medical, mental health, substance abuse and dental plans (and those of his or her dependents who were covered under such plans) for the calendar year in which the Employment Date occurs toward any applicable deductible and annual out-of-pocket limit for such calendar year.

         8.10     POST-RETIREMENT WELFARE BENEFITS.

                  The Chevron Group shall be responsible for all post-retirement medical, dental, life insurance coverage and all other benefits for the Remaining Employees. The Chevron Group also shall make available its post-retirement medical, dental and life insurance benefit coverage to any Affected Employee who as of his or her Employment Date is eligible to receive and enroll in such Chevron post-retirement welfare benefit coverage (the "ELIGIBLE AFFECTED EMPLOYEES"). The Eligible Affected Employees shall be treated in the same manner as other similarly situated employees of the Chevron Group who retired as of the applicable Employment Date (and shall be subject to the rights of the Chevron Group to amend or terminate such coverage with respect to such employees).

         8.11     THE NEWCO GROUP'S LIFE INSURANCE COVERAGE.

                  NGC agrees that as of an Affected Employee's Employment Date, the Affected Employee may elect the Newco Group's supplemental life insurance coverage on his or her life and dependent life insurance coverage without evidence of insurability; provided, however, that supplemental life insurance coverage with respect to an Affected Employee's spouse shall be made available without evidence of insurability up to a maximum amount equal to the greater of
(a) $50,000 or (b) the level of insurance coverage in effect with respect to such spouse under the corresponding plan of the Chevron Group immediately prior to such Employment Date.

         8.12 THE NEWCO GROUP'S OTHER EMPLOYEE BENEFITS; SERVICE RECOGNITION.

                  Except as otherwise specifically provided in this ARTICLE 8, NGC agrees that as of their respective Employment Dates, the Affected Employees will be eligible to participate in the employee benefit plans and programs of the Newco Group that are maintained as of the Closing Date and are generally applicable to employees of the Newco Group, and each Affected Employee's years of service for eligibility and vesting (but not benefit accrual) purposes recognized under the benefit plans and programs maintained by the Chevron Group for the period preceding such Affected Employee's Employment Date shall be recognized for such purposes under any comparable benefit plan or program maintained by the Newco Group as of the Closing Date. If any employee benefit plan or program established by the Newco Group after the Closing Date will recognize service with the NGC Group for eligibility, vesting, benefit eligibility or benefit accrual purposes, then such plan or program shall likewise recognize for such purpose(s) the service with the Chevron Group for each similarly situated Affected Employee.


                                       58

         8.13     GENERAL EMPLOYEE PROVISIONS.

                  (a) The parties shall give any notices required by law and take whatever other actions with respect to the plans, programs and policies described in this ARTICLE 8 as may be necessary to carry out the arrangements described in this ARTICLE 8.

                  (b) The parties shall provide each other with such plan documents and descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this
         ARTICLE 8.

                  (c) At Closing, Chevron will provide to the Surviving Corporation a list of all Affected Employees' service in a form that shall be sufficient to permit the Newco Group to fulfill its obligations under SECTION 8.12.

                  (d) If any of the arrangements described in this ARTICLE 8 are determined by the IRS or other applicable governmental authority, or by a court of competent jurisdiction, to be prohibited by law, Chevron and the Surviving Corporation shall modify such arrangements to as closely as possible retain the intent and economic benefits and burdens of the parties as reflected herein in a manner which is not prohibited by law.

                  (e) In the event that the Newco Group knowingly hires any Remaining Employee within six months after Closing, the Newco Group will notify Chevron of such event as soon as possible after the hire date.

         8.14 WARN ACT COMPLIANCE. Chevron shall provide to NGC and the Surviving Corporation such information relating to any terminations by the Chevron Group of employees made in respect of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business (other than Affected Employees) as is necessary for the Surviving Corporation to comply with the provisions of the WARN Act.

         8.15 SURVIVAL. Notwithstanding any other provisions of this Agreement, all of the warranties and representations set forth in this ARTICLE 8 shall survive the Closing for a period ending 90 days after the lapse of the applicable limitations period for bringing a claim or otherwise filing a complaint under applicable state or federal law, and all covenants and agreements set forth in this ARTICLE 8 shall survive the Closing indefinitely. This SECTION 8.15 shall not prejudice the survival of any other warranty, representation or covenant under this Agreement.


                                    ARTICLE 9

                   CERTAIN COVENANTS OF NGC, CHEVRON AND NEWCO

         9.1 ACCESS TO INFORMATION. From the date of this Agreement through the earlier of the Effective Time or the Termination Date, Chevron and NGC shall (and each shall cause each of its Affiliates to) afford their respective accountants, counsel and other representatives

                                       59

reasonable access to the properties, books, Contracts, commitments, and records of the other necessary to evaluate the Combination. Chevron will afford the Surviving Corporation's accountants, counsel and other representatives reasonable access to the properties, books, Contracts, commitments and records of Chevron relating to the Contributed Businesses and the Contributed West Texas LPG Pipeline Business as is reasonable and necessary for the Surviving Corporation to prepare and file all reports, schedules and other information required pursuant to the requirements of the NYSE, the federal securities laws, any applicable state securities laws or any other Governmental Entity. All information obtained will be subject to the Confidentiality Agreement, except to the extent that such information is required to be disclosed pursuant to the immediately preceding sentence.

         9.2 PREPARATION OF THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS. As promptly as practicable after the execution of this Agreement, NGC shall prepare and file with the SEC the Preliminary Proxy Statement and such other registration statements as NGC shall deem necessary in connection with the transactions contemplated by this Agreement. The parties shall cooperate with each other in providing any information that NGC or Chevron may reasonably request to aid in the preparation of the Preliminary Proxy Statement and the Definitive Proxy Statement/Prospectus. The parties will use all reasonable efforts to respond to the comments of the SEC on the Preliminary Proxy Statement and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable, and will use all reasonable efforts to cause the registration statement of which the Definitive Proxy Statement/Prospectus is a part to be declared effective by the SEC as soon as reasonably practicable. NGC will provide Chevron, and Chevron will provide NGC, with whatever information and assistance in connection with the foregoing filings that the other may reasonably request. The form, substance, timing and necessity of any such filings shall be as determined by NGC in its reasonable discretion; provided, however, that NGC will provide Chevron a reasonable opportunity to review and comment on the form, substance, timing and necessity of the proposed filing prior to filing or distribution. NGC, Chevron and Newco will take all actions that may be necessary, proper, or advisable under state securities laws or regulations in connection with the public offerings for sale and issuance of the Surviving Corporation Stock and other securities of the Surviving Corporation as contemplated herein (other than qualifying to do business as a foreign corporation in any jurisdiction or executing a general consent to service of process in any jurisdiction). After taking such necessary actions and immediately after the SEC declares the registration statement of which the Definitive Proxy Statement/Prospectus is a part effective under the Securities Act and/or NGC responds to all comments of the SEC on the Preliminary Proxy Statement, NGC shall promptly distribute the Definitive Proxy Statement/Prospectus to the NGC stockholders as required by the SEC, NYSE and the DGCL. NGC shall call a meeting of its stockholders to be held as promptly as practicable after the date of this Agreement for the purpose of voting on the transactions contemplated by this Agreement and obtaining the NGC Stockholder Approval. NGC shall, through its board of directors, recommend to its stockholders approval of the Agreement and the transactions contemplated hereby. Newco, NGC and Chevron will take all actions that may be necessary to list on the NYSE the shares of Surviving Corporation Common Stock.

         9.3 TAKING OF NECESSARY ACTION. Subject to the terms and conditions of this Agreement and to applicable law, each of NGC and the Chevron shall use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things

                                       60

necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each of NGC and Chevron shall, and shall cause each of its Affiliates to, use all reasonable efforts to obtain and make all consents, approvals, assurances or filings of or with third parties and Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, providing any and all information requested by the Federal Trade Commission pursuant to its letter dated March 8, 1996; provided that neither NGC nor Chevron shall be obligated hereby to divest itself of any asset, property or operation in order to obtain any Requisite Regulatory Approval. It is agreed that the listing of specific consents on SCHEDULE 12.3(E) shall not affect the covenant of the parties contained herein to take all actions required under this section regarding other consents. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this SECTION 9.3. Each of NGC and Chevron shall execute and deliver and cause each of their respective Subsidiaries and Affiliates to execute and deliver all such instruments of conveyance, assignments, and other documents as may be required or desirable to transfer and assign the assets and properties comprising the Contributed Businesses and the Contributed West Texas LPG Pipeline Business to Newco and to effect the transactions contemplated of this Agreement and the Ancillary Agreements. If at any time after the Effective Time any further action is necessary or desirable to vest the Surviving Corporation with the assets and properties that comprise the Contributed Businesses, the Contributed West Texas LPG Pipeline Business or the NGC Assets, the proper officers or directors of each party to this Agreement shall take that necessary action.

         9.4 EXPENSES. Whether or not the Combination is consummated, (i) NGC shall pay all costs and expenses that it incurs in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of its counsel, accountants, Lehman Brothers and other advisors (it being understood and agreed that NGC's costs shall include all costs and expenses for the printing, filing and distribution of the Preliminary Proxy Statement, and any amendments or supplements thereto, the Definitive Proxy Statement/Prospectus and related materials) and (ii) Chevron shall pay all costs and expenses that Chevron incurs in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of its counsel, accountants, Goldman Sachs & Co. and other advisors.

         9.5 NOTICE OF CERTAIN CHANGES. Each party hereto shall give prompt written notice to the other party hereto of the occurrence, or non-occurrence, of any event which would be likely to cause any representation or warranty herein to be untrue or inaccurate, or any covenant, condition or agreement herein not to be complied with or satisfied and, upon written consent of the second party, the first party shall be entitled to update, modify, amend or replace any schedule hereto in order to rectify any such inaccuracy or breach.

         9.6 PRESS RELEASES. Attached as EXHIBIT 9.6 is a joint press release which shall be issued promptly after the execution of this Agreement, without any material modification. NGC and Chevron shall consult with each other as to the form and substance of any other press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated by this Agreement; provided, however, that nothing in this SECTION 9.6 shall be deemed to prohibit any party to this Agreement from making any disclosure that is required to fulfill that party's disclosure obligations imposed by law or stock exchange requirements.

                                       61

         9.7 OPERATION OF CHEVRON FACILITIES. Commencing on the date hereof, Chevron shall use all reasonable efforts promptly to obtain such consents, amendments or other modifications to (i) joint operating agreements under which any Contributing Party currently serves as an operator of a Chevron Facility that are necessary to cause Newco and, upon consummation of the Combination, the Surviving Corporation, to become the operator of each such Chevron Facility and
(ii) Joint Operating Agreements relating to the Contributed Businesses that are necessary for Newco and, upon consummation of the Combination, the Surviving Corporation, to be credited for Chevron's current share of production under such Joint Operating Agreements for the purposes of profit distribution.

         9.8 INFORMATION SUPPLIED BY NGC. The information in the Definitive Proxy Statement/Prospectus relating to NGC and its Subsidiaries, as of the date of its distribution to holders of NGC Corporation Stock, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         9.9 INFORMATION SUPPLIED BY CHEVRON. The information in the Definitive Proxy Statement/Prospectus provided by Chevron on the Contributed Businesses or Chevron and its Subsidiaries and Affiliates at the date of the distribution of the Definitive Proxy Statement to holders of NGC Corporation Stock, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 10

                       CONDUCT OF THE BUSINESS BY CHEVRON

         During the period from the date of this Agreement through the earlier to occur of the Effective Time or the Termination Date, Chevron agrees (except to the extent NGC shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as otherwise contemplated by this Agreement) that:

         10.1 ORDINARY COURSE. Chevron shall, and shall cause each of its Subsidiaries and Affiliates to, (a) carry on the business relating to the Contributed Businesses in the usual, regular and ordinary course and consistent with past practices, (b) use its commercially reasonable best efforts to preserve its business organization, maintain its rights and franchises, and preserve its relationships with customers, suppliers and others having business dealings with the Contributed Businesses and the Contributed West Texas LPG Pipeline Business and (c) use its commercially reasonable efforts, consistent with the terms of this Agreement, to keep available the services of sufficient officers and employees to operate the Contributed Businesses and the Contributed West Texas LPG Pipeline Business.

         10.2 INCONSISTENT AGREEMENTS. Chevron shall not, and shall not permit any of its Subsidiaries or Affiliates to, enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

                                       62

         10.3 NO OTHER BIDS. From the date hereof, until the Termination Date, Chevron shall not, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, Chevron or any Subsidiary of Chevron to solicit, initiate or encourage the submission or communication of any Alternative Transaction or Significant Disposition, or participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person with respect to an Alternative Transaction or Significant Disposition. Chevron shall promptly notify NGC in writing upon receipt of a proposal for an Alternative Transaction or Significant Disposition, such notice to include a description of the material terms and conditions of such Alternative Transaction or Significant Disposition and the identity of the Person proposing the Alternative Transaction or Significant Disposition.

         10.4 PROHIBITED DISPOSITIONS. Except for sales of inventory in the ordinary course of business or sales of other assets or properties which Chevron reasonably determines, after consultation with NGC, are necessary or advisable to obtain a Requisite Regulatory Approval, Chevron shall not, and shall not permit any Subsidiary or Affiliate of Chevron to, sell, lease or otherwise dispose of any of the assets or properties that comprise the Contributed Businesses or the Contributed West Texas LPG Pipeline Business having a market value in excess of $1 million in any one transaction or in excess of $5 million in the aggregate.

         10.5 NEWCO. From the date hereof until immediately prior to the contribution described in SECTION 2.1, Newco shall be and remain a shell company, with no assets (other than minimal organizational capital), liabilities, business or operations. Prior to the Effective Time, Chevron shall not permit Newco to (a) hire or otherwise employ any individual or (b) adopt, maintain, contribute to, or assume an obligation to adopt, maintain or contribute to, any employee benefit plan, policy, program, agreement or arrangement. Newco shall have three individuals, and no more, serving on its board of directors at the Effective Time.

         10.6 ISSUANCE AND SALE OF NEWCO SECURITIES. During the period commencing on the date hereof and continuing through and including the Effective Time, Newco shall not issue, deliver, sell or authorize or otherwise agree to the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock or any class of securities convertible into, or rights, warrants or options to acquire any shares of its capital stock, except as contemplated by ARTICLE 2.

         10.7 CAPITAL EXPENDITURES. During the Adjustment Period, neither Chevron nor its Subsidiaries or Affiliates shall make any capital expenditures in respect of the Contributed Businesses in an amount that exceeds $1 million for any single transaction or with respect to any single asset or property comprising a part of the Contributed Businesses or $5 million in the aggregate, except for capital expenditures for which Newco or Chevron has received the prior written consent of NGC, or except as set forth in SCHEDULE 10.7.


                                       63

                                   ARTICLE 11

                           CONDUCT OF BUSINESS BY NGC

         During the period from the date of this Agreement through the earlier to occur of the Effective Time or the Termination Date, NGC agrees (except to the extent Chevron shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as otherwise contemplated by this Agreement) that:

         11.1 ORDINARY COURSE. NGC shall, and shall cause each of its Subsidiaries to, (a) carry on its businesses in the usual, regular and ordinary course and consistent with past practices, (b) use its commercially reasonable best efforts to preserve its business organization, maintain its rights and franchises, and preserve its relationships with customers, suppliers and others having business dealings with it, except where the failure to so act would not result in a Material Adverse Effect on NGC, and (c) use its commercially reasonable efforts to keep available the services of sufficient officers and employees to carry on the business of NGC.

         11.2 DIVIDENDS AND ISSUANCE AND SALE OF SECURITIES. NGC shall not (a) except for its regularly scheduled quarterly dividends of $0.0125 per share, declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock, (c) repurchase, redeem or otherwise acquire any shares of its capital stock, except from employees or their accounts under the Savings Plan upon the termination of their employment, (d) issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock of any class or any securities convertible into, or rights, warrants or options to acquire, any shares, except for (i) Options granted under the NGC Plans as of the date hereof or options relating to an aggregate 100,000 shares which may be granted in the ordinary course of business hereafter and (ii) the issuance, delivery or sale of shares of NGC Corporation Stock (A) upon the exercise of Options granted under the NGC Plans as of the date hereof, in accordance with their terms, or granted subsequently as permitted by clause (i) above) (B) pursuant to the Savings Plan, (C) pursuant to the Purchase Plans or (D) upon exercise of the Warrant, or enter into any agreement or understanding with respect to the matters referred to in this SECTION 11.2. Neither NGC nor any of its Subsidiaries shall sell or otherwise dispose of any securities of any Subsidiary, or enter into any agreement or understanding with respect thereto, except to the extent otherwise permitted hereunder.

         11.3 GOVERNING DOCUMENTS; INCONSISTENT AGREEMENTS. NGC shall not (a) amend its certificate of incorporation or bylaws, or (b) enter into, or permit any Subsidiary to enter into, any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

         11.4 SUBSTANTIVE ACTIONS; CHEVRON DIRECTORS. To the extent that under the Certificate of Incorporation or Bylaws of NGC as in effect on the date hereof, the affirmative vote of eight members of Board of Directors of the Corporation or unanimous approval of the Executive Committee of NGC would be required in order to take particular actions, enter into agreements or conduct operations ("SUBSTANTIVE ACTIONS"), from and after the date of this Agreement NGC

                                       64

shall not take any such Substantive Actions without receiving the consent of Chevron. In making its determination regarding the granting of such consent, Chevron shall act in the same manner and with the same fiduciary responsibilities to the stockholders of NGC as if it were a member of the Board of Directors considering whether to grant approval to such Substantive Actions.

         11.5 PROHIBITED DISPOSITIONS. Except for sales of inventory in the ordinary course of business and except for sales of other assets and properties which NGC reasonably determines, after consultation with Chevron, are necessary or advisable to obtain a Requisite Regulatory Approval, NGC shall not, and shall not permit any Subsidiary of NGC to, sell, lease or otherwise dispose of any of its assets having a market value in excess of $5 million in any one transaction or in excess of $10 million in the aggregate.

         11.6 LINES OF BUSINESS. NGC will not and will not permit any Subsidiary of NGC to enter into any new line of business.

         11.7 ACCOUNTING METHODS. NGC will not change in any material respect its methods of accounting (a) in effect at December 31, 1995, except as required by law, IRS regulation or changes in generally accepted accounting principles with which Arthur Andersen LLP, its current independent auditor (or any successor thereto), concurs, or (b) for income and deductions for federal income tax purposes from those employed in the preparation of the consolidated federal income tax return of NGC for the taxable year ending December 31, 1995, except as required by law or IRS regulation. NGC will not change its fiscal year.

         11.8 NO OTHER BIDS. From the date hereof, until the Termination Date, NGC shall not, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, NGC or any Subsidiary of NGC to solicit, initiate or encourage the submission or communication of any Alternative Transaction or Significant Disposition, or participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person with respect to an Alternative Transaction or Significant Disposition. NGC shall promptly notify Chevron in writing upon receipt of a proposal for an Alternative Transaction or Significant Disposition, such notice to include a description of the material terms and conditions of such Alternative Transaction and the identity of the Person proposing the Alternative Transaction or Significant Disposition.


                                   ARTICLE 12

                                   CONDITIONS

         12.1 CONDITIONS TO ALL PARTIES' OBLIGATIONS REGARDING THE MERGER. The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

         (a) No temporary restraining order, preliminary or permanent injunction or other order or restraint issued by any court of competent jurisdiction, no order, decree,

                                       65

         restraint or pronouncement by any Governmental Entity, and no other legal restraint or prohibition that would prevent or have the effect of preventing the consummation of the Combination shall be in effect; PROVIDED, HOWEVER, that no party hereto may invoke this condition unless such party shall have complied fully with its obligations under
         SECTION 9.3 hereof and, in addition shall have used all reasonable efforts to have any such order, injunction, decree or other restraint vacated.

                  (b) The Requisite Regulatory Approvals referenced in SECTION
         4.4 and SECTION 5.3 shall have been obtained and shall be in full force and effect, other than any Requisite Regulatory Approvals that, if not obtained, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation. In addition, no notice shall have been issued under the Exon- Florio Amendment by the President of the United States or his designee stating an intention to commence an investigation of any of the transactions contemplated hereby.

                  (c) The Definitive Proxy Statement/Prospectus shall have become effective under the Securities Act, and no stop order suspending its effectiveness shall have been issued.

                  (d) The NYSE shall have confirmed in writing that the Surviving Corporation Common Stock has been accepted for listing, subject to official notice of issuance.

                  (e) No action, suit, or proceeding by the U.S. Department of Justice or the Federal Trade Commission shall be pending or threatened which would materially and adversely affect the right of British Gas, NOVA and certain other of the Clearinghouse Owners and Chevron, collectively, following consummation of the Merger, to control the Surviving Corporation and its Subsidiaries or for the Surviving Corporation and its Significant Subsidiaries to own their respective assets and to operate their respective businesses, including, without limitation, the Contributed Businesses.

                  (f) The NGC Stockholder Approval shall have been obtained.

         12.2 CONDITIONS TO THE OBLIGATIONS OF CHEVRON REGARDING THE COMBINATION. The obligation of Chevron to effect the Combination shall be subject to the prior satisfaction of the following conditions (each of which may be waived by Chevron in its sole discretion):

                  (a) The representations and warranties of NGC contained in this Agreement shall have been true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on NGC in an aggregate amount exceeding $25 million (including, without duplication, the effect of any Casualty Loss suffered by NGC); provided, however, that in evaluating whether there has been a breach of any representation or warranty for the purposes of this SECTION 12.2(A), any provision of the applicable representation or warranty limiting it to matters within the "knowledge" or "best knowledge" of a party or having a Material Adverse Effect or otherwise containing a limitation or exception relating to materiality shall be disregarded

                                       66

         and shall not be taken into account in determining the existence or magnitude of such a breach.

                  (b) NGC shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (c) Chevron shall have received an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for NGC, in substantially the form of EXHIBIT 12.2(C).

                  (d) Chevron shall have received tax representations in substantially the form attached hereto as EXHIBIT 12.2(D) from British Gas, NOVA and C. L. Watson and Steve Bergstrom so that, upon consummation of the Combination, not less than 80% of the aggregate issued and outstanding shares of Surviving Corporation Common Stock are covered by such tax representations (assuming that all of Chevron's shares of Surviving Corporation Common Stock are covered by such tax representation).

                  (e) Each Ancillary Agreement to which NGC or any of its Subsidiaries or Affiliates is a party shall have been executed and delivered by NGC and such Subsidiaries and Affiliates (as applicable).

         12.3 CONDITIONS TO THE OBLIGATIONS OF NGC REGARDING THE COMBINATION. The obligations of NGC to effect the Combination shall be subject to the prior satisfaction of the following conditions (each of which may be waived by NGC in its sole discretion):

                  (a) The representations and warranties of Chevron contained in this Agreement shall have been true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on or with respect to the Contributed Businesses and the Contributed West Texas LPG Pipeline Business, taken as a whole, in an aggregate amount exceeding $25 million (including, without duplication, the effect of any Casualty Loss suffered by Chevron and the fair value of any Retained Assets, as described in SECTION 2.4); provided, however, that in evaluating whether there has been a breach of any representation or warranty for the purposes of this SECTION 12.3(A), any provision of the applicable representation or warranty limiting it to matters within the "knowledge" or "best knowledge" of a party having a Material Adverse Effect or otherwise containing a limitation or exception relating to materiality shall be disregarded and shall not be taken into account in determining the existence or magnitude of such a breach.

                  (b) Chevron shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (c) NGC shall have received an opinion of Pillsbury Madison & Sutro LLP, counsel for Chevron, in substantially the form of EXHIBIT 12.3(C).

                                                        67

                  (d) Chevron and Newco shall have each executed and delivered the Contribution and Assumption Agreement.

                  (e) Chevron shall have received all of the material consents from third parties listed on SCHEDULE 12.3(E) hereto, in form and substance reasonably satisfactory to NGC, prior to or on the Closing Date.

                  (f) Chevron shall have caused each officer of Newco to resign effective as of the Effective Time, unless any such officer is named in
         SCHEDULE 2.2(E), in which case such officer shall remain as an officer of the Surviving Corporation and shall serve until his successor is duly elected and qualified.

                  (g) NGC shall have received tax representations in substantially the form attached hereto as EXHIBIT 12.3(G)(I) from Chevron, and shall have received the Code Section 1445 Affidavit attached hereto as EXHIBIT 12.3(G)(II) from Chevron.

                  (h) Each Ancillary Agreement to which Chevron or any of its Subsidiaries or Affiliates is a party shall have been executed and delivered by Chevron and such Subsidiaries and Affiliates (as applicable).


                                   ARTICLE 13

                                   TERMINATION

         13.1 TERMINATION. This Agreement may be terminated, with the effect set forth in SECTION 13.3, at any time before the Effective Time:

                  (a) by written consent of Chevron and NGC, which termination shall be approved by the board of directors of NGC and Chevron, respectively;

                  (b) by either NGC or Chevron, if the Effective Time shall not have occurred by 5:00 P.M., Houston, Texas time, on September 30, 1996, PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 13.1(B) shall not be available to any party whose failure to fulfill any covenant under SECTION 9.3 under this Agreement has been the cause of or resulted in the failure of the Combination to occur on or before such date;

                  (c) by either NGC or Chevron, if a Governmental Entity shall have issued an order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Combination;

                  (d) by NGC, upon a breach of any representation, warranty or covenant (other than SECTION 10.3) on the part of Chevron set forth in this Agreement, or if any representation or warranty of Chevron shall have become untrue, in either case, such that the conditions set forth in SECTIONS 12.1 OR 12.3 would not be satisfied (a "TERMINATING CHEVRON BREACH"), provided, that if such Terminating Chevron Breach is cured by

                                       68

         Chevron within 30 calendar days after notice thereof through the continuous exercise of its reasonable best efforts, then NGC may not terminate this Agreement under this SECTION 13.1(D);

                  (e) by Chevron, upon a breach of any representation, warranty or covenant (other than SECTION 11.8) on the part of NGC set forth in this Agreement, or if any representation or warranty of NGC shall have become untrue, in either case, such that the conditions set forth in SECTIONS 12.1 OR 12.2 would not be satisfied (a "TERMINATING NGC BREACH"), provided, that if such Terminating NGC Breach is cured by NGC within 30 calendar days after notice thereof through the continuous exercise of its reasonable best efforts, then Chevron may not terminate this Agreement under this SECTION 13.1(E);

                  (f)      by NGC, if Chevron is in breach of SECTION 10.3; or

                  (g)      by Chevron, if NGC is in breach of SECTION 11.8.

Termination of this Agreement pursuant to this SECTION 13.1 shall be effected by written notice by the party terminating the Agreement to the other party setting forth the basis for such termination. The date such notice is received shall be deemed the "TERMINATION DATE."

         13.2     TERMINATION DUE TO TITLE MATTERS.

                  (a) During the period prior to and including June 15, 1996, each party may, to the extent it deems appropriate, conduct, at its sole cost, such additional title examination or investigation as it may choose to conduct with respect to the Facilities of the other party to determine if the representations set forth in SECTIONS 4.16 and 5.18 (as applicable) are true and correct. Each party shall confine its title examination and investigation of the other party's Facilities to public records, the files and records of the other party and abstracts and other title information in the possession of or prepared by third parties in the business of investigating or examining title. In connection with such examination and investigation, each of NGC and Chevron shall make available to the other party all title opinions, supplemental title opinions and other title information in their possession relating to the NGC Facilities and the Chevron Facilities (the "FACILITIES"), as applicable. During the course of each party's investigation, each party shall confer with the other party concerning any Defects or potential Defects identified during such investigation. At the close of business on June 15, 1996, each party shall cease its title investigation and examination and shall prepare a schedule (a "DEFECT SCHEDULE") setting forth in reasonable detail each Defect in title to the other party's Facilities that were identified as a result of the first party's examination or otherwise. A party's Defect Schedule shall be delivered to the other party by no later than the close of business on June 21, 1996. In the event that a party does not provide a Defect Schedule to the other party on or before June 21, 1996, then such party has no right to terminate this Agreement pursuant to paragraph (b) below and such party shall be precluded from counting any Defect detected, discovered or otherwise brought to such party's attention towards the $25 million Material Adverse Effect threshold set forth in SECTION 12.2(A) and SECTION 12.3(A), as applicable; provided, however, that the failure

                                       69

         to so provide a Defect Schedule shall in no way prejudice any rights that either party might have under ARTICLE 14 after the Closing Date.

                  (b) If either party reasonably believes that the defects identified in its Defect Schedule would cause a diminution in the value of the other party's Facilities of $10 million or more (in the aggregate), then the first party shall set forth in its Defect Schedule such party's best estimate of the diminution in value in the applicable Facility caused by each Defect and the aggregate diminution in value of the applicable Facilities caused by all of the Defects listed in the schedule. After receipt of the Defect Schedule, the parties shall confer and may mutually agree for the second party to take such actions as the first party deems reasonably necessary to cure any such Defects, including, in the case of Chevron, retaining such asset and its value as a Retained Asset pursuant to SECTION 2.4 hereof. In the event the parties are unable to so agree, then the first party may terminate this Agreement without liability to either party.

                  (c) If a party provides the other party with a Defect Schedule but does not believe that the Defects listed thereon would cause a diminution in the value of the other party's Facilities of $10 million or more (in the aggregate), then the first party shall not be entitled to terminate this Agreement as a result of such Defects but shall be entitled to (i) count any Defect listed on such schedule, along with other losses for breaches of representations, warranties, covenants and agreements, towards the $25 million Material Adverse Effect threshold set forth in SECTION 12.2(A) and SECTION 12.3(A) and (ii) assert a claim for indemnification relating to each such Defect pursuant to
         ARTICLE 14, but only to the extent that such Defect results in a Loss pursuant to SECTION 14.1(C).

                  (d) Each party's rights under this Section shall be in addition to, and not in limitation of, any rights of access or inspection which such party may otherwise have under this Agreement.

         13.3     EFFECT OF TERMINATION.

                  (a) If this Agreement is terminated by either Chevron or NGC as provided in SECTION 13.1(A), 13.1(B), 13.1(C), or 13.2 of this Agreement, then this Agreement shall become void and there shall be no liability or obligation with respect to the terminated provisions of this Agreement on the part of Chevron or NGC, or their respective officers or directors; provided, however, that in the event that this Agreement is terminated pursuant to SECTION 13.1(B), then the terms of
         SECTION 13.3(D) shall survive the termination of this Agreement in accordance with its terms.

                  (b) If this Agreement is terminated by NGC pursuant to SECTION 13.1(F), then Chevron shall pay to NGC, on the first Business Day following such termination, the amount of $30 million by wire transfer of immediately available funds to an account designated by NGC, as liquidated damages, but not as a penalty. NGC agrees that said cash payment shall be its sole and total damages and relief hereunder in the event of such a breach. The parties to this Agreement acknowledge and agree that NGC's actual damages, in the event of a termination pursuant to SECTION 13.1(F), would be difficult to ascertain because of the uncertainties of estimating the value of NGC's expenses and

                                       70


         management time in pursuing the Combination and its lost opportunity costs. Because of this uncertainty and the differences of opinion with relating thereto, NGC agrees that such amount is reasonable as liquidated damages; provided, however, that in no event shall Chevron be obligated to pay NGC $30 million in liquidated damages under this
         SECTION 13.3(B) if NGC, at the time it terminated this Agreement, could not satisfy the conditions set forth in SECTIONS 12.2(A) and 12.2(B).

                  (c) If this Agreement is terminated by Chevron pursuant to
         SECTION 13.1(G), then NGC shall pay to Chevron, on the first Business Day following such termination, the amount of $30 million by wire transfer of immediately available funds to an account designated by Chevron, as liquidated damages, but not as a penalty. Chevron agrees that said cash payment shall be its sole and total damages and relief hereunder in the event of such a breach. The parties to this Agreement acknowledge and agree that Chevron's actual damages, in the event of a termination pursuant to SECTION 13.1(G), would be difficult to ascertain because of the uncertainties of estimating the value of Chevron's expenses and management time in pursuing the Combination and its lost opportunity costs. Because of this uncertainty and the differences of opinion with relating thereto, Chevron agrees that such amount is reasonable as liquidated damages; provided, however, that in no event shall NGC be obligated to pay Chevron $30 million in liquidated damages under this SECTION 13.3(C) if Chevron, at the time it terminated this Agreement, could not satisfy the conditions set forth in SECTIONS 12.3(A) and 12.3(B).

                  (d) If within six (6) months following the Termination Date, either Chevron or NGC (an "ACTING PARTY") signs a definitive agreement concerning, or issues a public announcement contemplating consummation of, an Alternative Transaction or a Significant Disposition with any Person or Affiliate of such Person who, prior to the Termination Date, has made or caused to be made a proposal to such Acting Party communicating price terms for an Alternative Transaction or a Significant Disposition, then the Acting Party shall pay to the other party, on the first Business Day following such action, the amount of $30 million in liquidated damages by wire transfer of immediately available funds to an account designated by the other party; provided, however, that in no event shall the Acting Party be obligated to pay $30 million in liquidated damages under this SECTION 13.3(D) if this Agreement was terminated by the Acting Party as a result of a failure by the other party to satisfy any of the conditions set forth in
         SECTION 12.2 and 12.3, as applicable.

                  (e) The parties hereto acknowledge and agree that (i) in no event shall more than $30 million in liquidated damages be paid under the provisions of paragraphs (b), (c) or (d) above and (ii) in the event that either party pays or is obligated to pay $30 million in liquidated damages under such sections, each party hereto shall thereafter be free to effect an Alternative Transaction or Significant Disposition at any time without recourse by any other party.

                  (f) No termination of this Agreement pursuant to SECTIONS 13.1(D) OR 13.1(E) shall relieve any party hereto of any liability for any breach or default by such party hereunder and the parties shall have such rights, if any, against each other in respect of any breach or default as may exist at law or in equity.

                                       71

                  (g) The termination of this Agreement shall not relieve any party of its obligation to pay costs and expenses as provided under
         SECTION 9.4 or its obligations under this SECTION 13.3 of this Agreement.


                                   ARTICLE 14

                                 INDEMNIFICATION

         14.1     GENERAL PROVISIONS.

                  (a) This ARTICLE 14 reflects the parties' agreement to limit potential recoveries from and after the Closing for breaches of representations or warranties, or express indemnities made in this Agreement. Nothing in this Article restricts any party from enforcing other covenants or other agreements made in this Agreement.

                  (b) The parties hereto agree that the sole recourse, from and after the Closing for breach of a representation or warranty made in this Agreement shall be indemnities for Loss or Losses, or Net Loss or Losses, as provided for in this ARTICLE 14, except as otherwise provided in ARTICLE 7 hereof.

                  (c) As used in this Agreement, "LOSS" or "LOSSES" shall mean with respect to a specific Discrete Claim (and regardless of whether one or more of the following pertain to a particular matter), (A) in the case of a Third-Party Claim (hereinafter defined), the sum of all actual and reasonable out-of-pocket costs and expenses incurred in connection with the investigation and defense thereof, any judgments, fines or amounts paid in settlement thereof, and additional losses, costs or expenses reasonably incurred to comply with any settlement, judgment or order imposed thereby, or otherwise resulting from such Third Party Claim which has been finally adjudicated or settled, (B) in the case of an Environmental Remediation Claim (hereinafter defined), all actual out-of-pocket expenses incurred in connection with the clean-up or remediation of the affected property in accordance with the terms of the Clean-up Plan but, in all cases, subject to the limitations set forth in SECTION 14.6(G), and (C) in the case of any complete or partial absence or loss (or impairment) of use of any property or asset which is the subject of a representation or warranty in this Agreement and which absence or loss (or impairment) of use results from or relates to a breach of such representation or warranty, an amount equal to the lesser of the damages proximately caused by such partial or complete absence or loss (or impairment) of use or the necessary replacement cost of such asset. A Loss suffered by an Equity Affiliate of a Person shall be deemed suffered by that Person to the extent of that Person's equity ownership of the Equity Affiliate.

                  (d) As used in this Agreement, the term "NET LOSSES" shall be equal to the product of (i) the cumulative amount of all Losses incurred, suffered or paid by the Surviving Corporation under SECTIONS
         6.2 AND 14.3 as of a particular date, MULTIPLIED by (ii) the Chevron Casualty Loss Ratio; provided, however, that at such time as the aggregate number of shares of Surviving Corporation Common Stock and Series A Participating Preferred Stock beneficially owned by the Contributing Parties represents

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         less than 25% of the aggregate number of shares of Surviving
         Corporation Common Stock and Series A Participating Preferred Stock (on a fully diluted basis), thereafter the ratio used to calculate Net Losses shall be equal to a fraction, (A) the numerator of which is the aggregate number of shares of Surviving Corporation Common Stock and Series A Participating Preferred Stock beneficially owned by the Contributing Parties on the Closing Date or as of the date on which the notice covering such claim is provided to the Surviving Corporation, whichever is less, and (B) the denominator of which is the aggregate number of shares of Surviving Corporation Common Stock and Series A Participating Preferred Stock, on a fully diluted basis, on such date, LESS the number of shares included in the numerator.

                  (e) For the purposes of this Agreement, the term "DISCRETE CLAIM" shall mean any (i) (x) discrete or single occurrence, site specific condition, act or other event, whether a breach of a Contract, a Release of Hazardous Materials, a violation of an Environmental and Safety Law or otherwise, that causes a Loss specified in SECTION 14.1(C)(A)-(C) and (y) without limiting the scope of clause (x) above, in the case of an Environmental Remediation Claim, one or more Releases of the same or substantially the same Hazardous Material, from or at the same location regardless of whether such Releases resulted from the same event or from multiple events over time.

                  (f) Except as provided in ARTICLES 7 and 8, all representations and warranties shall survive for a two year period following the Closing Date and shall terminate at the expiration of such period except with respect to Discrete Claims for which a valid notice has been given prior to the expiration of such two year period. In order for a notice to be considered "valid" for the purposes of the preceding sentence, such notice shall conform in all material respects with the applicable requirements set forth in this Agreement, including, without limitation, SECTION 14.5(A) (in the case of a notice covering a Third-Party Claim), SECTION 14.6(A) (in the case of a notice covering an Environmental Remediation Claim) and SECTION 14.7 (in the case of a notice covering a Use Claim).

                  (g) Except with respect to matters which are assumed by an Indemnifying Party pursuant to the provisions of SECTIONS 14.5 or 14.6 (and with respect to a matter to which ARTICLE 7 applies), the Indemnifying Party shall in no event be obligated to make any payments to the Indemnified Party with respect to a Loss or Net Loss (as the case may be) resulting from a Discrete Claim covered by a notice provided within the survival period of the applicable representation, warranty, covenant or agreement unless and until an invoice or statement describing in reasonable detail the costs incurred in respect of such Loss or Net Loss has been provided by the Indemnified Party to the Indemnifying Party. The contents of, and time frames prescribed for, the payment of such statements or invoices are governed by SECTIONS 14.5(A), 14.6(A) and 14.7 hereof; provided, however, that the date on which the Indemnifying Party provides the Indemnified Party with such invoice or statement shall not have any effect on the survival of the indemnities set forth herein but shall only govern the date on which the Indemnified Party is entitled to payment for any Net Loss or Losses covered by such indemnities.


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         14.2 INDEMNIFICATION BY CHEVRON. Subject to the limitations in SECTION
16.1 and SECTION 14.4 and the other provisions of this ARTICLE 14, Chevron agrees to defend, indemnify and hold harmless the Surviving Corporation and its Subsidiaries and Affiliates and their respective officers, directors, employees, agents and Affiliates (the "NGC INDEMNITEES") against any and all Losses suffered, incurred or paid by any of them caused by or arising from a breach of any representation, warranty, covenant or agreement made by Chevron and contained in this Agreement; provided, however, that in evaluating whether there has been a breach of a representation, warranty, covenant or agreement (each, a "REPRESENTATION") to which the indemnification obligations contained in this section are applicable, any provision of the applicable Representation limiting it to matters within the "knowledge" or "best knowledge" of a party or matters having a Material Adverse Effect shall be disregarded, it being intended that the limitations on the rights of the parties contained in SECTION 14.4 below shall determine whether a matter constitutes a breach of the applicable Representation which is properly a subject of indemnification under this ARTICLE
14. This SECTION 14.2 shall not apply to a breach by Chevron of any representations and warranties regarding matters specifically covered by ARTICLE 7.

         14.3 INDEMNIFICATION BY NGC. Subject to the limitations in SECTION 16.1 and SECTION 14.4 and the other provisions of this ARTICLE 14, NGC agrees to defend, indemnify and hold harmless Chevron and its Subsidiaries and Affiliates (other than Newco or, upon consummation of the Merger, the Surviving Corporation, and their respective officers, directors, employees, agents and Affiliates (the "CHEVRON INDEMNITEES") against any and all Losses suffered, incurred or paid by any of them or the Surviving Corporation caused by or arising from a breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that in evaluating whether there has been a breach of a Representation to which the indemnification obligations contained in this section are applicable, any provision of the applicable Representation limiting it to within the "knowledge" or "best knowledge" of a party or matters having a Material Adverse Effect shall be disregarded, it being intended that the limitations on the rights of the parties contained in SECTION
14.4 below shall determine whether a matter constitutes a breach of the applicable Representation which is properly a subject of indemnification under this ARTICLE 14. This SECTION 14.3 shall not apply to a breach by NGC of any representations and warranties regarding matters specifically covered by ARTICLE 7.

         14.4 LIMITATION OF LIABILITY. Except for the indemnities provided in
ARTICLE 7 of this Agreement:

                  (a) Chevron shall not be obligated to indemnify the NGC Indemnitees unless and until the cumulative amount of all Losses incurred, suffered or paid by all of the NGC Indemnitees under SECTION
         6.1 AND 14.2 exceeds $10 million in the aggregate or unless the cumulative amount of (i) all Losses actually incurred, suffered or paid by all of the Chevron Indemnities hereunder and (ii) all Net Losses indirectly suffered by the Chevron Indemnities resulting from Losses suffered by the Surviving Corporation under SECTIONS 6.2, AND 14.3 exceeds $10 million in the aggregate, whereupon the NGC Indemnitees shall be entitled to indemnification hereunder for the full amount of all such Losses and shall thereafter be entitled to indemnification of Losses as such Losses are incurred (subject to paragraph (c) below).

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                  (b) The Surviving Corporation shall not be obligated to
         indemnify the Chevron Indemnitees under SECTIONS 6.2, AND 14.3 and unless and until the cumulative amount of (i) all Losses actually incurred, suffered or paid by all of the Chevron Indemnitees hereunder and (ii) all Net Losses indirectly suffered by the Chevron Indemnitees resulting from Losses suffered by the Surviving Corporation under SECTIONS 6.2 AND 14.3 exceeds $10 million in the aggregate, or unless the cumulative amount of all Losses actually incurred, suffered or paid by the NGC Indemnities under SECTIONS 6.1 AND 14.2 exceeds $10 million, whereupon the Chevron Indemnitees shall be entitled to indemnification hereunder for the full amount of all such Losses and Net Losses and shall thereafter be entitled to indemnification of Losses and Net Losses thereafter as such Losses and Net Losses are incurred (subject to paragraph (c) below). In computing the amount of any Net Loss arising from any Environmental Remediation Claim, there shall be deducted from the amount of the applicable Loss relating to the assets described in SCHEDULE 14.4 hereto, an amount up to the amount set forth in such Schedule relating to such asset to take into account the accruals for environmental purposes previously taken by NGC with respect to such assets.

                  (c) Neither Chevron nor the Surviving Corporation shall be obligated to indemnify the NGC Indemnitees or the Chevron Indemnitees, respectively, under SECTIONS 6.1, 6.2, 14.2 AND 14.3, as applicable, for a particular Discrete Claim unless the collective Losses incurred, suffered or paid by the NGC Indemnitees or the Chevron Indemnitees, as applicable, with respect to such claim exceeds $200,000. If the amount of collective Losses incurred, suffered or paid in connection with such Discrete Claim is less than $200,000, such Losses shall not be counted in calculating the aggregate amount of all Losses for purposes of sub-paragraphs (a) and (b) above.

         14.5 INDEMNIFICATION PROCEDURES: THIRD PARTY CLAIMS. A party claiming indemnification under this Agreement (the "INDEMNIFIED PARTY") as a result of a liability owed by a party hereto to a third party or a claim otherwise advanced by a third party against a party hereto, either actual or asserted by the third party, including any claims brought under ARTICLES 6, 8 AND 14 (but specifically excepting any claim brought under ARTICLE 7) (each, a "THIRD-PARTY CLAIM") against the Indemnified Party shall follow the following procedures to assert and resolve such claims for indemnification:

                  (a) An Indemnified Party claiming indemnification under this Agreement as a result of a Third-Party Claim shall (i) notify the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") of any Third-Party Claim or Claims asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("CLAIM NOTICE") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such Third-Party Claim (if any), an estimate of the amount of damages attributable to the Third-Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

         Within sixty (60) days after receipt of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this ARTICLE 14 with respect to such

                                       75

Third-Party Claim and (ii) whether the Indemnifying Party desires to defend the Indemnified Party against such Third-Party Claim.

                  (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this SECTION 14.5(B) and that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this
         SECTION 14.5(B). The Indemnifying Party shall have full control of such defense and proceedings; provided, however, that the Indemnifying Party may not settle a Third-Party Claim (unless the settlement contains a full and complete release of the Indemnified Party) without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third-Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third-Party Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this
         SECTION 14.5(B) and shall bear its own costs and expenses with respect to such participation.

                  (c) (i) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to SECTION 14.5(B), (ii) if the Indemnifying Party elects to defend the Indemnified Party pursuant to SECTION 14.5(B) but fails to diligently and promptly prosecute or settle the Third-Party Claim, or (iii) if the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnifying Party and Indemnified Party such that joint representation in the conduct of the defense or settlement of such Third-Party Claim is inappropriate, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such

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         Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying
         Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this ARTICLE 14 and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this SECTION 14.5 or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this SECTION 14.5, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                  (d) Payments of all amounts owing by the Indemnifying Party with respect to a Third-Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of the Third-Party Claim,
         (ii) the expiration of the period for appeal of a final adjudication of such Third-Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

         14.6 INDEMNIFICATION PROCEDURES: ENVIRONMENTAL REMEDIATION CLAIMS. An Indemnified Party claiming indemnification under this Agreement for costs and expenses necessary to take corrective action to remediate the assets comprising the Chevron Facilities or the NGC Facilities or Former NGC Facilities, as applicable, resulting from the indemnities provided in ARTICLE 6 (an "ENVIRONMENTAL REMEDIATION CLAIM") shall follow the following procedures to assert and resolve such claims for indemnification:

                  (a) An Indemnified Party claiming indemnification under this Agreement as a result of a Environmental Remediation Claim shall (i) notify the Indemnifying Party of such Environmental Remediation Claim or Claims which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written plan ("CLEAN-UP PLAN") describing in reasonable detail (i) the nature of the Environmental Remediation Claim, (ii) the scope and nature of remedial and clean-up operations proposed to be undertaken by the Indemnified Party to correct the Environmental Remediation Claim and
         (iii) an estimate of the amount of damages attributable to the Environmental Remediation Claim that are covered by ARTICLE 6 and the basis of the Indemnified Party's request for indemnification under this Agreement.

                           Within sixty (60) days after receipt of any Clean-up Plan (the "ENVIRONMENTAL ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this
         SECTION 14.6 with respect to such Environmental Remediation Claim and
         (ii) whether the Indemnifying Party (A) accepts the Clean-up Plan or
         (B) desires to take corrective measures, at its sole cost and expense, to remediate the property associated with the Environmental Remediation Claim.

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            (b) In the event that the Indemnifying Party notifies the
         Indemnified Party within the Environmental Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this ARTICLE 14 and that the Indemnifying Party accepts the Indemnified Party's Clean-up Plan, then the Indemnified Party shall have the right to proceed in remediating the property or properties subject to the Environmental Remediation Claims in accordance with the Clean-up Plan; provided, however, that the Indemnified Party shall use its best efforts to conduct such remedial and clean-up operations in conformity with the Clean-up Plan.

                  (c) In the event that the Indemnifying Party fails to notify the Indemnified Party within the Environmental Election Period regarding the Clean-up Plan, then the Indemnifying Party shall be deemed to have conclusively approved the Clean-up Plan and the costs associated with implementing such plan and the Indemnified Party shall have the right to proceed in remediating the property or properties subject to the Environmental Remediation Claims in accordance with the Clean-up Plan; provided, however, that the Indemnified Party shall use its best efforts to conduct such remedial and clean-up operations in conformity with the Clean-up Plan.

                  (d) Subject to the limitations set forth in SECTION 14.4, the Indemnified Party shall invoice the Indemnifying Party as soon as practicable following the end of a calendar month for any and all out-of-pocket costs and expenses incurred by the Indemnified Party in implementing its Clean-up Plan during such month and the Indemnifying Party shall promptly reimburse the Indemnified Party for any and all such costs and expenses immediately after receipt of such invoice.

                  (e) In the event that the Indemnifying Party notifies the Indemnified Party within the Environmental Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this ARTICLE 14 but desires to take corrective action itself to remediate the property subject to the Environmental Remediation Claim, then the Indemnifying Party shall have the right to assume operations for the remediation of the property and shall take any and all corrective measures, at its sole cost and expense, to remediate such property and the Indemnified Party shall provide the Indemnifying Party at the sole cost, risk and expense of the Indemnifying Party (to the extent necessary) with reasonable access to such property necessary to take any and all appropriate actions and measures to remediate such property in accordance with this SECTION 14.6; provided, however, that in the event that the Indemnifying Party rejects the Clean-up Plan and undertakes to remediate such property, then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party for any and all Losses suffered, incurred or paid by the Indemnified Party arising out of any acts or omissions by the Indemnifying Party in remediating such property pursuant to this
         SECTION 14.6(E), including, without limitation, any failure to fully remediate the condition that was the subject of the Clean-up Plan; and provided further, that the Indemnified Party shall have the right to monitor the progress of the clean-up of the affected property by the Indemnifying Party and shall have access to all personnel of the Indemnifying Party (whether employees, agents or otherwise), records, plans and other information concerning the clean-up of the affected property that the Indemnified Party deems necessary and advisable under the circumstances. If requested by the Indemnifying

                                       78

         Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its experts and agents in conducting any remedial operations on the property subject to the Environmental Remediation Claim.

                  (f) Regardless of whether the Indemnified Party or the Indemnifying Party cleans-up the property that is subject to an Environmental Remediation Claim, each party recognizes and acknowledges that it should use its reasonable best efforts to cooperate with the other party to implement the Clean-up Plan or to otherwise conduct the clean-up operations.

                  (g) Regardless of whether the Indemnified Party or the Indemnifying Party cleans up the property that is subject to the Environmental Remediation Claim, the Indemnifying Party shall only be responsible for Losses or costs of clean-up or remediation that are (i) required to bring such property (as such property is used on the Closing Date) in compliance with the minimum standards imposed by the Environmental and Safety Laws in effect on the Closing Date or (ii) Losses arising from acts or omissions of the Indemnifying Party under paragraph (e) above. NGC agrees, as a predecessor in interest to the Surviving Corporation, that the Surviving Corporation shall use commercially reasonable efforts to complete all Clean-up Plans by the seventh anniversary of the Closing Date, except to the extent that such efforts are not in accordance with good and prudent industry standards or would cause the Surviving Corporation to breach any of its representations, warranties, covenants or agreements under this Agreement.

                  (h) In the event that the Surviving Corporation is expecting to conduct a Clean-up Plan as of August 30, 2003, then the Surviving Corporation shall, as soon as practicable after August 30, 2001, but in any event within 90 calendar days prior to August 30, 2003, provide Chevron with a schedule (the "ENVIRONMENTAL SCHEDULE") setting forth in reasonable detail (i) each Clean-up Plan that it expects to still be conducting on such date by the Surviving Corporation, (ii) an estimate of the amount of time that will be required to complete each such Clean-up Plan, (iii) what measures, if any, could be undertaken by the Surviving Corporation to expedite any of such Clean-up Plans, even if such measures are not the most economical or cost efficient measures that can be employed to clean-up or remediate the affected property ("ADDITIONAL MEASURES") and (iv) a reasonable estimate of the additional costs that would be associated with implementing such Additional Measures. In order to expedite any Clean-up Plan, Chevron may request in writing not later than 30 days prior to August 30, 2003,
         (i) that the Surviving Corporation modify such Clean-up Plan by implementing such Additional Measures which are reasonable and appropriate under the circumstances and the Surviving Corporation shall use commercially reasonable efforts to implement such Additional Measures (and the implementation of such measures shall not diminish in any respect Chevron's indemnification obligations hereunder) or (ii) to assume clean-up obligations with respect to an affected property covered by such Clean-up Plan (subject to the provisions of SECTION 14.6(E) above) and, in such event, Chevron may implement such Additional Measures (at Chevron's sole cost and expense) as Chevron deems appropriate under the circumstances. In no event shall any Additional Measures be undertaken by Chevron or the Surviving Corporation, if such Additional Measures would

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         not be as effective in cleaning up or remediating the affected property or would expose their employees or other agents or contractors to increased risk. This paragraph (h) shall in no way diminish Chevron's indemnification obligations under this SECTION 14.6 but shall only provide Chevron with certain limited rights with respect to clean-up operations and remediations being conducted after August 30, 2003 which are covered by the indemnity of this ARTICLE 14.

                  (i) All other environmental claims with regard to the Chevron Facilities or NGC Facilities or Former NGC Facilities that do not involve corrective or remedial operations shall be addressed under
         SECTION 14.5 or SECTION 14.7, as applicable.

         14.7 INDEMNIFICATION PROCEDURES: ABSENCE, LOSS OR IMPAIRMENT OF USE OF PROPERTY. An Indemnified Party claiming indemnification under this Agreement for Losses resulting from a complete or partial absence or loss (or impairment of use) of any property or asset ("USE CLAIMS"), shall transmit to the Indemnifying Party a written notice (the "USE NOTICE") describing in reasonable detail the nature of the Use Claim, a non-binding estimate of the Loss attributable to such Use Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Use Notice that the Indemnifying Party disputes such Use Claim, the Use Claim specified by the Indemnified Party in the Indemnity Notice shall be deemed to be an admission of liability of the Indemnifying Party hereunder in at least the amount specified in the Indemnity Notice. If the Indemnifying Party has timely disputed the validity or amount of such Use Claim, as provided above, then the parties shall attempt to resolve through any manner that they deem reasonable under the circumstances, failing which the Indemnified Party may institute appropriate legal action. Payments of all amounts owing by the Indemnifying Party with respect to any Use Claim shall be made within thirty (30) days after the later of (i) the expiration of the sixty-day (60-day) Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                                   ARTICLE 15

                              POST-CLOSING MATTERS

         15.1 CORPORATE NAMES. NGC expressly acknowledges and agrees that the name "Chevron," and any derivation thereof shall not constitute a Contributed Asset and shall remain the exclusive property of Chevron. Neither NGC nor any Affiliate of NGC shall, in any way, infringe upon Chevron's use or rights to such name (and any derivation thereof). Within six months after Closing, NGC shall remove all trademarks and tradenames containing the name Chevron or the Chevron logo from any of the assets or properties comprising the Contributed Businesses. Chevron expressly acknowledges and agrees that the name "Warren Petroleum Company" and any derivation thereof constitutes a part of Contributed Businesses and shall become the exclusive property of the Surviving Corporation upon consummation of the transactions contemplated hereby. Neither Chevron nor any Affiliate of Chevron (except Newco or the Surviving Corporation or its Subsidiaries) shall, in any way, infringe upon Surviving Corporation's use or rights to such name (and any derivation thereof).


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         15.2 OPTIONS. NGC and the Surviving Corporation shall, in accordance with the procedures set forth in Paragraph IX(d) of the NGC Corporation EEP,
Section 13 of the NGC Option Plan and Section 3(a) of the Warrant, cause the number and class of shares of NGC Corporation Stock covered by each Option outstanding as of the Effective Time to be amended so that immediately after the Effective Time such Option shall cover the same number and class of shares of Surviving Corporation Common Stock to which the holder of such Option would have been entitled pursuant to the terms of this Agreement if, immediately prior to the Effective Time, such holder had been the holder of record of the number of shares of NGC Corporation Stock then covered by such Option.

         15.3     DEFINITIVE CONSIDERATION ADJUSTMENT.

                  (a) As promptly as practicable but in no event later than 90 calendar days after the Closing Date, Chevron shall deliver to Surviving Corporation (after consultation with Surviving Corporation), a schedule (the "PRELIMINARY ADJUSTMENT SCHEDULE") setting forth in reasonable detail the calculation of the actual Consideration Adjustments contemplated by paragraphs (a) through (h) of SECTION 2.3, but shall use the actual values and quantities on the Closing Date for the calculations to be made at Closing pursuant to the applicable provisions of SECTION 2.3 and shall use the same procedures included in
         SECTION 2.3(H) for the calculation relating to the Contributed Warren Business provided in such section. In the event NGC and Chevron shall have reached agreement as to the Agreed Value of a Retained Asset for which a Minimum Value was used for purposes of SECTION 2.4 or pursuant to the provisions of SECTION 15.4, then such adjustments shall also be made in the Preliminary Adjustment Schedule.

                  (b) The Preliminary Adjustment Schedule shall be subject to review by Surviving Corporation. In reviewing the Preliminary Adjustment Schedule, Surviving Corporation shall have the right to communicate with, and to review the work papers, schedules, memoranda and other documents prepared or reviewed by Chevron during the preparation of the Preliminary Adjustment Schedule (including, without limitation, the income statements used to derive net income and depreciation and amortization included therein) and thereafter shall have access to all relevant employees of Chevron and to all relevant books and records, all to the extent reasonably required by Surviving Corporation in order to complete its review of the Preliminary Adjustment Schedule. Within 60 calendar days after its receipt of the Preliminary Adjustment Schedule, Surviving Corporation shall advise Chevron whether, based on such review, it has any exceptions to the Preliminary Adjustment Schedule. Unless Surviving Corporation shall deliver to Chevron within such 30 calendar day period a letter specifying in reasonable detail any such exceptions, the Preliminary Adjustment Schedule shall be conclusive and binding on Chevron and the Surviving Corporation. If Surviving Corporation shall submit a letter detailing any exceptions to the Preliminary Exception Schedule, then the Surviving Corporation and Chevron shall mutually agree on which exceptions shall result in adjustments to the Preliminary Consideration Adjustment. The "DEFINITIVE CONSIDERATION ADJUSTMENT" shall mean the Preliminary Consideration Adjustment, with any adjustment required by the immediately preceding sentence.


                                       81

                           (c)(i) If the Definitive Consideration Adjustment is
                  greater than the Estimated Consideration Adjustment, Chevron shall pay the Surviving Corporation the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding the payment date.

                           (ii) If the Definitive Consideration Adjustment is
                  less than the Estimated Consideration Adjustment, the Surviving Corporation shall pay Chevron the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding the payment date.

                           (iii) Any payment required by paragraph (a) or (b) of
                  this SECTION 15.3 shall be made on the third Business Day after the Definitive Consideration Adjustment is determined via wire transfer to an account designated by the party to whom the payment is owed. Such account shall be designated by such party on the date the Definitive Consideration Adjustment is made.

         15.4 TRANSFERS OF RETAINED ASSETS DURING THE INTERIM PERIOD. During the period commencing on the Closing Date and continuing through and including the first anniversary thereof (the "INTERIM PERIOD"), Chevron shall use its best efforts to transfer to the Surviving Corporation any Retained Asset or reasonably equivalent economic value therefor that is reasonably acceptable to the Surviving Corporation. In the event that Chevron is able to transfer the Retained Asset to the Surviving Corporation during the Interim Period, the Surviving Corporation shall make a cash payment to Chevron equal to (i) the sum of the Minimum Value or Agreed Value (as the case may be) of the Retained Asset plus interest thereon at a rate of 6% per annum from the Closing Date through and including the date on which the Retained Asset is transferred to the Surviving Corporation, LESS (ii) any net operating cash flow attributable to such Retained Asset during such period. Any payment made by the Surviving Corporation pursuant to this SECTION 15.4 shall be made on the third Business Day after the Retained Asset is transferred to the Surviving Corporation and shall be made to a bank account designated by Chevron in writing no later than the date on which such asset is transferred.

         15.5     FINAL ADJUSTMENT FOR RETAINED ASSETS.

                  (a) If NGC and Chevron shall have disagreed as to the fair value of a Retained Asset pursuant to SECTION 2.4 and such asset was not transferred during the Interim Period or the value of such asset was not resolved pursuant to SECTION 15.3, then within five Business Days after the first anniversary of the Closing Date, the Surviving Corporation shall refer the matter for resolution by an investment banking firm without a conflict of interest (the "INDEPENDENT VALUE EXPERT") to be selected by Lehman Brothers and Goldman Sachs (the "VALUE EXPERTS") in accordance with the provisions of this SECTION 15.5, by giving notice to Chevron of its election to do so. If the Surviving Corporation fails to provide Chevron with proper notice under this SECTION 15.5, then the Minimum Value shall be conclusively deemed to be the fair value of the Retained Asset and shall be final and binding on the parties.

                  (b) Within ten Business Days after referring a matter to the Value Experts in accordance with paragraph (a) of this SECTION 15.5, the Value Experts shall select the Independent Value Expert. Within five Business Days thereafter, each party shall deliver to the other party and to the Independent Value Expert a notice setting forth in reasonable detail the fair value such party ascribes to each Retained Asset and the basis of such valuation (the "DECISION NOTICE"). Within five Business Days after receiving the Decision Notices, the Independent Value Expert shall choose the fair value of the Retained Asset as set forth in one party's Decision Notice and shall be in no way empowered to choose a different value. The Independent Value Expert shall adopt the Decision Notice that, in the best judgment of such Independent Value Expert, is the closer of the two Decision Notices to the fair value of the Retained Asset. In making such determination the Independent Value Expert shall apply the valuation principles utilized by the parties in connection with the transactions contemplated by this Agreement.

                  (c) The decision of the Independent Value Expert shall be in writing and shall be final and binding upon the parties, and may be entered in any court of competent jurisdiction upon the application of either party. If applicable, the expenses of the Independent Value Expert shall be borne by the party whose Decision Notice is not chosen. Each party shall bear the costs of its own counsel, witnesses (if any) and employees.

                  (d)(i) If the Minimum Value is less than the value chosen by the Independent Expert with respect to such Retained Asset (the "DEFINITIVE VALUE"), Chevron shall pay the Surviving Corporation the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding the payment date.

                  (ii) If the Minimum Value is greater than the Definitive Value, the Surviving Corporation shall pay Chevron the difference, together with interest thereon at a rate of 6% per annum during the period commencing on the Closing Date and continuing through and including the day preceding the payment date.

                  (iii) Any payment required by this SECTION 15.5 shall be made on the third Business Day after the Definitive Value is determined via wire transfer to an account designated by the party to whom the payment is owed. Such account shall be designated by such party on the date the Definitive Value is established.

         15.6     ADJUSTMENT REGARDING LONDON OPERATIONS.

                  (a) Chevron agrees, as a contingent reduction to the Consideration due to Chevron hereunder, that if the London Earnings for the 1997, 1998 and 1999 calendar years (the "OPERATIVE YEARS"), shall equal at least a total of $54 million, as reflected in the calculations contained in a notice sent by Surviving Corporation to Chevron (the "LONDON NOTICE"), Chevron shall pay to Surviving Corporation, as an additional adjustment to the Consideration payable hereunder, the sum of $33 million plus an amount equal to interest on such sum from the Closing Date to the date of payment at

                                       83

         a rate of 6% per annum, compounded semi-annually. If the London Earnings for the Operative Years are less than $30 million, there shall be no payment under this section. If the London Earnings for the Operative Years are more than $30 million but less than $54 million (as reflected in the London Notice), Chevron shall pay to Surviving Corporation an amount determined by multiplying $33 million by a fraction, the numerator of which shall be the total London Earnings for the Operative Years in excess of $30 million and the denominator of which shall be $24 million, plus an amount equal to interest on such sum from the Closing Date to the date of payment at a rate of 6% per annum, compounded semi-annually. As used herein, the term "London Earnings" shall mean the amounts contributed to NGC's net income from the London Operations determined on a basis consistent with generally accepted accounting principles (including reductions for the effect of any appropriate income taxes); provided, however, that such earnings shall exclude all earnings (a) derived from or attributable to the presently existing contracts comprising a part of the Contributed Warren Business, (b) attributable to any interest in Accord in addition to NGC's present 49% interest therein, (c) attributable to contributions made by NGC to Accord or NGC International (other than the return of earnings distributed after the Closing by Accord or NGC International to NGC plus an amount equal to interest thereon at 6% per annum from the time of such distribution to the time of such return) and (d) derived from or attributable to any project, whether an acquisition of properties or a project requiring capital expenditures, which is financed with funds other than internal cash of Accord, NGC International and their respective Subsidiaries (i) to the extent the amount so financed exceeds 50% of the total cost of such project (in which case, London Earnings shall be adjusted by the decreasing the earnings derived from such project by multiplying such earnings by a fraction, the numerator of which shall be 50 and the denominator of which shall be the percentage to which such project has been financed), or (ii) if there are guarantees given or collateral supplied in connection with such financing by parties other than Accord, NGC International and their respective subsidiaries. In addition, earnings from acquisitions or capital investments shall constitute London Earnings only to the extent such expenditures are made to facilitate the application and leverage of NGC's core competencies and sources of competitive advantage related to marketing and trading energy commodity products and services. For purposes of this provision, NGC's international investment philosophy generally will be to minimize its equity participation and capital projects consistent with establishing a sufficient position to optimize its trading and marketing businesses. Chevron shall have a period of 90 days after any such London Notice to audit the calculation of the adjustments contemplated hereunder. The payment of the amounts due with respect to the London Notice shall be made within 15 days after the expiration of such ninety day period.

                  (b) If Chevron does not agree with the computation of payment due regarding London Earnings, it shall promptly provide notice to a Surviving Corporation, and in any event prior to the expiration of such 90 days period set forth in paragraph (a) above. The Parties shall thereafter negotiate in a good faith attempt to resolve their differences. If the Parties are unable to resolve such differences, either Party may elect to refer the matter for resolution by an Arbitrator, who shall be a partner reasonably acceptable to each Party of a nationally recognized accounting firm without a conflict of interest. If the Parties are unable to agree on an Arbitrator under the provisions of the preceding

                                       84

         sentence within 90 additional days after the expiration of such 90 day period, either Party may file an action in a court of law seeking judicial resolution of such dispute.

         15.7     INSURANCE.

                           (a) Chevron, Newco and NGC acknowledge that Chevron
                  Corporation has maintained worldwide programs of property and liability insurance coverage for itself and its Affiliates, including with respect to the Contributed Businesses and the Contributed West Texas LPG Pipeline Business. Such programs have been designed to achieve a cost-effective, coordinated risk-management package for the entire corporate group. All of the insurance policies through which such worldwide programs of coverage are presently or have previously been provided are herein called the "CHEVRON CORPORATION POLICIES."

                           (b) It is the understanding and intention of Chevron,
                  Newco and NGC that subject to SECTION 15.7(D) below:

                           (i) from and after the Closing, no insurance coverage
                  shall be provided under the Chevron Corporation Policies relating to the Contributed Businesses and the Contributed West Texas LPG Pipeline Business; and

                                    (ii) from and after the Closing, no claims
                           regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made against or with respect to the Chevron Corporation Policies by the Surviving Corporation.

                           (c) Subject to SECTION 15.7(D) below, Newco, NGC and
                  the Surviving Corporation, on behalf of itself, its successors and assigns, hereby releases, to the extent permitted by applicable law, Chevron and its Affiliates from any claim made after the Closing against or with respect to any of the Chevron Corporation Policies by or through Newco, NGC or the Surviving Corporation. Such release shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payment or prospective premium increases attributable to any such claim.

                           (d) Nothing contained in the foregoing provision of
                  this SECTION 15.7 shall in any way limit, impair or constitute a release or discharge of any right of Surviving Corporation or obligation of Chevron with respect to any representation, warranty, covenant, agreement, indemnity or other obligation of Chevron contained in this Agreement (regardless of whether the same was, is or may be covered by any insurance described herein), all of which rights and obligations shall continue in full force and effect notwithstanding any other provision of this SECTION 15.7.

                           (e) To the best of Chevron's knowledge, neither
                  Chevron nor any prior owner of Warren Petroleum Company, or any of the assets comprising Warren

                                       85


                  Petroleum Company, has purchased Third Party Insurance Policies specifically covering Warren Petroleum Company or certain of the assets that comprise Warren Petroleum Company. In the event that Chevron locates or otherwise identifies any such Third Party Insurance Policies, Chevron shall promptly notify the Surviving Corporation and shall use all commercially reasonable efforts to provide the Surviving Corporation with any benefits that Chevron may have under such insurance policies; provided, however, that Surviving Corporation shall reimburse Chevron for any out-of-pocket costs incurred by Chevron in assisting the Surviving Corporation in deriving any such benefits; and provided further, that in no event shall Chevron be obligated to provide the Surviving Corporation with any such benefits in the event that such insurance policies cover assets other than the Contributed Warren Business or could be included in a comprehensive settlement that is being contemplated by Chevron as of the date hereof.

         15.8 INDEMNIFICATION PRINCIPLES. NGC acknowledges that upon consummation of the Combination the Surviving Corporation will assume certain indemnification obligations to Chevron hereunder as the successor in interest to NGC after the Combination and that such obligations have been negotiated on the Surviving Corporation's behalf by NGC to provide recourse to Chevron for breaches of representations, warranties and agreements of NGC in lieu of Chevron having such recourse against the stockholders of NGC as of immediately prior to the Closing. Newco, NGC and Chevron agree (i) that the principles of reciprocal indemnification under this Agreement are fair to the stockholders of NGC and to Chevron, and, will be fair, upon consummation of the Combination to the stockholders of the Surviving Corporation and (ii) that the Surviving Corporation should be charged to administer such indemnities impartially. Accordingly NGC and Newco, on their own behalf and as predecessors in interest to the Surviving Corporation, agree with Chevron that, from and after the Closing, the Surviving Corporation shall exercise stewardship of its assets and affairs without regard to the existence, nature or extent of any indemnity to or from Chevron arising under this Agreement, and in this regard, the Surviving Corporation will assume a duty to Chevron that is equal to the duty it owes to its stockholders as a whole; provided however, that the Surviving Corporation may make claims against Chevron to the extent permitted under this Agreement. The Surviving Corporation shall make and keep good records of potential claims for indemnification to or from Chevron, and provide Chevron with access thereto at all times. Newco and NGC, on their own behalf and as predecessors in interest to the Surviving Corporation, further agree with Chevron that neither Newco or NGC nor the Surviving Corporation (upon consummation of the Combination) will induce or persuade a third party or Governmental Entity to bring, or disclose or notify or otherwise bring to the attention of a third party or Governmental Entity, any claim that any such third party or Governmental Entity may have against the Surviving Corporation if such claim would be subject to indemnification by Chevron under this Agreement or the Contribution and Assumption Agreement, except in instances where contractual obligations or duties or applicable law require or obligate the Surviving Corporation to make such disclosure or notification, or, if the Board of Directors of the Surviving Corporation determines in good faith, for reasons unrelated to the provisions of this Agreement, that it would be in the best interest of the Surviving Corporation to do so.

         15.9 ASSUMPTION OF SENIOR NOTES. As promptly as practicable after the consummation of the Combination, the Surviving Corporation shall take any and all actions necessary to assume

                                       86

(a) the 6-3/4% Senior Notes of NGC due December 15, 2005, and (b) all obligations under the Credit Agreement dated as of March 14, 1995 by and among NGC, The First National Bank of Chicago, individually and as agent, and the institutions which are parties thereto.

         15.10 REGISTRATION OF CERTAIN SECURITIES. If the issuance of the shares of Newco Common Stock issued to the PEP Individuals in connection with the Merger is not registered under the Securities Act pursuant to the registration statement including the Definitive Information Statement/Prospectus, as soon as practicable after the Effective Time the Surviving Corporation shall file a registration statement on the appropriate form to register such shares for resale under the Securities Act and shall make such other state blue sky filings as are necessary to register such shares, in each case in accordance with the Registration Rights Agreement, dated as of October 21, 1994, among NGC (as successor to Trident Holding), British Gas, NOVA and the PEP Individuals.


                                   ARTICLE 16

                               GENERAL PROVISIONS

         16.1 EFFECT OF DUE DILIGENCE. No investigation by any party to this Agreement into the business, operations and condition of any other party shall diminish in any way the effect of any representations or warranties made by such other party in this Agreement or shall relieve such other party of any of its obligations under this Agreement. Notwithstanding the foregoing, neither Chevron nor NGC shall be deemed to be in breach of its representations and warranties contained herein if and to the extent that the other had actual knowledge on the date hereof that any such representation or warranty was inaccurate; provided, however, that such knowledge shall have no effect on any indemnification obligation hereunder (other than for indemnification for the breach of such representation or warranty) in the absence of fraud or bad faith. The parties agree that any item specifically disclosed on any schedule to this Agreement shall be deemed to be disclosed for all purposes of this Agreement, notwithstanding the fact that such item was not disclosed on any other schedule to this Agreement.

         16.2 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns, and no other Person will have any obligations hereunder; provided, however, that no party hereto may assign any of its rights or obligations hereunder without the prior written consent of all other parties hereto.

         16.3 NOTICES. All notices and other communications hereunder shall be deemed given on the date delivered personally or confirmed as received by facsimile, or two business days after mailed by registered or certified mail (return receipt requested) at the number indicated below at the following addresses:

                  (a)      If to NGC, Newco or the Surviving Corporation:

                           Mr. Kenneth E. Randolph
                           Senior Vice President and General Counsel

                                       87


                           NGC Corporation
                           13430 Northwest Freeway, Suite 1200
                           Houston, Texas  77040
                           Facsimile No. (713) 507-6808

                           With a copy to:

                           Mr. Robert B. Allen
                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1700 Pacific Avenue
                           Suite 4100
                           Dallas, Texas  75201-4618
                           Facsimile No. (214) 969-4343

                           Mr. David S. Peterman
                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1900 Pennzoil Place - South Tower
                           711 Louisiana
                           Houston, Texas 77002
                           Facsimile No. (713) 236-0822

                  (b)      If to Chevron or Newco:

                           Chevron U.S.A. Inc.
                           1301 McKinney
                           Houston, Texas  77010
                           Attention:  Mr. David Stevenson
                           Facsimile No: (713) 754-3366

                  With a copy to:

                           Mr. Terry Michael Kee
                           Pillsbury Madison & Sutro LLP
                           235 Montgomery Street
                           San Francisco, California  94104
                           Facsimile No: (415) 983-1200

         16.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         16.5 MISCELLANEOUS. This Agreement and the documents and instruments to which it refers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (other than the Confidentiality Agreement), among any of the parties with respect to the subject matter of this Agreement, including, without limitation, the Exclusivity Agreement dated January 21, 1996 between NGC and Chevron; provided, however, that the

                                                        88

Exclusivity Agreement shall survive to the extent, but only to the extent, that the Exclusivity Agreement modifies, supplements or amends the Confidentiality Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         16.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT
GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

         16.7 NO RECOURSE. Notwithstanding any of the terms or provisions of this Agreement to the contrary, each of the parties hereto agrees that neither it nor any person acting on its behalf may assert any claim or cause or action against any officer or director of any other party hereto in connection with or arising out of this Agreement or any of the transactions contemplated hereby.

         16.8 BULK SALES LAWS. Chevron and NGC hereby waive compliance with all requirements of applicable bulk sales laws.

         16.9 NO REMEDY IN CERTAIN CIRCUMSTANCES. To the extent that a party hereto takes any action pursuant to an order, injunction, decree, judgment or other restraint of a Governmental Entity of competent authority, which is inconsistent with this Agreement or failed to take action consistent with or required under this Agreement, such party shall not incur any liability or obligation unless such party breached its obligations under SECTION 9.3 hereof or did not in good faith use reasonable efforts to resist or object to the imposition or entering of such order, injunction, decree, judgment or other restraint.

         16.10 RECORDING FEES AND SIMILAR COSTS. Chevron and the Surviving Corporation shall each bear one-half of any recording fees and similar costs incurred and imposed upon, or with respect to, the Contributed Businesses to be transferred hereunder.

         16.11 AMENDMENT. This Agreement, to the extent permitted by law, may be amended by the parties to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement; PROVIDED that Section 15.10 may not be amended without the consent of the PEP Individuals.

         16.12 WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. Any waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         16.13 NO THIRD PARTY BENEFICIARIES. Notwithstanding any other provision of this Agreement, except for the PEP Individuals (which are intended beneficiaries only for purposes of SECTIONS 15.10 AND 16.11) and the Chevron Indemnitees or NGC Indemnitees that are not parties hereto, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement or to the Contribution and Assumption Agreement (including, without limitation, any broker or finder or any Prospective Employee or Affected Employee,

                                       89

notwithstanding any provisions to the contrary contained herein), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

         16.14 REAL PROPERTY DISCLOSURES. In connection with the transfer of real property constituting part of the Contributed Businesses or the Contributed West Texas LPG Pipeline Business located in the State of Texas, the Contributing Parties hereby make the disclosures set forth in EXHIBIT 16.14 to this Agreement. NGC and Newco represent that they are aware that the disclosures contained in EXHIBIT 16.14 may be incomplete and agree that Chevron may amend such disclosures from time to time prior to Closing to comply with disclosure generally applicable to the transfer of real estate in the state of Texas ("GENERAL DISCLOSURES"). NGC and Newco further waive any rights they may have arising out of the incompleteness of any General Disclosure given in this Agreement or the Contribution and Assumption Agreement or the failure to give any additional General Disclosure required to be given by and state or local law, statute or ordinance including, but not limited to, Section 230.005 of the Texas Local Government Code, Section 257.004 of the Texas Transportation Code,
Section 61.025 of the Texas Natural Resources Code, Section 33.135 of the Texas Natural Resources Code and Section 49.452 of the Texas Water Code. No Uniform Vendor and Purchaser Risk Act enacted by any state in which any part of the real property being transferred hereunder is located, including, without limitation, the Texas Vendor and Purchaser Risk Act in Section 5.007 of the Texas Property Code, shall be applicable with respect to this Agreement, and NGC, Chevron and Newco hereby voluntarily waive the provisions of, and any rights under, any such Vendor and Purchaser Risk Act.

         16.15 WAIVER OF CONSUMER RIGHTS. EACH OF NGC, NEWCO, AND CHEVRON HEREBY WAIVES ITS RESPECTIVE RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW WHICH GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, EACH OF NGC, NEWCO AND CHEVRON VOLUNTARILY CONSENT TO THIS WAIVER. EACH OF NGC AND NEWCO REPRESENTS AND WARRANTS TO CHEVRON AND CHEVRON WARRANTS TO NGC AND NEWCO, THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, THAT IT IS REPRESENTED BY LEGAL COUNSEL IN SEEKING OR ACQUIRING THE GOODS OR SERVICES HEREUNDER, AND THAT ITS LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY THE OTHER PARTIES OR AN AGENT OF SUCH OTHER PARTIES.

           (The remainder of this page is intentionally left blank)

                                       90


         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be signed as of the date first above written by its duly authorized officer.




                                                     NGC CORPORATION



                                                     By:
                                                        Printed Name:
                                                        Title:


                                                     CHEVRON U.S.A. INC.



                                                     By:
                                                        Printed Name:
                                                        Title:


                                                     MIDSTREAM COMBINATION CORP.



                                                     By:
                                                        Printed Name:
                                                        Title: